Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

PFIZER INC.,

ALLERGAN PLC

and

WATSON MERGER SUB INC.

Dated as of

November 22, 2015

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 22, 2015, is by and among Pfizer Inc., a Delaware corporation (the “Company”), Allergan plc, an Irish public limited company (“Parent”), Watson Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the other party that is a signatory hereto. All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties wish to effect a business combination through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation in the merger (the “Merger”);

WHEREAS, in connection with the Merger, each outstanding share of common stock, par value $0.05 per share, of the Company (the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Company Shares to be cancelled in accordance with Section 2.1(c), (ii) any Dissenting Shares and (iii) Company Shares owned by any of the Company Subsidiaries immediately prior to the Effective Time) shall be cancelled and converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has determined that this Agreement and the transactions contemplated hereby, including the Merger (the “Transactions”), are advisable and fair to, and in the best interests of, the Company and its stockholders;

WHEREAS, the Company Board of Directors has adopted resolutions approving the execution of this Agreement and the consummation of the Transactions, including the Merger, and the Company Board of Directors has directed that the adoption of this Agreement be submitted for consideration at the Company Special Meeting, and has resolved to recommend that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”) pursuant to the DGCL;

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has adopted resolutions approving the execution of this Agreement and the consummation of the Transactions, including the Parent Share Issuance and the Parent Corporate Amendments, and the Parent Board of Directors has directed that the Parent Share Issuance and the Parent Corporate Amendments be submitted for consideration at the Parent Special Meeting, and has resolved to recommend that Parent’s shareholders vote to approve the Parent Share Issuance and the Parent Corporate Amendments (the “Parent Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has approved this Agreement and determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder;

WHEREAS, for United States federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be, and is hereby adopted as, a plan of reorganization within the meaning of Section 368 of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a direct wholly owned subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, on the business day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date”.

Section 1.3 Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the DSOS as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective on the date and time of the filing of the Certificate of Merger or, if agreed by Parent and the Company in writing, such later time and date as specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

Section 1.4 Governing Documents. At the Effective Time, the certificate of incorporation and the bylaws of Merger Sub shall be amended and restated in the forms attached hereto as Exhibit A1 and Exhibit A2, respectively, which shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.5 Officers and Directors of the Surviving Corporation. From and after the Effective Time, the persons listed on Section 1.5 of the Company Disclosure Letter shall be the initial directors of the Surviving Corporation (unless otherwise agreed in writing by the Company and Parent), and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Corporation, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1 Treatment of Capital Stock.

(a) Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Merger Sub, subject to Section 2.1(e) and any applicable withholding Tax, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) Company Shares to be cancelled in accordance with Section 2.1(c), (y) any Dissenting Shares and (z) Company Shares owned by any of the Company Subsidiaries immediately prior to the Effective Time) shall be cancelled and in consideration of which the holder thereof shall have the right to receive the following (the “Common Stock Merger Consideration”): (i) in the case of a Company Share with respect to which an election to receive Parent Shares (a “Share Election”) has been properly made and not revoked or lost pursuant to Section 2.7 (each, a “Share Electing Share”), one (1) (the “Exchange Ratio”) validly issued, fully paid and nonassessable Parent Share (the “Share Consideration”), or (ii) in the case of a Company Share with respect to which an election to receive cash (a “Cash Election”) has been properly made and not revoked or lost pursuant to Section 2.7 (each, a “Cash Electing Share”), the Per Share Cash Amount in cash, without interest (the “Cash Consideration”), in each case subject to Section 2.8. Any Company Share with respect to which neither a Share Election nor a Cash Election has been properly made and not revoked or lost pursuant to Section 2.7 shall be deemed to be a Share Electing Share. The “Per Share Cash Amount” shall mean the Company VWAP for the trading day immediately preceding the Effective Time. The Parties agree that the Exchange Ratio and the Common Stock Merger Consideration take into account the effects of the Parent Share Split. From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration therefor upon the surrender of such Company Shares in accordance with Section 2.2, including the right to receive, pursuant to Section 2.5, the Fractional Share Consideration, together with the amounts, if any, payable pursuant to Section 2.2(f).

(b) Company Preferred Shares. Each Company Preferred Share issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into the number of Company Shares into which such Company Preferred Share could have been converted at such time in accordance with the Certificate of Designations for such Company Preferred Shares; provided that with respect to any Company Preferred Share that has elected to receive the liquidation preference plus accrued and unpaid dividends in accordance with the Certificate of Designations for such Company Preferred Share, each such share shall be cancelled and converted into the liquidation preference thereof plus accrued and unpaid dividends as of the Effective Time (the “Preferred Stock Merger Consideration” and together with the Common Stock Merger Consideration, the “Merger Consideration”). From and after the Effective Time, all such Company Preferred Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Preferred Share shall cease to have any rights with respect thereto, except the right to receive (i) the Common Stock Merger Consideration in respect of the Company Shares into which such Company Preferred Shares were converted, if immediately prior to the Effective Time, such Company Preferred Shares were so converted in accordance with the Certificate of Designations for such Company Preferred Shares, or (ii) to the extent elected, the Preferred Stock Merger Consideration therefor, in each case, upon the surrender of such Company Shares or Company Preferred Shares, as applicable, in accordance with Section 2.2, including the right to receive, pursuant to Section 2.5, the Fractional Share Consideration, together with the amounts, if any, payable pursuant to Section 2.2(f).

(c) Cancellation of Company Common Stock. At the Effective Time, all Company Shares owned by the Company, Parent or Merger Sub shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Treatment of Merger Sub Common Stock and Company Common Stock Owned by Company Subsidiaries. At the Effective Time, without any further action on the part of the Parties or any of their respective shareholders, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time and all rights in respect thereof, shall be cancelled and, in exchange for the cancellation of such shares of Merger Sub common stock and the funding of the aggregate Merger Consideration by Parent, the Surviving Corporation shall issue an equivalent number of fully paid and nonasssessable shares of common stock of the Surviving Corporation, which number shall represent an ownership percentage of Parent in the Surviving Corporation immediately following the Effective Time that shall equal the aggregate ownership percentage of all stockholders of the Company (other than the Company Subsidiaries) in the Company immediately prior to the Effective Time. At the Effective Time, each share of Company Common Stock owned by any of the Company Subsidiaries immediately prior to the Effective Time shall be converted into and become such number of fully paid and nonassessable shares of common stock of the Surviving Corporation such that the ownership percentage of any such Company Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Company Subsidiary in the Company immediately prior to the Effective Time. The shares described in this Section 2.1(d) shall constitute the only outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time.

(e) Adjustment to Merger Consideration. The Exchange Ratio and the Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend, any dividend or distribution of securities convertible into Company Common Stock or Parent Shares, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or Parent Shares outstanding after the date hereof and prior to the Effective Time (in each case, other than the Parent Share Split).

Section 2.2 Surrender and Payment.

(a) Exchange Fund; Investment of Exchange Fund. Prior to the Effective Time, Parent or Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Shares issuable pursuant to Section 2.1(a) and Section 2.1(b) in book-entry form and cash in immediately available funds in an amount sufficient to pay the aggregate Merger Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay any dividends or other distributions on Parent Shares under Section 2.2(f) (such evidence of book-entry Parent Shares, together with any such cash amounts, the “Exchange Fund”). In the event that the Exchange Fund shall be insufficient to pay the Fractional Share Consideration and any dividends or other distributions on Parent Shares under Section 2.2(f), Parent shall promptly deposit with the Exchange Agent additional funds in an amount which is equal to the deficiency in order to permit the Exchange Agent to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration, and any amounts payable in respect of dividends or other distributions on Parent Shares in accordance with Section 2.2(f), out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by mutual agreement of Parent and the Company; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares entitled to receive such amounts pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to Parent on the earlier of (A) one (1) year after the Effective Time or (B) the full payment of the Exchange Fund.

(b) Procedures for Surrender. As soon as reasonably practicable after the Effective Time, but in no event more than three (3) business days following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares or Company Preferred Shares (the “Certificates”) or non-certificated Company Shares or non-certificated Company Preferred Shares represented by book-entry shares (“Book-Entry Shares”) and whose Company Shares or Company Preferred Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form as Parent and the Company agree prior to the Effective Time and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration into which such Company Shares or Company Preferred Shares have been converted pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on Parent Shares in accordance with Section 2.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article II, any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.5, and any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Shares in accordance with Section 2.2(f) for each Company Share and Company Preferred Share formerly represented by such Certificate or Book-Entry Share, to be mailed within three (3) business days following the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on Parent Shares in accordance with Section 2.2(f), without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares or Company Preferred Shares on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares or Company Preferred Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on Parent Shares in accordance with Section 2.2(f), payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on Parent Shares in accordance with Section 2.2(f).

(f) Dividends or Distributions with Respect to Parent Shares. No dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the Parent Shares issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Shares.

Section 2.3 Treatment of Company Equity Awards and Company Deferred Awards.

(a) Company Stock Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock granted under any Company Equity Plan (each, a “Company Stock Option”), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time shall be assumed by Parent and shall be converted into an option (a “Parent Stock Option”) to acquire (i) that number of whole Parent Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to such Company Stock Option as of immediately prior to the Effective Time by (B) the Exchange Ratio, (ii) at an exercise price per Parent Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock of such Company Stock Option by (B) the Exchange Ratio; provided, however, that each such Company Stock Option which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the foregoing in a manner consistent with the requirements of Section 424 of the Code. The Parties intend that the adjustments in this Section 2.3(a) are in accordance with Treasury Regulation Section 1.409A-1(B)(5)(v)(D) and will not subject any Company Stock Option to Section 409A of the Code. Except as otherwise provided in this Section 2.3(a), each such Company Stock Option assumed and converted into a Parent Stock Option pursuant to this Section 2.3(a) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Stock Option as of immediately prior to the Effective Time.

(b) Company TSRU Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each award of total shareholder return units denominated with respect to shares of Company Common Stock granted under any Company Equity Plan (each, a “Company TSRU Award”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall be assumed by Parent and shall be converted into an award of total shareholder return units (a “Parent TSRU Award”) denominated with respect to (i) that number of whole Parent Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to such Company TSRU Award as of immediately prior to the Effective Time by (B) the Exchange Ratio, (ii) at a grant price per Parent Share (rounded to the nearest whole cent) equal to the quotient obtained by dividing (A) the grant price per share of Company Common Stock of such Company TSRU Award by (B) the Exchange Ratio. Except as otherwise provided in this Section 2.3(b), each such Company TSRU Award assumed and converted into a Parent TSRU Award pursuant to this Section 2.3(b) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company TSRU Award as of immediately prior to the Effective Time.

(c) Company RSU Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each award of time-based restricted stock units that corresponds to a number of shares of Company Common Stock granted under a Company Equity Plan (each, a “Company RSU Award”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time, shall be assumed by Parent and shall be converted into a restricted stock unit award corresponding to Parent Shares (each, a “Parent RSU Award”) with respect to a number of Parent Shares (rounded to the nearest whole share)

equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Company RSU Award as of immediately prior to the Effective Time by (ii) the Exchange Ratio. Except as otherwise provided in this Section 2.3(c), each Company RSU Award assumed and converted into a Parent RSU Award pursuant to this Section 2.3(c) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU Award as of immediately prior to the Effective Time.

(d) Company PSU Awards. As of the Effective Time, each award of restricted shares or restricted stock units that corresponds to a number of shares of Company Common Stock, that is subject to performance-based vesting conditions (including any performance share award or portfolio performance share award but excluding any Company TSRU Award), and that was granted under a Company Equity Plan (each, a “Company PSU Award”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into a performance-based restricted share or restricted stock unit award corresponding to Parent Shares (each a “Parent PSU Award”) with respect to a number of Parent Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Company PSU Award as of immediately prior to the Effective Time by (ii) the Exchange Ratio. Except as otherwise provided in this Section 2.3(d), each Company PSU Award that is assumed and converted into a Parent PSU Award pursuant to this Section 2.3(d) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company PSU Award as of immediately prior to the Effective Time.

(e) Company Deferred Awards. As of the Effective Time, each stock unit (excluding any Company Equity Award) that is deemed invested in shares of Company Common Stock as of immediately prior to the Effective Time under the Company Deferred Compensation Plans (the “Company Deferred Awards”) shall, by virtue of the Merger and without any action on the part of the holders thereof, be deemed to be invested in Parent Shares, with the number of Parent Shares subject to the Company Deferred Awards in a participant’s account under each Company Deferred Compensation Plan as of the Effective Time to be equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Company Deferred Awards as of immediately prior to the Effective Time, by (ii) the Exchange Ratio. Following the Effective Time, the Company Deferred Compensation Plans will otherwise continue to have the same terms, including payment terms and investment options, that were applicable immediately prior to the Effective Time, with the Company Common Stock fund to be replaced with a Parent Shares fund.

(f) Company Actions. Parent and the Company hereby acknowledge that a “change in control” (or similar phrase) within the meaning of the Company’s 2014 Stock Plan, 2004 Stock Plan and 2001 Stock and Incentive Plan will occur or will be deemed to occur at the Effective Time for the purposes of such Company Equity Plan. Prior to the Effective Time, the Company shall pass resolutions, provide any notices, obtain any consents, make any amendments to the Company Equity Plans or Company Equity Awards and take such other actions as are necessary to provide for the treatment of the Company Stock Options, Company TSRU Awards, Company RSU Awards and Company PSU Awards (collectively, the “Company Equity Awards”) as contemplated by this Section 2.3. Prior to the Effective Time, the Company shall pass resolutions, provide any notices, obtain any consents, make any amendments to the Company Deferred Compensation Plans and take such other actions as are necessary to provide for the treatment of the Company Deferred Awards as contemplated by this Section 2.3.

(g) Plans and Awards Assumed by Parent. At the Effective Time, Parent shall assume all rights and obligations in respect of each Company Equity Plan and Company Deferred Compensation Plan, including each outstanding Company Equity Award and Company Deferred Award, and will be able to grant stock awards, to the extent permissible by applicable Law under the terms of the Company Equity Plans if Parent elects to assume the share reserves of such Company Equity Plans as of the Effective Time, except that: (i) stock covered by such awards shall be Parent Shares; (ii) all references in such Company Equity Plan to a number of shares of Company Common Stock shall be amended or deemed amended to refer instead to a number of Parent Shares determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of Parent Shares; and (iii) the Parent Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof with respect to the administration of such Company Equity Plan.

(h) Parent Actions. Parent and the Company hereby acknowledge that a “change of control” (or similar phrase) within the meaning of any Parent Benefit Plan will occur at the Effective Time for the purposes of such Parent Benefit Plan and for purposes of all outstanding Parent Equity Awards as of the date hereof, the Transactions will trigger the commencement of the relevant protection period under such Parent Equity Awards. Prior to, on or following the Effective Time, Parent may, or may cause the Surviving Corporation to, take such actions as are necessary to provide for the treatment of the Parent Equity Awards in accordance with the terms and conditions provided for in the applicable Parent Equity Plan and the applicable award agreement, including adjustment of any such Parent Equity Award in connection with the Parent Share Split or otherwise and the determination of achievement of any performance-based criteria in a manner consistent with the terms of any such Parent Equity Plan and any applicable award agreement. Parent shall take all corporate action necessary to reserve for issuance a number of authorized but unissued Parent Shares for delivery upon exercise or settlement of the Parent Stock Options, Parent TSRU Awards, Parent RSU Awards and Parent PSU Awards in accordance with this Section 2.3. The Company and Parent shall cooperate in connection with the preparation of registration statements on Form S-8 (or any successor or other appropriate form, including a Form S-1 or Form S-3 in the case of awards held by former employees and service providers of the Company) with respect to the Parent Shares subject to such awards, in order to file such forms effective as of the Effective Time or, in the event the necessary financial information required for such filings is not filed or able to be filed with the SEC as of the Effective Time, as soon as reasonably practicable following the Effective Time. In addition, Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

Section 2.4 Withholding. The Company, Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, any amounts that are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Relevant Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Fractional Shares.

(a) No certificate or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares or upon the effectuation of the Parent Share Split, and such fractional share interests shall not entitle the owner thereof to vote, to dividends or to any other rights in respect of such fractional shares of a shareholder of Parent.

(b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a Parent Share (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder), shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount determined by multiplying (i) the closing price of the Parent Shares reported on the NYSE on the trading day immediately preceding the Closing Date, rounded to the nearest one-hundredth of a cent, by (ii) the fraction of a Parent Share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) to which such holder would otherwise be entitled (the “Fractional Share Consideration”). The Parties acknowledge that payment of cash consideration in lieu of issuing fractional Parent Shares pursuant to this Section 2.5(b) is merely intended to provide a mechanical rounding off and is not a separately bargained-for consideration.

(c) Notwithstanding any other provision of this Agreement, each holder of Parent Shares immediately prior to the effectuation of the Parent Share Split (an “Existing Parent Holder”) who, as a result of the Parent Share Split, will be entitled to receive 11.3 Parent Shares for each Parent Share held prior to the Parent Share Split (the “Share Split Ratio”), shall receive, in lieu of any fraction of a Parent Share an Existing Parent Holder would otherwise have been entitled to receive (after aggregating all shares held by such Existing Parent Holder), an amount of cash (without interest) as determined in accordance with this Section 2.5(c). As promptly as practicable following the Effective Time, Parent’s existing transfer agent or another transfer agent designated by Parent (the “Transfer Agent”) shall determine the aggregate number of Parent Shares in lieu of which Existing Parent Holders would receive cash pursuant to the immediately preceding sentence (such excess being herein referred to as the “Excess Shares”). In order to fund the payment of such cash, as promptly as practicable following the Effective Time, the Transfer Agent, as agent for such Existing Parent Holders, shall sell the Excess Shares at then-prevailing prices on the NYSE, all in the manner provided herein. The sale of the Excess Shares by the Transfer Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to Existing Parent Holders, the Transfer Agent shall hold such proceeds in trust for such Existing Parent Holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to Existing Parent Holders shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Transfer Agent incurred in connection with such sale or sales. The Transfer Agent shall determine the portion of such net proceeds to which each Existing Parent Holder shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such Existing Parent Holder is entitled (after taking into account all Parent Shares held by such Existing Parent Holder immediately prior to the effectuation of the Parent Share Split) and the denominator of which is the aggregate number of Excess Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to Existing Parent Holders with respect to any fractional share interests, the Transfer Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 2.5(c). The Parties acknowledge that payment of cash consideration in lieu of issuing fractional Parent Shares pursuant to this Section 2.5(c) is merely intended to provide a mechanical rounding off and is not a separately bargained-for consideration.

Section 2.6 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Company Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger (or consented thereto in writing) and who is entitled to demand and has properly exercised and perfected his or her demand for appraisal of such Company Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined to be due to such holder of Dissenting Shares pursuant to the procedures set forth in Section 262 of the DGCL; provided, however, that if any such holder fails to perfect or withdraws or loses any such right to appraisal under the DGCL, each such Company Share of such holder shall thereupon be, as of the Effective Time, converted into the right to receive the Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of a Certificate or Book-Entry Share in accordance with Section 2.2. The Company shall give Parent (i) prompt notice of any (A) demands for appraisal of any Company Shares, (B) withdrawals of such demands or (C) other demand, notice or any other instrument delivered to the Company relating to rights to appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect thereto. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demand, notice or instrument.

Section 2.7 Election Procedures. Each holder of record of Company Shares (other than (x) Company Shares to be cancelled in accordance with Section 2.1(c), (y) any Dissenting Shares and (z) Company Shares owned by any of the Company Subsidiaries immediately prior to the Effective Time) or Company Preferred Shares (other than Company Preferred Shares for which the holder thereof has elected to receive the liquidation preference plus accrued and unpaid dividends as provided in Section 2.1(b)) issued and outstanding immediately prior to the Election Deadline (a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election on or prior to the Election Deadline in accordance with the procedures set forth in this Section 2.7.

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.7 (an “Election”) (i) the number of Company Shares owned or, in the case of Company Preferred Shares, to be owned following the cancellation and conversion provided for in Section 2.1(b)(i), by such Holder with respect to which such Holder desires to make a Share Election, (ii) the number of such Company Shares with respect to which such Holder desires to make a Cash Election and (iii) the particular shares for which the Holder desires to make either such election, and the order in which either such election is to apply to any such shares if the election is subject to proration under Section 2.8. Any Holder who wishes to make an Election shall be required to waive all dissenters’ rights in connection with making such Election.

(b) The Company shall prepare a form reasonably acceptable to Parent (the “Form of Election”), which shall be mailed by the Company to Holders so as to permit such Holders to exercise their right to make an Election prior to the Election Deadline.

(c) The Company shall mail or cause to be mailed or delivered, as applicable, the Form of Election to Holders as of the record date for the Company Special Meeting not less than twenty (20) business days prior to the anticipated Election Deadline. The Company shall make available one or more Forms of Election as may reasonably be requested from time to time by all Persons who become Holders during the period following the record date for the Company Special Meeting and prior to the Election Deadline.

(d) Any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by (i) the Certificates, if any, to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company, and (ii) in the case of Book-Entry Shares, any additional documents specified in the procedures set forth in the Form of Election. As used herein, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date of the Company Special Meeting, unless otherwise agreed in advance by the Company and Parent, in which event the Company shall reasonably promptly announce such rescheduled Election Deadline.

(e) Any Holder may, at any time prior to the Election Deadline, change or revoke such Holder’s Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of such Holder’s Certificates, or any documents in respect of Book-Entry Shares, previously deposited with the Exchange Agent. After an Election is validly made with respect to any Company Shares, any subsequent transfer of such shares of Company Shares shall automatically revoke such Election. Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company or Parent that this Agreement has been terminated in accordance with Article VIII. The Exchange Agent shall have reasonable discretion to determine if any Election is not properly made with respect to any Company Shares or Company Preferred Shares (none of the Company, Parent, Merger Sub or the Exchange Agent being under any duty to notify any Company stockholder of any such defect). In the event the Exchange Agent makes such a determination, such Election shall be deemed to be not in effect, and the Company Shares or Company Preferred Shares covered by such Election shall, for purposes hereof, be deemed to be Share Electing Shares, unless a proper Election is thereafter timely made with respect to such shares.

(f) The Company and Parent, in the exercise of their reasonable discretion, shall have the joint right to make all determinations, not inconsistent with the terms of this Agreement and the DGCL, governing the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.8.

Section 2.8 Proration.

(a) Notwithstanding any other provision contained in this Agreement, in no event shall the number of Company Shares (which, for purposes of this Section 2.8, shall include Company Shares to be owned following the cancellation and conversion provided for in Section 2.1(b)(i)) converted into the right to receive the Cash Consideration (i) be less than the Cash Minimum Number or (ii) exceed the Cash Cap Number. The “Cash Minimum Number” shall be equal to the quotient obtained by dividing (A) $6,000,000,000 (the “Minimum Cash Amount”) by (B) the Per Share Cash Amount. The “Cash Cap Number” shall be equal to the quotient obtained by dividing (1) $12,000,000,000 (the “Maximum Cash Amount”) by (2) the Per Share Cash Amount.

(b) If the aggregate number of Cash Electing Shares and Dissenting Shares (such number, the “Cash Election Number”) is greater than or equal to the Cash Minimum Number and less than or equal to the Cash Cap Number, then (i) all Cash Electing Shares shall be converted into the right to receive the Cash Consideration and (ii) all Share Electing Shares shall be converted into the right to receive the Share Consideration.

(c) If the Cash Election Number exceeds the Cash Cap Number, then (i) all Share Electing Shares shall be converted into the right to receive the Share Consideration and (ii) the number of Cash Electing Shares of each holder of Company Shares that shall be converted into the right to receive the Cash Consideration shall be equal to the product obtained by multiplying (A) the number of Cash Electing Shares of such holder by (B) a fraction, the numerator of which is the Cash Cap Number and the denominator of which is the Cash Election Number, rounded to the nearest whole Company Share, with the remaining number of such holder’s Cash Electing Shares being converted into the right to receive the Share Consideration.

(d) If the Cash Election Number is less than the Cash Minimum Number (the amount by which the Cash Minimum Number exceeds the Cash Election Number, the “Shortfall Number”), then (i) all Cash Electing Shares shall be converted into the right to receive the Cash Consideration and (ii) the number of Share Electing Shares of each holder of Company Shares that shall be converted into the right to receive the Cash Consideration shall be equal to the product obtained by multiplying (A) the number of Share Electing Shares of such holder by (B) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the aggregate number of Share Electing Shares, rounded to the nearest whole Company Share, with the remaining number of such holder’s Share Electing Shares being converted into the right to receive the Share Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed or furnished with the SEC since September 30, 2013 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable Section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Company Disclosure Letter shall be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent as set forth below.

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and each Company Subsidiary is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing (with respect to jurisdictions that recognize such concept), or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Company Certificate. The Company Certificate is in full force and effect and the Company is not in violation of the Company Certificate, except for such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 12,000,000,000 shares of Company Common Stock and 27,000,000 shares of preferred stock, no par value (“Company Preferred Shares”). As of November 20, 2015, (the “Company Capitalization Date”), (i) 6,173,503,089 Company Shares were issued (excluding Company Shares held in treasury and Company Shares held by Company Subsidiaries), (ii) 3,002,381,924 Company Shares were held in treasury or held by Company Subsidiaries, (iii) 898,784,878 Company Shares were reserved and available for issuance pursuant to the Company Equity Plans and (iv)

657.99821 Company Preferred Shares were issued or outstanding. All the outstanding Company Shares are, and all Company Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. The liquidation preference of a Company Preferred Share is $40,300. As of the date hereof, there are no accrued and unpaid dividends of the Company Preferred Shares other than amounts accrued and unpaid since the payment of a dividend of $629.6875 per share on October 1, 2015.

(b) All issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of the Company are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Company Permitted Liens.

(c) Except as set forth in Section 3.2(a) and, in the case of clause (ii), as expressly contemplated by Section 3.2 of the Company Disclosure Letter, as of the date hereof: (i) the Company does not have any shares of capital stock issued or outstanding other than the Company Shares that have become outstanding after the Company Capitalization Date, but were reserved for issuance as set forth in Section 3.2(a), (ii) there are no outstanding “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the stock price performance of the Company or any of its Subsidiaries (other than under the Company Equity Plans or Company Deferred Compensation Plans) and (iii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company Subsidiaries is a party obligating the Company or any of the Company Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Subsidiary of the Company); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned by the Company and/or one or more of the Company Subsidiaries.

(d) Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Company Common Stock on any matter.

(e) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock or other equity interest of the Company or any Company Subsidiary.

(f) The Company has delivered or otherwise made available to Parent prior to the date of this Agreement true and complete copies of all Company Equity Plans covering the

Company Equity Awards outstanding as of the date of this Agreement, the forms of all award agreements evidencing such Company Equity Awards (and any other award agreement to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply). Each (i) Company Equity Award was granted in compliance with all applicable Law and all of the terms and conditions of the Company Equity Plan pursuant to which it was issued, (ii) Company Equity Award (if applicable) has an exercise price per Company Share equal to or greater than the fair market value of a Company Share as determined pursuant to the terms of the applicable Company Equity Plan on the date of such grant, (iii) Company Equity Award (if applicable) has a grant date identical to the date on which the Company Board of Directors or compensation committee actually awarded such Company Equity Award, (iv) Company Equity Award qualifies for the Tax and accounting treatment afforded to such award in the Company’s Tax Returns and all Company SEC Documents, respectively, and (v) Company Equity Award (if applicable) does not trigger any liability for the holder thereof under Section 409A of the Code or any similar provision in any other Tax jurisdiction.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject (in the case of the Merger) to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and (in the case of the Merger, except for (i) receipt of the Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the DSOS) no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions. On or prior to the date hereof, the Company Board of Directors has (A) resolved that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, the Company and the Company stockholders, (B) adopted resolutions approving the execution of this Agreement and the consummation of the Transactions, including the Merger, on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DGCL and (C) adopted a resolution to make, subject to Section 5.3, the Company Board Recommendation. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) any applicable requirements of other Antitrust Laws, (vi) the requirement to file the Certificate of Merger with the DSOS, (vii) any applicable requirements of the NYSE, (viii) Irish Prospectus Law and (ix) the matters set forth in Section 3.3(b) of the Company Disclosure Letter, no authorization, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement do not, and, except as described in Section 3.3(b), the consummation of the Transactions and compliance with the provisions hereof will not, (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise right or license binding upon the Company or any of the Company Subsidiaries or result in the creation of any Liens or any other material obligations, losses or grants of rights upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Company Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or any of the organizational documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i), (ii) (with respect to Company Subsidiaries that are not Significant Subsidiaries only) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) Since December 31, 2012 through the date of this Agreement, the Company has filed or furnished all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished prior to the date hereof by it with the SEC (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and the consolidated Company Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United

States Generally Accepted Accounting Principles (“GAAP”) (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s internal controls over financial reporting are effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP and include policies and procedures that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

Section 3.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Company’s unaudited consolidated balance sheet (or the notes thereto) as of September 27, 2015 included in the Company SEC Documents filed or furnished on or prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since September 27, 2015, (c) as expressly permitted or contemplated by this Agreement and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is, or since December 31, 2012 has been, a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 3.7 Compliance with Laws; Permits.

(a) The Company and each Company Subsidiary are in compliance with and are not in default under or in violation of any Laws applicable to the Company, the Company Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since January 1, 2010, the Company and the Company Subsidiaries, and any entity acting on behalf of the Company or the Company Subsidiaries, have at all times conducted their global trade transactions in accordance with all applicable Global Trade Laws, except for that which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and the Company Subsidiaries are in possession of all franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Relevant Authority necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Notwithstanding anything contained in this Section 3.7, no representation or warranty shall be deemed to be made in this Section 3.7 in respect of the matters referenced in Section 3.5, Section 3.13 or Section 3.23, or in respect of environmental, Tax, intellectual property, employee benefits or labor Law matters.

Section 3.8 Environmental Laws and Regulations. Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries (and, to the knowledge of the Company, its former Subsidiaries) are now and have been since December 31, 2012 in compliance with all, and have not since December 31, 2012 violated any, applicable Environmental Laws; (b) no property currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any Company Subsidiary (or, to the knowledge of the Company, any former Company Subsidiary) (including soils, groundwater, surface water, buildings or other structures), or any other location currently or, to the knowledge of the Company, formerly, used by the Company or any Company Subsidiary (or, to the knowledge of the Company, any former Company Subsidiary), is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be Remediated or Removed, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability, in any case by or affecting the Company or any Company Subsidiary or, following the Closing, Parent or any Parent Subsidiary; (c) neither the Company nor any Company Subsidiary (or, to the knowledge of the Company, any former Company Subsidiary) has received since December 31, 2012 any notice, demand letter, claim or request for information alleging that the Company or any Company Subsidiary (or, to the knowledge of the Company, any former Company Subsidiary) may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (d) neither the Company nor any Company Subsidiary (or, to the knowledge of the Company, any former Company Subsidiary) is subject to any order, decree, injunction or agreement with any Relevant Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; (e) the Company and each Company Subsidiary has all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted and all such Environmental Permits are in good standing; and (f) to the knowledge of the Company, there are no other facts, activities, circumstances or conditions in existence as of the execution of this Agreement, including the transportation or arrangement for the treatment, storage, handling, disposal or transportation of any Hazardous Substance at or to any off-site location, that have resulted in, or would be reasonably expected to result in, the Company or any Company Subsidiary incurring any liability or obligation pursuant to any applicable Environmental Law. As used herein, the term “Environmental Laws” means all Laws (including any common law) relating to: (i) the protection, investigation or restoration of the environment or natural resources, (ii) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance or (iii) noise, odor, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (i) related to the environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water) and (ii) based upon (A) any provision of Environmental Laws or (B) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Relevant Authority and includes: fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for (x) clean-up costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) compliance or remedial measures under other Environmental Laws. As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed or otherwise used in rules, regulations, standards, orders, guidelines, directives and publications issued pursuant to, or otherwise in implementation of, said Laws); and any pollutant, chemical or substance that is subject to regulation, control or remediation under any environmental Law, including any petroleum product or by-product, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins. As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material). As used herein, the term “Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA and other comparable Environmental Laws, and whether such activities are those which might be taken by a Relevant Authority or those which a Relevant Authority or any other Person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other Persons under “removal,” “remedial,” or other “response” actions, and “Remediated” and “Removed” have correlative meanings. As used herein, the term “Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Letter contains a true, complete and correct list of each material Company Benefit Plan (excluding any Company Foreign Plans).

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company Benefit Plans has been operated and administered in compliance with its terms and in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (iii) no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or comparable U.S. state law; (iv) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause the Company, its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (v) no Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA; (vi) all contributions or other amounts payable by the Company or its Subsidiaries as of the Effective Time pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP or applicable international accounting standards; (vii) neither the Company nor any Company Subsidiary has engaged in a transaction in connection with which the Company or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code; and (viii) there are no pending, or to the knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would result in a material liability.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code (i) is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, and (ii) has received a favorable determination letter or opinion letter as to its qualification.

(d) Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or its Subsidiaries under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan which is subject to any Law other than U.S. federal, state or local Law (“Company Foreign Plan”) has been administered in compliance in all respects with its terms and operated in compliance in all respects with applicable Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Foreign Plan required to be registered or approved by a non-U.S. Relevant Authority has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Foreign Plan that could reasonably be expected to affect any such approval relating thereto, and neither the Company nor any of the Company Subsidiaries has incurred any liability in connection with the termination of, or withdrawal from, any Company Foreign Plan that is a defined benefit pension plan.

(f) Section 3.9(f) of the Company Disclosure Letter sets forth, with respect to the Company Equity Plans, as of the Company Capitalization Date, (i) the aggregate number of Company Shares that are subject to Company Stock Options, (ii) the aggregate number of Company Shares that are subject to Company PSU Awards (other than Company Restricted Shares), assuming maximum performance, (iii) the aggregate number of Company Shares that are subject to Company TSRU Awards, (iv) the aggregate number of shares that are subject to Company RSU Awards, (v) the aggregate number of Company Shares that are issued as restricted share awards under the Company Equity Plans, assuming maximum performance, if applicable (“Company Restricted Shares”) and (vi) the aggregate number of Company Shares that are subject to Company Deferred Awards that may be settled in Company Common Stock. From the Company Capitalization Date through the date of this Agreement, the Company has not granted, entered into an agreement to grant, or otherwise committed to grant any Company Equity Awards or other equity or equity-based awards that may be settled in Company Common Stock.

Section 3.10 Absence of Certain Changes or Events. Since December 31, 2014 through the date of this Agreement, other than with respect to the Transactions, the businesses of the Company and the Company Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice. Since December 31, 2014, there has not been any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Relevant Authority with respect to the Company or any Company Subsidiary or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of the Company, threatened) against the Company or any

Company Subsidiary or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority to which the Company or any Company Subsidiary is a party or any of their respective properties, rights or assets is subject, which, in the case of clause (a) or (b), have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, neither the Company nor any Company Subsidiary has brought or instituted any claim, action, suit or proceeding against any Person, which is material to the Company and the Company Subsidiaries (taken as a whole).

Section 3.12 Information Supplied. The information relating to the Company and the Company Subsidiaries to be contained in the proxy statement relating to the matters to be submitted to the stockholders of the Company at the Company Special Meeting and the shareholders of Parent at the Parent Special Meeting (such joint proxy materials, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), the registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus will form a part) with respect to the issuance of Parent Shares in the Merger (the “Form S-4”) and any other documents filed or furnished with or to the SEC or pursuant to the Securities Act and the Irish Takeover Rules in each case in connection with the Merger will not, on the date the Joint Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and at the time the Form S-4 is declared effective (and any amendment or supplement thereto) or at the time of the Company Special Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement/Prospectus (other than the portions thereof relating solely to the meeting of the shareholders of Parent) and any related documents will comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. If an Irish Prospectus is required under Irish Prospectus Law, the information relating to the Company and its Subsidiaries to be contained in the Irish Prospectus will not, on the date the Irish Prospectus is first made available to the public in accordance with the Irish Prospectus Regulations, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Joint Proxy Statement/Prospectus, the Form S-4 or (if applicable) the Irish Prospectus which were not supplied by or on behalf of the Company.

Section 3.13 Regulatory Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries holds all Company Permits, including (A) all authorizations and approvals under the United States Food, Drug and Cosmetic Act, as amended (the “FDCA”) (including Sections 505, 510(k) and 515 thereof), the United States Public Health Service Act, as amended (the “PHSA”) and the regulations of the FDA promulgated thereunder and (B) authorizations of any applicable Relevant Authority that are concerned with the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of the Company Products (any such Relevant Authority, a “Company Regulatory Agency”), in each case necessary for the lawful operation of the businesses of the Company or any Company Subsidiary in each jurisdiction in which such Person operates (the “Company Regulatory Permits”); (ii) all such Company Regulatory Permits are valid and in full force and effect; and (iii) the Company is in compliance with the terms of all Company Regulatory Permits.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the businesses of each of the Company and each Company Subsidiary are being conducted in compliance with, and such Persons have appropriate internal controls that are reasonably designed to ensure compliance with, all applicable Laws, including (i) the FDCA (including all applicable registration and listing requirements set forth in Sections 505 and 510 of the FDCA and 21 C.F.R. Parts 207 and 807); (ii) the PHSA; (iii) the Prescription Drug Marketing Act, as amended; (iv) federal Medicare and Medicaid statutes and related state or local statutes; (v) the Patient Protection and Affordable Care Act, as amended (including the Biologics Price Competition and Innovation Act); (vi) the Veterans Healthcare Act; (vii) the Physician Payments Sunshine Act; (viii) the Federal Trade Commission Act, as applicable; (ix) provincial formulary and drug pricing statutes; (viii) any comparable foreign Laws for any of the foregoing; (x) the federal Anti-Kickback Statute, as amended (42 U.S.C. § 1320a-7(b)), Stark Law (42 U.S.C. § 1395nn), False Claims Act, as amended (42 U.S.C. § 1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et. seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, state prescription drug marketing laws, and any comparable federal, state, provincial or local Laws; (xi) state or provincial licensing, disclosure and reporting requirements; (xii) Laws with respect to the protection of personally identifiable information collected or maintained by or on behalf of Parent or the Parent Subsidiaries; (xiii) all applicable Laws analogous to the foregoing in states and all other jurisdictions in which the Company or any Company subsidiary operates or sells or distributes a Company Product or Company Product candidate; and (xiv) the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time (collectively, “Company Healthcare Laws”). Except as set forth in Section 3.13(b) of the Company Disclosure Letter, since December 31, 2012, neither the Company nor any Company Subsidiary has received any written notification or communication from any Company Regulatory Agency, including the FDA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services or any other “notified body” or corresponding Relevant Authority in any jurisdiction, of noncompliance by, or liability of the Company or any Company Subsidiaries under, any Company Healthcare Laws, except where such noncompliance or liability has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as set forth in Section 3.13(c) of the Company Disclosure Letter, neither the Company nor the Company Subsidiaries is subject to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements or consent decrees with or imposed by any Company Regulatory Agency and, to the Company’s knowledge, (i) no such action is currently pending and (ii) the Company has not received written notice that any such action is currently contemplated or proposed.

(d) Except, in each case, for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, all pre-clinical and clinical investigations conducted or sponsored by each of the Company and the Company Subsidiaries are being conducted in compliance with all applicable Company Healthcare Laws, including (i) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) FDA standards for good clinical practice requirements (GCPs) and clinical study submissions, including as set forth in Title 21 parts 50, 54, 56, 312 314, 320, 812 and 814 of the Code of Federal Regulations, (iii) 42 U.S.C. 282(j), (iv) any comparable foreign Laws for any of the foregoing or other Laws regulating the conduct of pre-clinical and clinical investigations and (v) federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information. Except, in each case, for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, since December 31, 2012: (i) no clinical trial conducted by or on behalf of the Company or any Company Subsidiary has been terminated, materially delayed or suspended prior to completion; and (ii) neither the FDA nor any other applicable Relevant Authority or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company or any Company Subsidiary has commenced, or, to the Company’s knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company or any Company Subsidiary.

(e) Since December 31, 2012, neither the Company nor any Company Subsidiary has received any written notice from the FDA (including any inspection reports on Form 483, FDA warning letters or FDA untitled letters) or the EMA or any foreign agency with jurisdiction over the development, marketing, labelling, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drugs which would reasonably be expected to lead to the denial, suspension or revocation of any application or grant for marketing approval or clearance with respect to any Company Product currently pending before or previously approved or cleared by the FDA or such other Company Regulatory Agency, except, in each case, for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f) Since December 31, 2012, all reports, documents, claims, permits, adverse event reports, notices and any biological license, device or drug applications required to be filed, maintained or furnished to the FDA or any other Company Regulatory Agency by the Company and the Company Subsidiaries have been so filed, maintained or furnished in a timely manner, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any Company Subsidiary, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Company Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Company Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any Company Subsidiary, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Company Regulatory Agency to invoke any similar policy.

(g) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any Company Subsidiary, has been (i) disqualified, suspended or debarred for any purpose, or received written notice of action or threat of action with respect to debarment under the provisions of 21 U.S.C. §§ 335a or any equivalent provisions in any other jurisdiction; (ii) excluded under 42 U.S.C. Section 1320a-7 or otherwise from participation in the Medicare program, any state Medicaid program or any other federal healthcare program; or (iii) formally charged with or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law, except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any Company Subsidiary, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(h) As to each Company Product or Company Product candidate subject to the FDCA, the PHSA, the regulations of the FDA promulgated thereunder or similar Law in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of the Company or any of the Company Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each such Company Product or Company Product candidate is being or has been developed, manufactured, stored, distributed and marketed in compliance with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labelling, advertising, storing, promotion, import/export, distribution, provision of samples (PDMA), record keeping, reporting and security. There is no investigation, action or proceeding pending or, to the knowledge of the Company, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Company Product or Company Product candidate by the Company or any of the Company Subsidiaries of any Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Since December 31, 2012, each of the Company and the Company Subsidiaries has neither voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall or any field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product or is currently considering initiating, conducting or issuing any recall of any Company Product, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there are no facts which are reasonably likely to cause, and the Company has not received since December 31, 2012 any written notice from the FDA or any other Company Regulatory Agency regarding, (i) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by the Company or the Company Subsidiaries, (ii) a change in the marketing classification or a material change in the labelling of any such Company Products, (iii) a termination, enjoinment or suspension of the manufacturing, marketing, or distribution of such Company Products, or (iv) a negative change in reimbursement status of a Company Product, that in each case, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) All Tax Returns that are required to be filed by or with respect to the Company or any of the Company Subsidiaries have been timely filed (taking into account any extensions of time within which to file), and all such Tax Returns are true, correct and complete;

(b) The Company and the Company Subsidiaries have, within the time and manner prescribed by applicable Law, paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party (in each case, whether or not shown on any Tax Return), except with respect to matters being contested in good faith through appropriate proceedings or for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and the Company Subsidiaries;

(c) All Taxes due and payable by the Company or any of the Company Subsidiaries have been adequately provided for, in accordance with GAAP, in the financial statements of the Company and its Subsidiaries for all periods ending on or before the date of such financial statements;

(d) During the last three (3) years, no claim has been made in writing by a Tax authority in a jurisdiction where any of the Company or any of the Company Subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction;

(e) Neither the Company nor any Company Subsidiary has been a party to a “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law);

(f) Neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) in the two (2) years prior to the date of this Agreement;

(g) None of the Company or any of the Company Subsidiaries will be required to include a material item of income (or exclude a material item of deduction) in any taxable period beginning after the Effective Time as a result of an installment sale or open transaction disposition made prior to the Effective Time;

(h) There are no Liens for Taxes upon any property or assets of the Company or the Company Subsidiaries, except for Company Permitted Liens;

(i) No Tax authority has asserted, or threatened in writing to assert, a Tax liability (exclusive of interest) in excess of $200 million in connection with an audit or other administrative or court proceeding involving Taxes of the Company or the Company Subsidiaries;

(j) Neither the Company nor any Company Subsidiary is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than (x) an agreement or arrangement solely among the Company and/or the Company Subsidiaries or (y) customary Tax indemnification provisions in ordinary course commercial agreements that are not primarily related to Taxes), or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise;

(k) Neither the Company nor any Company Subsidiary has taken (or agreed to take) any action, or knows of any fact or circumstance in existence as of the execution of this Agreement, that would reasonably be expected to prevent the Merger from qualifying as a reorganization with the meaning of Section 368(a) of the Code; and

(l) Except insofar as Section 3.9 and Section 3.10 relate to Taxes, this Section 3.14 represents the sole and exclusive representations and warranties of the Company and the Company Subsidiaries regarding Tax matters.

Section 3.15 Labor Matters.

(a) The Company and the Company Subsidiaries are in compliance with all applicable Laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including but not limited to the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There is no unfair labor practice charge pending or, to the knowledge of the Company, threatened which if determined adversely to the Company or any of its

Subsidiaries would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to a pending or, to the knowledge of the Company, threatened, labor dispute, strike, slowdown, walkout or work stoppage, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor has the Company or any of its Subsidiaries experienced any such labor dispute, strike, slowdown, walkout or work stoppage in the past three (3) years. Other than the agreements with labor organizations the Company is a party to as of the date hereof, to the knowledge of the Company, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries or to compel the Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization presently being made or threatened, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries, except for those the formation of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as required by applicable Law, the transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Company or any of its Subsidiaries, except for where the failure to obtain any such consent or make any such advance notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16 Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses rights to use, all Intellectual Property used in their respective businesses as currently conducted. With respect to Intellectual Property owned by the Company or the Company Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and/or a Company Subsidiary has good and valid title thereto, free and clear of all Liens, other than Company Permitted Liens, and the Company and/or a Company Subsidiary is or are the sole and exclusive owner or owners thereof. There are no pending or, to the knowledge of the Company, threatened claims against the Company or the Company Subsidiaries by any Person alleging infringement, misappropriation or other violation by the Company or the Company Subsidiaries of such Person’s Intellectual Property, or challenging the scope, validity, ownership or enforceability of any Intellectual Property owned by or, to the knowledge of the Company, to which exclusive rights are granted to the Company or any of the Company Subsidiaries, that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, the conduct of the businesses of the Company and the Company Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person. As of the date hereof, neither the Company nor any Company Subsidiary has made or threatened any claim of, and to the Company’s knowledge there is no, misappropriation, violation or infringement by others of the Company’s or any Company Subsidiary’s rights to or in connection with any Intellectual Property used in their respective businesses, which misappropriation, violation or infringement has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries take reasonable measures to protect the confidentiality of material trade secrets and other material confidential information, owned or provided to them under conditions of confidentiality, including requiring all Persons having access thereto to execute written non-disclosure agreements or otherwise be bound by obligations of confidentiality, and to the knowledge of the Company, there has been no disclosure of any such trade secrets or confidential information of the Company or any of the Company Subsidiaries to any Person, in each case, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17 Real Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Company Subsidiary has good and valid title to all of the real properties and assets reflected in the Company’s consolidated balance sheet as of September 27, 2015 included in the Company SEC Documents filed on or prior to the date hereof (collectively, with respect to real property, the “Company Owned Real Property”) or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for properties and assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than any such Lien (i) for governmental assessments, charges, claims of payment or other Taxes not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (iii) which is disclosed on the Company’s consolidated balance sheet (or the notes thereto) as of September 27, 2015 included in the Company SEC Documents filed on or prior to the date hereof or securing liabilities reflected on such balance sheet, (iv) which was incurred in the ordinary course of business since September 27, 2015 or (v) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of clauses (i) through (v), a “Company Permitted Lien”). As of the date hereof, neither the Company nor any Company Subsidiary has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any Company Owned Real Property, except proceedings which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each material lease, sublease and other agreement under which the Company or any of the Company Subsidiaries uses or occupies, or has the right to use or occupy, any material real property at which the material operations of the Company and the Company Subsidiaries are conducted (collectively, with respect to real property, the “Company Leased Real Property”), is valid, binding and in full force and effect and (ii) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists with respect to any Company Leased Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Company Leased Real Property, free and clear of all Liens, except for the Company Permitted Liens. As of the date hereof, neither the Company nor any Company Subsidiary has received notice of any pending, and, to the knowledge of the Company, there is no threatened, condemnation proceeding with respect to any Company Leased Real Property, except any such proceeding which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.18 Opinions of Financial Advisors. The Company Board of Directors has received an opinion from each of Goldman, Sachs & Co. and Guggenheim Securities, LLC, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the various assumptions and limitations set forth in such opinion, the Common Stock Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to holders of Company Shares (other than Parent and its Affiliates).

Section 3.19 Required Vote of Company Stockholders. The Company Stockholder Approval is the only vote of holders of securities of the Company which is required to consummate the Transactions.

Section 3.20 Material Contracts.

(a) Except for this Agreement or any Contracts filed as exhibits to the Company SEC Documents, Section 3.20 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.20(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 3.20(a), other than the Company Benefit Plans, whether or not set forth on Section 3.20 of the Company Disclosure Letter, being referred to herein as “Company Material Contracts”):

(i) any partnership, joint venture, strategic alliance, collaboration, co-promotion, supply, license or research and development project Contract which is material to the Company and its Subsidiaries, taken as a whole;

(ii) any Contract that prohibits in any material respect the Company or any of its Affiliates from competing in any line of business, therapeutic, diagnostic or prophylactic area, class or type of drugs, device or mechanism of action or in any geographic region, or with any Person, including any Contract that requires the Company and its Affiliates to work exclusively with any Person in any therapeutic, diagnostic or prophylactic area or geographic region, in each case which Contract is material to the Company and its Affiliates, taken as a whole;

(iii) each acquisition or divestiture Contract or licensing agreement that contains financial covenants, indemnities or other payment obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $100 million;

(iv) each Contract relating to outstanding Indebtedness of the Company or its Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $100 million other than (A) Contracts solely among the Company and any wholly owned Company Subsidiary or a guarantee by the Company or any Company Subsidiary of a Company Subsidiary and (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $100 million, individually or in the aggregate (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice in each case to the extent not drawn upon);

(v) each Contract between the Company, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company has an obligation to indemnify such officer, director, affiliate or family member;

(vi) any stockholders, investors rights, registration rights or similar agreement or arrangement of the Company or any of its Subsidiaries;

(vii) any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of $1 billion;

(viii) any Contract involving the settlement of any claims, actions, suits or proceedings or threatened claims, actions, suits or proceedings (or series of related claims, actions, suits or proceedings) which (A) involve payments after the date hereof of consideration in excess of $100 million or (B) impose material monitoring or reporting obligations to any other Person outside the ordinary course of business;

(ix) any Contract with any Relevant Authority that is material to the Company and its Subsidiaries, taken as a whole, excluding any sales or supply agreements entered into in the ordinary course of business that are not material and tolling agreements entered into in connection with investigations by Relevant Authority; and

(x) any Contract not otherwise described in any other subsection of this Section 3.20(a) that would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b) Except as described in Section 3.20(b) of the Company Disclosure Letter, the Company has provided to Parent prior to the date of this Agreement, a true and complete copy of each Company Material Contract as in effect on the date of this Agreement. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract (except those which may be cancelled, rescinded, terminated or not renewed after the date hereof in accordance with their terms) is a valid and binding obligation of the Company or the Company Subsidiary which is party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.21 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current material insurance policies and contracts (or replacements thereof) of the Company and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.22 Finders or Brokers. Except as set forth on Section 3.22 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.23 FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries:

(a) neither the Company nor any Company Subsidiary, nor any director, manager or employee of the Company or any Company Subsidiary, has in the last five (5) years, in connection with the business of the Company or any Company Subsidiary, itself or, to the Company’s knowledge, any of its agents, representatives, sales intermediaries or any other third party, in each case, acting on behalf of the Company or any Company Subsidiary, taken any action in violation of the FCPA, and, since July 1, 2011 only, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable);

(b) neither the Company nor any Company Subsidiary, nor any director, manager or employee of the Company or any Company Subsidiary, are, or in the past five (5)

years have been, subject to any actual, pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Relevant Authority, involving the Company or any Company Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA and, since July 1, 2011 only, the Bribery Act;

(c) the Company and every Company Subsidiary have made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and every Company Subsidiary as required by the FCPA in all material respects; and

(d) the Company and every Company Subsidiary have instituted policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.

Section 3.24 Takeover Statutes; No Rights Agreement. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Certificate of Incorporation is, or at the Effective Time will be, applicable to Parent, Merger Sub, any of their respective Subsidiaries or the Merger.

Section 3.25 No Other Representations. Except for the representations and warranties contained in this Article III or in any certificates delivered by the Company in connection with the Merger pursuant to Section 7.2, Parent acknowledges that neither the Company nor any Representative of the Company makes any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub or their respective Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed or furnished with the SEC since September 30, 2013 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable Section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter shall be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub jointly and severally represent and warrant to the Company as set forth below; provided, however, that notwithstanding anything in this Agreement to the contrary, the representations and warranties of Parent and Merger Sub in this Article IV (and, to the extent related thereto, the conditions set forth in Section 7.3(a)) shall not cover any of (i) the Acquired Assets, (ii) the Transferred Entities, (iii) the Assumed Liabilities, or (iv) the Business (which shall not include the Excluded Assets or the Excluded Liabilities) (clauses (i)-(iv) collectively, the “Pending Parent Transaction Matters”) except to the extent that the Pending Parent Transaction Matters imposes or relates to, or would reasonably be expected to impose or relate to, any liabilities or obligations of Parent or the Parent Subsidiaries after the completion of the Pending Parent Transaction.

Section 4.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of Parent, Merger Sub and each Parent Subsidiary is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing (with respect to jurisdictions that recognize such concept), or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Memorandum and Articles of Association of Parent (the “Parent Memorandum and Articles of Association”) as amended to the date hereof, and has made available to the Company, prior to the date of this Agreement, complete and accurate copies of the certificate of incorporation and bylaws of Merger Sub. The Parent Memorandum and Articles of Association are in full force and effect and Parent is not in violation of the Parent Memorandum and Articles of Association, except for such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The certificate of incorporation of Merger Sub is in full force and effect and Merger Sub is not in violation of the certificate of incorporation of Merger Sub, except for such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Parent have been validly issued and are fully paid and nonassessable.

Section 4.2 Share Capital.

(a) The authorized capital of Parent consists of 1,000,000,000 ordinary shares, par value $0.0001 per share (the “Parent Shares”), 10,000,000 serial preferred shares, par value $0.0001 per share (“Parent Preferred Shares”) and 40,000 deferred ordinary shares of €1 each (“Parent Euro-Denominated Shares”). As of November 18, 2015 (the “Parent Capitalization Date”), (i) (A) 394,219,171 Parent Shares were issued and outstanding and (B) 40,000 Parent Euro-Denominated Shares were issued or outstanding, (ii) (A) zero Parent Shares were held in treasury and (B) zero Parent Shares were held by Parent Subsidiaries,

(iii) 37,026,398 Parent Shares were reserved and available for issuance pursuant to the Parent Equity Plans and (iv) 5,060,000 Parent Preferred Shares were issued or outstanding. All the outstanding Parent Shares are, and all Parent Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(b) All issued and outstanding shares of capital of, or other equity interests in, each Significant Subsidiary of Parent are wholly owned, directly or indirectly, by Parent free and clear of all Liens, other than Parent Permitted Liens.

(c) Except as set forth in Section 4.2(a), as of the date hereof: (i) Parent does not have any shares of capital in issue or outstanding other than Parent Shares that have become outstanding after the Parent Capitalization Date, but were reserved for issuance as set forth in Section 4.2(a), (ii) there are no outstanding “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the stock price performance of Parent or any of its Subsidiaries (other than under the Parent Equity Plans) and (iii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of capital to which Parent or any of the Parent Subsidiaries is a party obligating Parent or any of the Parent Subsidiaries to (A) issue, transfer or sell any shares in its capital or other equity interests of Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Parent or a wholly owned Subsidiary of Parent); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in the capital or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary that is not wholly owned by Parent and/or one or more of the Parent Subsidiaries.

(d) Neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Parent Shares on any matter.

(e) There are no voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the shares of capital or other equity interest of Parent or any Parent Subsidiary.

(f) Parent has delivered or otherwise made available to the Company prior to the date of this Agreement true and complete copies of all Parent Equity Plans covering the Parent Equity Awards outstanding as of the date of this Agreement, the forms of all award agreements evidencing such Parent Equity Awards (and any other award agreement to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply). Each (i) Parent Equity Award was granted in compliance with all applicable Law and all of the terms and conditions of the Parent Equity Plan pursuant to which it was issued, (ii) Parent Equity Award (if applicable) has an exercise price per Parent Share equal to or greater than the fair market value of a Parent Share as determined pursuant to the terms of the applicable Parent Equity Plan on the date of such grant, (iii) Parent Equity Award (if applicable) has a grant date identical to the date on which the Parent Board of Directors or compensation committee actually awarded such Parent Equity Award, (iv) Parent Equity Award qualifies for the Tax and accounting treatment afforded to such award in Parent’s Tax Returns and all Parent SEC Documents, respectively, and (v) Parent Equity Award (if applicable) does not trigger any liability for the holder thereof under Section 409A of the Code or any similar provision in any other Tax jurisdiction.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Parent Shareholder Required Approvals and (in the case of the Merger Sub) to the adoption of this Agreement by Merger Sub’s sole stockholder (which adoption shall occur immediately after the execution and delivery of this Agreement), to perform its obligations hereunder and to consummate the Transactions, including the issuance of Parent Shares in connection with the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Parent Board of Directors and the board of directors of Merger Sub and (except for (i) receipt of the Parent Shareholder Required Approvals and the adoption of this Agreement by Merger Sub’s sole stockholder and (ii) the filing of the Certificate of Merger with the DSOS) no other corporate proceedings on the part of Parent or any Parent Subsidiary are necessary to authorize the consummation of the Transactions. On or prior to the date hereof, the Parent Board of Directors has (A) resolved that this Agreement and the Transactions, including the issuance of Parent Shares in connection with the Merger, are advisable and in the best interests of Parent and the shareholders of Parent, (B) adopted resolutions approving the execution of this Agreement and the consummation of the Transactions, including the Parent Share Issuance and the Parent Corporate Amendments, on the terms and subject to the conditions set forth herein, in accordance with the requirements of Irish law, and (C) adopted a resolution to make, subject to Section 5.4, the Parent Board Recommendation. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) any applicable requirements of other Antitrust Laws, (vi) the requirement to file the Certificate of Merger with the DSOS, (vii) any applicable requirements of the NYSE, (viii) the Irish Takeover Rules, (ix) Irish Prospectus Law and (x) the matters set forth in Section 4.3(b) of the Parent Disclosure Letter, no authorization, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 4.3(b), the consummation of the Transactions and compliance with the provisions hereof will not, (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise right or license binding upon Parent or any of the Parent Subsidiaries or result in the creation of any Liens or any other material obligations, losses or grants of rights upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Parent Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Memorandum and Articles of Association or any of the organizational documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any of the Parent Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i), (ii) (with respect to Parent Subsidiaries that are not Significant Subsidiaries only) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a) Since December 31, 2012 through the date of this Agreement, Parent and each of its and its Subsidiaries’ predecessor entities (each such entity, a “Parent Predecessor Entity”), have filed or furnished all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished by Parent or any Parent Predecessor Entity with the SEC (collectively with respect to all such entities, the “Parent SEC Documents”) and have filed prior to the date hereof all returns, particulars, resolutions and documents required to be filed or to be delivered on behalf of such party with the Registrar of Companies in Ireland. As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of Parent or the relevant filer of Parent, a Parent Subsidiary or the Parent Predecessor Entity included in the applicable Parent SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of such Person and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s internal controls over financial reporting are effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP and include policies and procedures that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements.

Section 4.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in Parent’s unaudited consolidated balance sheet (or the notes thereto) as of September 30, 2015 included in the Parent SEC Documents filed or furnished on or prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since September 30, 2015, (c) as expressly permitted or contemplated by this Agreement and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary or any Parent Predecessor Entity is, or since December 31, 2012 has been, a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.7 Compliance with Laws; Permits.

(a) Parent and each Parent Subsidiary are in compliance with and are not in default under or in violation of any Laws applicable to Parent, the Parent Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Since January 1, 2010, Parent and the Parent Subsidiaries, and any entity acting on behalf of Parent or the Parent Subsidiaries, have at all times conducted their global trade transactions in accordance with all applicable Global Trade Laws, except for that which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Parent and the Parent Subsidiaries are in possession of all franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, and orders of any Relevant Authority necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Notwithstanding anything contained in this Section 4.7, no representation or warranty shall be deemed to be made in this Section 4.7 in respect of the matters referenced in Section 4.5, Section 4.13 or Section 4.23, or in respect of environmental, Tax, intellectual property, employee benefits or labor Law matters.

Section 4.8 Environmental Laws and Regulations. Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect: (a) Parent and the Parent Subsidiaries (and, to the knowledge of Parent, its former Subsidiaries) are now and have been since December 31, 2012 in compliance with all, and have not since December 31, 2012 violated any, applicable Environmental Laws; (b) no property currently or, to the knowledge of Parent, formerly owned, leased or operated by Parent or any Parent Subsidiary (or, to the knowledge of Parent, any former Parent Subsidiary) (including soils, groundwater, surface water, buildings or other structures), or any other location currently or, to the knowledge of Parent, formerly used by Parent or any Parent Subsidiary (or, to the knowledge of Parent, any former Parent Subsidiary), is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be Remediated or Removed, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability, in any case by or affecting Parent or any Parent Subsidiary, including, following the Closing, the Company or any Company Subsidiary; (c) neither Parent nor any Parent Subsidiary (or, to the knowledge of Parent, any former Parent Subsidiary) has received since December 31, 2012 any notice, demand letter, claim or request for information alleging that Parent or any Parent Subsidiary (or, to the knowledge of Parent, any former Subsidiary) may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (d) neither Parent nor any Parent Subsidiary (or, to the knowledge of Parent, any former Parent Subsidiary) is subject to any order, decree, injunction or agreement with any Relevant Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any

Environmental Law or otherwise relating to any Hazardous Substance, (e) Parent and each Parent Subsidiary has all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted and all such Environmental Permits are in good standing and (f) to the knowledge of Parent, there are no other facts, activities, circumstances or conditions in existence as of the execution of this Agreement, including the transportation or arrangement for the treatment, storage, handling, disposal or transportation of any Hazardous Substance at or to any off-site location, that have resulted in, or would be reasonably expected to result in, Parent or any Parent Subsidiary incurring any liability or obligation pursuant to any applicable Environmental Law.

Section 4.9 Employee Benefit Plans.

(a) Section 4.9(a) of the Parent Disclosure Letter contains a true, complete and correct list of each material Parent Benefit Plan (excluding any Parent Foreign Plans).

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of the Parent Benefit Plans has been operated and administered in compliance with its terms and in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) no Parent Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (iii) no Parent Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Parent or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA, or comparable U.S. state or foreign law; (iv) no liability under Title IV of ERISA has been incurred by Parent, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause Parent, its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (v) no Parent Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA; (vi) all contributions or other amounts payable by Parent or its Subsidiaries as of the Effective Time pursuant to each Parent Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP or applicable international accounting standards; (vii) neither Parent nor any of its Subsidiaries has engaged in a transaction in connection with which Parent or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code; and (viii) there are no pending, or to the knowledge of Parent, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto that would result in a material liability.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of the Parent Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code (i) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (ii) has received a favorable determination letter or opinion letter as to its qualification.

(d) Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of Parent or any of its Subsidiaries under any Parent Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Parent Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits. No Parent Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Benefit Plan which is subject to any Law other than U.S. federal, state or local Law (“Parent Foreign Plan”) has been administered in compliance in all respects with its terms and operated in compliance in all respects with applicable Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Foreign Plan required to be registered or approved by a non-U.S. Relevant Authority has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such Parent Foreign Plan that could reasonably be expected to affect any such approval relating thereto and neither Parent nor any of the Parent Subsidiaries has incurred any liability in connection with the termination of, or withdrawal from, any Parent Foreign Plan that is a defined benefit pension.

(f) Section 4.9(f) of the Parent Disclosure Letter sets forth, with respect to the Parent Equity Plans, as of the Parent Capitalization Date, (i) the aggregate number of Parent Shares that are subject to Parent Stock Options granted under the Parent Equity Plans, (ii) the aggregate number of Parent Shares that are subject to performance-based Parent RSU Awards granted under the Parent Equity Plans, assuming maximum performance, (iii) the aggregate number of Parent Shares that are subject to time-based Parent RSU Awards granted under the Parent Equity Plans and (iv) the aggregate number of Parent Shares that are subject to restricted share awards under the Parent Equity Plans, assuming maximum performance, if applicable. From the Parent Capitalization Date through the date of this Agreement, Parent has not granted, entered into an agreement to grant, or otherwise committed to granting any Parent Equity Awards or other equity or equity-based awards that may be settled in Parent Shares.

Section 4.10 Absence of Certain Changes or Events. Since December 31, 2014 through the date of this Agreement, other than with respect to the Transactions and the Pending Parent Transaction, the businesses of Parent and the Parent Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice. Since December 31, 2014, there has not been any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. From September 30, 2015 through the date of this Agreement, neither Parent nor any Parent Subsidiary has taken any action that would constitute a breach of clauses (xi), (xii), (xiii), (xiv) or (xv) of Section 5.2(b) had such action been taken after the execution of this Agreement.

Section 4.11 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Relevant Authority with respect to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Parent, threatened) against Parent or any Parent Subsidiary or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority to which Parent or any of its Subsidiaries is a party or any of their respective properties, rights or assets is subject, which, in the case of clause (a) or (b), have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, neither Parent nor any Parent Subsidiary has brought or instituted any claim, action, suit or proceeding against any Person that is material to Parent and the Parent Subsidiaries, taken as a whole.

Section 4.12 Information Supplied. The information relating to Parent and the Parent Subsidiaries to be contained in the Joint Proxy Statement/Prospectus, the Form S-4 and any other documents filed or furnished with or to the SEC or pursuant to the Securities Act and the Irish Takeover Rules in each case in connection with the Transactions will not, on the date the Joint Proxy Statement/Prospectus (and any amendment or supplement thereto)is first mailed to shareholders of Parent and at the time the Form S-4 is declared effective (and any amendment or supplement thereto) or at the time of the Parent Special Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement/Prospectus (other than the portions thereof relating solely to the meeting of the stockholders of the Company) and any related documents and the Form S-4 will comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. If an Irish Prospectus is required under Irish Prospectus Law, the information relating to the Parent and the Parent Subsidiaries to be contained in the Irish Prospectus will not, on the date the Irish Prospectus is first made available to the public in accordance with the Irish Prospectus Regulations, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Joint Proxy Statement/Prospectus, the Form S-4 or (if applicable) the Irish Prospectus which were not supplied by or on behalf of Parent.

Section 4.13 Regulatory Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of Parent and the Parent Subsidiaries holds all Parent Permits, including (A) all authorizations and approvals under the FDCA (including Sections 505, 510(k) and 515 thereof), the PHSA and the regulations of the FDA promulgated thereunder and (B) authorizations of any applicable Relevant Authority that are concerned with the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of the Parent Products (any such Relevant Authority, a “Parent Regulatory Agency”), in each case necessary for the lawful operation of the businesses of Parent or any Parent Subsidiary in each jurisdiction in which such Person operates (the “Parent Regulatory Permits”); (ii) all such Parent Regulatory Permits are valid and in full force and effect; and (iii) Parent is in compliance with the terms of all Parent Regulatory Permits.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the businesses of each of Parent and each Parent Subsidiary are being conducted in compliance with, and such Persons have appropriate internal controls that are reasonably designed to ensure compliance with, all applicable Laws, including (i) the FDCA (including all applicable registration and listing requirements set forth in Sections 505 and 510 of the FDCA and 21 C.F.R. Parts 207 and 807); (ii) the PHSA; (iii) the Prescription Drug Marketing Act, as amended; (iv) federal Medicare and Medicaid statutes and related state or local statutes; (v) the Patient Protection and Affordable Care Act, as amended (including the Biologics Price Competition and Innovation Act); (vi) the Veterans Health Care Act; (vii) the Physician Payments Sunshine Act; (viii) the Federal Trade Commission Act, as applicable; (ix) provincial formulary and drug pricing statutes; (x) any comparable foreign Laws for any of the foregoing; (xi) the federal Anti-Kickback Statute, as amended (42 U.S.C. § 1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act, as amended (42 U.S.C. § 1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, state prescription drug marketing laws, and any comparable federal, state, provincial or local Laws); (xii) state or provincial licensing, disclosure and reporting requirements; (xiii) Laws with respect to the protection of personally identifiable information collected or maintained by or on behalf of Parent or the Parent Subsidiaries; (xiv) all applicable Laws analogous to the foregoing in states and all other jurisdictions in which Parent or any Parent Subsidiary operates or sells or distributes a Parent Product or Parent Product candidate; and (xv) the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time (collectively, “Parent Healthcare Laws”). Except as set forth on Section 4.13(b) of the Parent Disclosure Letter, since December 31, 2012, neither Parent nor any Parent Subsidiary or any of the Parent Predecessor Entities have received any written notification or communication from any Parent Regulatory Agency, including the FDA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services or any other “notified body” or corresponding Relevant Authority in any jurisdiction, of noncompliance by, or liability of Parent, any Parent Subsidiaries or the Parent Predecessor Entities under, any Parent Healthcare Laws, except where such noncompliance or liability has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as set forth on Section 4.13(c) of the Parent Disclosure Letter, neither Parent nor any of the Parent Subsidiaries is subject to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements or consent decrees with or imposed by any Parent Regulatory Agency and, to Parent’s knowledge, (i) no such action is currently pending and (ii) Parent has not received written notice that any such action is currently contemplated or proposed.

(d) Except, in each case, for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse

Effect, all pre-clinical and clinical investigations conducted or sponsored by each of Parent and the Parent Subsidiaries are being conducted in compliance with all applicable Parent Healthcare Laws, including (i) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) FDA good clinical practice requirements (GCPs) and clinical study submissions, including as set forth in Title 21 parts 50, 54, 56, 312, 314, 320, 812 and 814 of the Code of Federal Regulations, (iii) 42 U.S.C. 282(j), (iv) any comparable foreign Laws for any of the foregoing or other Laws regulating the conduct of pre-clinical and clinical investigations and (v) federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information. Except, in each case, for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, since December 31, 2012: (i) no clinical trial conducted by or on behalf of Parent or any Parent Subsidiary has been terminated, materially delayed or suspended prior to completion; and (ii) neither the FDA nor any other applicable Relevant Authority or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of Parent or any Parent Subsidiary has commenced, or, to Parent’s knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of Parent or any Parent Subsidiary.

(e) Since December 31, 2012, neither Parent nor any Parent Subsidiary or any Parent Predecessor Entity has received any written notice from the FDA (including any inspection reports on Form 483, FDA warning letters or FDA untitled letters) or the EMA or any foreign agency with jurisdiction over the development, marketing, labelling, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of drugs which would reasonably be expected to lead to the denial, suspension or revocation of any application or grant for marketing approval or clearance with respect to any Parent Product currently pending before or previously approved or cleared by the FDA or such other Parent Regulatory Agency, except, in each case, for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(f) Since December 31, 2012, all reports, documents, claims, permits, adverse event reports, notices and any biological license, device or drug applications required to be filed, maintained or furnished to the FDA or any other Parent Regulatory Agency by Parent, the Parent Subsidiaries and the Parent Predecessor Entitles have been so filed, maintained or furnished in a timely manner, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Neither Parent nor any Parent Subsidiary or any Parent Predecessor Entity, nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent or any Parent Subsidiary, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Parent Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Parent Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of Parent or any Parent Subsidiary, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting

“Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Parent Regulatory Agency to invoke any similar policy.

(g) Neither Parent nor any Parent Subsidiary, nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent or any Parent Subsidiary, has been (i) disqualified, suspended or debarred for any purpose, or received written notice of action or threat of action with respect to debarment under the provisions of 21 U.S.C. §§ 335a or any equivalent provisions in any other jurisdiction; (ii) excluded under 42 U.S.C. Section 1320a-7 or otherwise from participation in the Medicare program, any state Medicaid program or any other federal healthcare program; or (iii) formally charged with or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law, except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary, nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent or any Parent Subsidiary, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(h) As to each Parent Product or Parent Product candidate subject to the FDCA, the PHSA, the regulations of the FDA promulgated thereunder or similar Law in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Parent or any of the Parent Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each such Parent Product or Parent Product candidate is being or has been developed, manufactured, stored, distributed and marketed in compliance with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labelling, advertising, storing, promotion, import/export, distribution, provision of samples (PDMA), record keeping, reporting, and security. There is no investigation, action or proceeding pending or, to the knowledge of Parent, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Parent Product or Parent Product candidate by Parent or any of the Parent Subsidiaries of any Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(i) Since December 31, 2012, each of Parent, the Parent Subsidiaries and the Parent Predecessor Entities has neither voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall or any field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Parent Product or is currently considering initiating, conducting or issuing any recall of any Parent Product, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, there are no facts which are reasonably likely to cause, and neither Parent nor any Parent Predecessor Entity has not received since December 31, 2012 any written notice from the FDA or any other Parent Regulatory Agency regarding, (i) the recall, market withdrawal or replacement of any Parent Product sold or intended to be sold by Parent or the Parent Subsidiaries, (ii) a change in the marketing classification or a material change in the labelling of any such Parent Products, (iii) a termination, enjoinment or suspension of the manufacturing, marketing, or distribution of such Parent Products, or (iv) a negative change in reimbursement status of a Parent Product, that in each case, has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.14 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) All Tax Returns that are required to be filed by or with respect to the Parent or any of the Parent Subsidiaries have been timely filed (taking into account any extensions of time within which to file), and all such Tax Returns are true, correct and complete;

(b) Parent and the Parent Subsidiaries have, within the time and manner prescribed by applicable Law, paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party (in each case, whether or not shown on any Tax Return), except with respect to matters being contested in good faith through appropriate proceedings or for which adequate reserves have been established in accordance with GAAP on the financial statements of Parent and the Parent Subsidiaries;

(c) All Taxes due and payable by Parent or any of the Parent Subsidiaries have been adequately provided for, in accordance with GAAP, in the financial statements of Parent and the Parent Subsidiaries for all periods ending on or before the date of such financial statements;

(d) During the last three (3) years, no claim has been made in writing by a Tax authority in a jurisdiction where any of Parent or any of the Parent Subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction;

(e) Neither Parent nor any Parent Subsidiary has been a party to a “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law);

(f) Neither Parent nor any Parent Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) in the two (2) years prior to the date of this Agreement;

(g) None of Parent or any Parent Subsidiary will be required to include a material item of income (or exclude a material item of deduction) in any taxable period beginning after the Effective Time as a result of an installment sale or open transaction disposition made prior to the Effective Time;

(h) There are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries, except for Parent Permitted Liens;

(i) No Tax authority has asserted, or threatened in writing to assert, a Tax liability (exclusive of interest) in excess of $200 million in connection with an audit or other administrative or court proceeding involving Taxes of Parent or any of the Parent Subsidiaries;

(j) Neither Parent nor any Parent Subsidiary is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than (x) an agreement or arrangement solely among Parent and/or the Parent Subsidiaries or (y) customary Tax indemnification provisions in ordinary course commercial agreements that are not primarily related to Taxes), or has any liability for Taxes of any Person (other than Parent or any of the Parent Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise;

(k) Neither Parent nor any Parent Subsidiary has taken (or agreed to take) any action, or knows of any fact or circumstance in existence as of the execution of this Agreement, that would reasonably be expected to prevent the Merger from qualifying as a reorganization with the meaning of Section 368(a) of the Code;

(l) Parent is, and at all times since its formation has been, properly treated as a foreign corporation for U.S. federal income Tax purposes, without taking into account the effect of the Merger; and

(m) Except insofar as Section 4.9 and Section 4.10 relate to Taxes, this Section 4.14 represents the sole and exclusive representations and warranties of Parent and the Parent Subsidiaries regarding Tax matters.

Section 4.15 Labor Matters.

(a) Parent and the Parent Subsidiaries are in compliance with all applicable Laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including but not limited to the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) There is no unfair labor practice charge pending or, to the knowledge of Parent, threatened which if determined adversely to Parent or any of its Subsidiaries would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is subject to a pending or, to the knowledge of Parent, threatened, labor dispute, strike, slowdown, walkout or work stoppage, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, nor has Parent nor any of its Subsidiaries experienced any such labor dispute, strike, slowdown, walkout or work stoppage in the past three (3) years. Other than the agreements with labor organizations Parent is a party to as of the date hereof, to the knowledge of Parent, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Parent or any of its Subsidiaries or to compel Parent or any of its Subsidiaries to bargain with any such labor union, works council or labor organization presently being made or threatened, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any of its Subsidiaries, except for those the formation of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as required by applicable Law, the transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of Parent or any of its Subsidiaries, except for where the failure to obtain any such consent or make any such advance notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.16 Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the knowledge of Parent, either Parent or a Parent Subsidiary owns, or is licensed or otherwise possesses rights to use, all Intellectual Property used in their respective businesses as currently conducted. With respect to Intellectual Property owned by Parent or the Parent Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and/or a Parent Subsidiary has good and valid title thereto, free and clear of all Liens, other than Parent Permitted Liens, and Parent and/or a Parent Subsidiary is or are the sole and exclusive owner or owners thereof. There are no pending or, to the knowledge of Parent, threatened claims against Parent or the Parent Subsidiaries by any Person alleging infringement, misappropriation or other violation by Parent or the Parent Subsidiaries of such Person’s Intellectual Property, or challenging the scope, validity, ownership or enforceability of any Intellectual Property owned by or, to the knowledge of Parent, to which exclusive rights are granted to Parent or any of the Parent Subsidiaries, that have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the knowledge of Parent, the conduct of the businesses of Parent and the Parent Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person. As of the date hereof, neither Parent nor any Parent Subsidiary has made or threatened any claim of, and to Parent’s knowledge there is no, misappropriation, violation or infringement by others of Parent’s or any Parent Subsidiary’s rights to or in connection with any Intellectual Property used in their respective businesses which misappropriation, violation or infringement has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and the Parent Subsidiaries take reasonable measures to protect the confidentiality of material trade secrets and other material confidential information owned or provided to them under conditions of confidentiality, including requiring all Persons having access thereto to execute written non-disclosure agreements or otherwise be bound by obligations of confidentiality, and to the knowledge of Parent, there has been no disclosure of any such trade secrets or confidential information of Parent or any of the Parent Subsidiaries to any Person, in each case, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.17 Real Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Parent Subsidiary has good and valid title to all of the real properties and assets reflected in Parent’s consolidated balance sheet as of September 30, 2015 included in the Parent SEC Documents filed on or prior to the date hereof (collectively, with respect to real property, the “Parent Owned Real Property”) or acquired after the date thereof that are material to Parent’s business on a consolidated basis (except for properties and assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than any such Lien (i) for governmental assessments, charges or claims of payment or other Taxes not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (iii) which is disclosed on Parent’s consolidated balance sheet (or the notes thereto) as of September 30, 2015 included in the Parent SEC Documents filed on or prior to the date hereof or securing liabilities reflected on such balance sheet, (iv) which was incurred in the ordinary course of business since September 30, 2015 or (v) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of clauses (i) through (v), a “Parent Permitted Lien”). As of the date hereof, neither Parent nor any Parent Subsidiary has received notice of any pending, and to the knowledge of Parent there is no threatened, condemnation proceeding with respect to any Parent Owned Real Property, except proceedings which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each material lease, sublease and other agreement under which Parent or any of the Parent Subsidiaries uses or occupies, or has the right to use or occupy, any material real property at which the material operations of Parent and the Parent Subsidiaries are conducted (collectively, with respect to real property, the “Parent Leased Real Property”), is valid, binding and in full force and effect and (ii) no uncured default of a material nature on the part of Parent or, if applicable, its Subsidiary or, to the knowledge of Parent, the landlord thereunder exists with respect to any Parent Leased Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Parent Leased Real Property, free and clear of all Liens, except for Parent Permitted Liens. As of the date hereof, neither Parent nor any Parent Subsidiary has received notice of any pending, and, to the knowledge of Parent, there is no threatened, condemnation proceeding with respect to any Parent Leased Real Property, except any such proceeding which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.18 Opinion of Financial Advisors. The Parent Board of Directors has received the opinion of (i) J.P. Morgan Limited to the effect that, as of the date of such opinion and based upon and subject to the various assumptions and limitations set forth in the opinion, the Share Split Ratio in the Transactions is fair, from a financial point of view, to the shareholders of Parent (other than the Company and its Affiliates) and (ii) Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion and based upon and subject to the various assumptions and limitations set forth in the opinion, the Share Split Ratio (after giving effect to the Merger and taking into account the Common Stock Consideration) is fair, from a financial point of view, to the shareholders of Parent (other than the Company and its Affiliates).

Section 4.19 Required Vote of Parent Shareholders. The Parent Shareholder Approvals are the only votes of holders of securities of Parent which are required to consummate the Transactions.

Section 4.20 Material Contracts.

(a) Except for this Agreement or any Contracts filed as exhibits to the Parent SEC Documents, Section 4.20 of the Parent Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.20(a) under which Parent or any Parent Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 4.20(a), other than the Parent Benefit Plans, whether or not set forth on Section 4.20(a) of the Parent Disclosure Letter, being referred to herein as “Parent Material Contracts”):

(i) any partnership, joint venture, strategic alliance, collaboration, co-promotion, supply, license or research and development project Contract which is material to Parent and its Subsidiaries, taken as a whole;

(ii) any Contract that prohibits in any material respect Parent or any of its Affiliates from competing in any line of business, therapeutic, diagnostic or prophylactic area, class or type of drugs, device or mechanism of action or in any geographic region, or with any Person, including any Contract that requires Parent and its Affiliates to work exclusively with any Person in any therapeutic, diagnostic or prophylactic area or geographic region, in each case which Contract is material to Parent and its Affiliates, taken as a whole;

(iii) each acquisition or divestiture Contract or licensing agreement that contains financial covenants, indemnities or other payment obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $100 million (including for the avoidance of doubt, the Pending Parent Transaction Agreement);

(iv) each Contract relating to outstanding Indebtedness of Parent or its Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed,

guaranteed or secured by any asset) in an amount in excess of $100 million other than (A) Contracts solely among Parent and any wholly owned Parent Subsidiary or a guarantee by Parent or any Parent Subsidiary of a Parent Subsidiary and (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $100 million, individually or in the aggregate (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice in each case to the extent not drawn upon);

(v) each Contract between Parent, on the one hand, and any officer, director or affiliate (other than a wholly owned Parent Subsidiary) of Parent or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which Parent has an obligation to indemnify such officer, director, affiliate or family member;

(vi) any shareholders, investors’ rights, registration rights or similar agreement or arrangement of Parent or any of its Subsidiaries;

(vii) any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of $1 billion;

(viii) any Contract involving the settlement of any claims, actions, suits or proceedings or threatened claims, actions, suits or proceedings (or series of related claims, actions, suits or proceedings) which (A) involve payments after the date hereof of consideration in excess of $100 million or (B) impose material monitoring or reporting obligations to any other Person outside the ordinary course of business;

(ix) any Contract with any Relevant Authority that is material to Parent and its Subsidiaries, taken as a whole, excluding any sales or supply agreements entered into in the ordinary course of business that are not material and tolling agreements entered into in connection with investigations by Relevant Authority; and

(x) any Contract not otherwise described in any other subsection of this Section 4.20(a) that would be required to be filed by Parent as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b) Except as described in Section 4.20(b) of the Parent Disclosure Letter, Parent has provided to the Company prior to the date of this Agreement, a true and complete copy of each Parent Material Contract as in effect on the date of this Agreement. Neither Parent nor any Parent Subsidiary is in breach of or default under the terms of any Parent Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, as of the date hereof, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract (except those which may be cancelled, rescinded, terminated or not renewed after the date hereof in accordance with their terms) is a valid and binding obligation of Parent or the Parent Subsidiary which is party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.21 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) all current, material insurance policies and contracts (or replacements thereof) of Parent and the Parent Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither Parent nor any Parent Subsidiary has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.22 Finders or Brokers. Except as set forth on Section 4.22 of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.23 FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in material liability to Parent or any of the Parent Subsidiaries:

(a) neither Parent nor any Parent Subsidiary nor any Parent Predecessor Entity, nor any director, manager or employee of Parent, any Parent Subsidiary or any Parent Predecessor Entity, has in the last five (5) years, in connection with the business of Parent, any Parent Subsidiary or any Parent Predecessor Entity, itself or, to Parent’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Parent, any Parent Subsidiary or any Parent Predecessor Entity, taken any action in violation of the FCPA, and since July 1, 2011 only, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable);

(b) neither Parent nor any Parent Subsidiary nor any Parent Predecessor Entity, nor any director, manager or employee of Parent or any Parent Subsidiary, are, or in the past five (5) years have been, subject to any actual, pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Relevant Authority, involving Parent, any Parent Subsidiary or any Parent Predecessor Entity in any way relating to applicable Bribery Legislation, including the FCPA, and since July 1, 2011 only, the Bribery Act;

(c) Parent and every Parent Subsidiary have made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Parent and every Parent Subsidiary as required by the FCPA in all material respects; and

(d) Parent and every Parent Subsidiary have instituted policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.

Section 4.24 No Merger Sub Activity. Since the date of its incorporation, Merger Sub has not held any assets or engaged in any activities other than in connection with its formation, this Agreement or the consummation of the Transactions, including the Merger.

Section 4.25 No Other Representations. Except for the representations and warranties contained in this Article IV or in any certificates delivered by Parent in connection with the Merger pursuant to Section 7.3, the Company acknowledges that neither Parent nor any Representative of Parent makes any other express or implied representation or warranty with respect to Parent or any of the Parent Subsidiaries or with respect to any other information provided or made available to the Company or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to its Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business by the Company Pending the Closing.

(a) From and after the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Section 5.1 of the Company Disclosure Letter, or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 5.1(b).

(b) At all times from and after the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Section 5.1 of the Company Disclosure Letter, or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company:

(i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) that the Company may continue to pay regular quarterly cash dividends on the Company Shares and Company Equity Awards of not more than $0.28 per share per quarter (subject to annual adjustment in a manner consistent with past practice by the Company Board of Directors), consistent with past practice as to timing of declaration, record date and payment date, (B) that the Company may pay dividends on the Company Preferred Shares to the extent required by the Certificate of Designations for such Company Preferred Shares and (C) dividends and distributions paid or made on a pro rata basis by its Subsidiaries in the ordinary course consistent with past practice;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction or as permitted by Section 5.1(b)(iv) (unless such transaction would be reasonably expected to have a material adverse Tax consequence on Parent and the Parent Subsidiaries after the Closing);

(iii) shall not, and shall not permit any of its Subsidiaries to enter into agreements with respect to or consummate (other than pursuant to Contracts in effect as of the date hereof that have been previously disclosed to Parent prior to the date hereof), any acquisitions of an equity interest in or the assets of any Person or any business or division thereof (including by acquisition of Intellectual Property), or any mergers, consolidations or business combinations, that in any of the foregoing cases would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions or that would reasonably be expected to have a material adverse Tax consequence on Parent and its Subsidiaries after the Closing;

(iv) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) acquisitions of Company Shares tendered by holders of Company Equity Awards and Company Deferred Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (B) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (C) acquisitions or repurchases of Company Shares pursuant to (and within the limitations of) the Company’s previously announced share repurchase plan, whether pursuant to an accelerated share repurchase plan, a “10b5-1 plan”, other open market purchases or otherwise, (D) stock fund transactions under Company Benefit Plans that are qualified or supplemental savings plans, or (E) redemptions of Company Preferred Shares to the extent required by the Certificate of Designations for such Company Preferred Shares;

(v) shall not amend the Company Governing Documents in any manner that would adversely affect the consummation of the Transactions;

(vi) [reserved];

(vii) shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares of its capital stock, voting securities or other equity interest in the Company or any Company Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares of capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, or take any action to cause to be exercisable any otherwise unexercisable Company Stock Option under any existing Company Equity Plan (except as otherwise provided by the express terms of any options outstanding on the date hereof), other than (A) issuances of Company Shares in respect of any exercise of Company Stock Options or the vesting or settlement of Company Equity Awards or Company Deferred Awards outstanding on the date hereof or as may be granted after the date hereof, (B) grants of Company Equity Awards or Company Deferred Awards, in each case, in the ordinary course of business consistent with past practice, (C) withholding of Company Shares to satisfy Tax obligations pertaining to the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards or Company Deferred Awards or to satisfy the exercise price with respect to Company Stock Options or to effectuate an optionee direction upon exercise, (D) stock fund transactions under Company Benefit Plans that are qualified or supplemental savings plans and (E) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; and

(viii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company Board of Directors and management of the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company and its Subsidiaries.

Section 5.2 Conduct of Business by Parent Pending the Closing.

(a) From and after the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Section 5.2 of the Parent Disclosure Letter, or with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 5.2(b).

(b) At all times from and after the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Section 5.2 of the Parent Disclosure Letter, or with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent:

(i) shall not, and shall not permit any of its Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to the outstanding shares in its capital (whether in cash, assets, shares or other securities of Parent or its Subsidiaries), except (A) cash dividends and distributions (1) paid or made on a pro rata basis by its Subsidiaries in the ordinary course consistent with past practice (unless any such dividend or distributions would be reasonably expected to have a material adverse Tax consequence on Parent and its Subsidiaries after the Closing) or (2) to the extent declared by the Parent Board of Directors and payable pursuant to the Designations of the Terms of the Mandatory Convertible Preferred or (B) dividends and distributions paid or made by a wholly owned Parent Subsidiary (unless any such dividend or distribution would be reasonably expected to have a material adverse Tax consequence on Parent and its Subsidiaries after the Closing);

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its shares of capital in issue, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital, except for (A) any such transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary of the Parent after consummation of such transaction (unless such transaction would be reasonably expected to have a material adverse Tax consequence on Parent and its Subsidiaries after the Closing) or (B) any issuance of Parent Shares in connection with the conversion of any Mandatory Convertible Preferred by the holder thereof in accordance with the Designations of the Terms of the Mandatory Convertible Preferred;

(iii) shall not, and shall not permit any of its Subsidiaries to, (A) grant any Parent Equity Awards or any other equity-based awards (other than as permitted by Section 5.2(b) of the Parent Disclosure Letter) or non-equity-based long-term incentive awards, (B) increase the compensation, bonus or pension, welfare, severance or other benefits to be paid or provided to any of Parent’s or any of its Subsidiaries’ current or former directors, officers, employees, or individual consultants, (C) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of Parent or any of its Subsidiaries, other than (1) employment agreements terminable on less than 30 days’ notice without penalty or liability and (2) employment agreements with employees in non-U.S. jurisdictions, in the case of each of subclauses (1) and (2), entered into in the ordinary course of business and consistent with past practice and applicable Law, and it being understood and agreed that the automatic renewal of any employment agreement shall not be prohibited by this clause (C), (D) terminate the employment of any “executive officer”, within the meaning of Rule 3b-7 of the Exchange Act of Parent, other than for cause, (E) amend any performance targets with respect to any outstanding bonus or equity awards, (F) amend the funding obligation or contribution rate of any Parent Benefit Plan or change any underlying assumptions used to calculate benefits payable under any Parent Benefit Plan (except as may be required by GAAP or other applicable accounting standard), (G) establish, adopt, enter into, amend or terminate a

Parent Benefit Plan or any other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, other than (1) amendments in the ordinary course of business consistent with past practice that neither contravene the other covenants set forth in this Section 5.2(b)(iii) nor materially increase the cost to Parent of maintaining such Parent Benefit Plan or other plan, trust, fund, policy or arrangement) or (2) entering into third-party Contracts for the provision of services to such Parent Benefit Plans, including benefit administration, (H) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Parent Benefit Plan or (I) issue or forgive any loans to directors, officers, employees, contractors or any of their respective Affiliates, except for any such issuance that would not violate the Sarbanes-Oxley Act and is consistent with past practice and policy, except, in the case of each of subclauses (A) through (I) of this Section 5.2(b)(iii) as required by existing written agreements or Parent Benefit Plans in effect as of the date of this Agreement or as otherwise required by applicable Law;

(iv) shall not, and shall not permit any of its Subsidiaries to, hire any Person for a position with a title of Vice President or above other than (A) employees hired pursuant to offers of employment outstanding on the date hereof or (B) newly hired employees filling positions that are reasonably and in good faith deemed by Parent to be essential;

(v) [reserved];

(vi) shall not, and shall not permit any of its Subsidiaries to, enter into agreements with respect to or consummate (other than pursuant to Contracts in effect as of the date hereof that have been previously disclosed to the Company prior to the date hereof), any acquisitions of an equity interest (provided that acquisitions of equity interests permitted pursuant to Section 5.2(b)(xviii) shall not be restricted by the terms of this Section 5.2(b)(vi)) in or the assets of any Person or any business or division thereof (including by acquisition of Intellectual Property), (whether by merger, consolidation, business combination or licensing, joint venture, collaboration, alliance, co-promotion or similar agreements), in each case, except (A) in respect of any acquisitions by Parent or any of its wholly owned Subsidiaries of an equity interest in or the assets of any wholly owned Parent Subsidiary or any business or division thereof or any merger, consolidation, business combination or licensing, joint venture, collaboration, alliance, co-promotion or similar agreements among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries (unless such transaction would reasonably be expected to have a material adverse Tax consequence on Parent and its Subsidiaries after the Closing), or (B) for amounts (including assumption of liabilities) that do not exceed $300 million individually or $1 billion in the aggregate (with the valuation of any contingent consideration being determined in accordance with the valuation methodology used by Parent in connection with determining the need to make a notification under the HSR Act (without regard to whether payments are being made with respect to assets outside the United States)), unless, in each case, such transaction would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions or would be reasonably expected to have a material adverse Tax consequence on Parent and its Subsidiaries after the Closing;

(vii) shall not, and shall not permit any of its Subsidiaries to, enter into any Contract that would, or acquire any Person that is party to a Contract that would, materially limit or otherwise materially restrict Parent or any of the Parent Subsidiaries or any of their respective Affiliates or any successor thereto or that to the knowledge of Parent would, after the Effective Time, materially limit or materially restrict Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) or any successor thereto, in each case, from engaging or competing in any material line of business or generally in any geographic area or, in the case of the pharmaceutical business, any material therapeutic, diagnostic or prophylactic area, material class or type of drugs or material mechanism of action;

(viii) shall not amend the Parent Memorandum and Articles of Association, and shall not permit any of its Significant Subsidiaries to adopt any material amendments to its organizational documents;

(ix) shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital, voting securities or other equity interest in Parent or any Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, or take any action to cause to be vested or exercisable any otherwise vested or unexercisable Parent Equity Award under any existing Parent Equity Plan (except as otherwise provided by the express terms of any Parent Benefit Plan outstanding on the date hereof), other than (A) issuances of Parent Shares in respect of any exercise of Parent Stock Options or the vesting or settlement of Parent Equity Awards outstanding on the date hereof or permitted to be granted after the date hereof in accordance with the terms of this Agreement, (B) withholding of Parent Shares to satisfy Tax obligations pertaining to the exercise of Parent Stock Options or the vesting or settlement of Parent Equity Awards or to satisfy the exercise price with respect to Parent Stock Options or to effectuate an optionee direction upon exercise, (C) stock fund transactions under Parent Benefit Plans that are qualified or supplemental savings plans and (D) transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have a material adverse Tax consequence on Parent and its Subsidiaries after the Closing);

(x) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) acquisitions of Parent Shares tendered by holders of Parent Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto or (B) transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have a material adverse Tax consequence on Parent and its Subsidiaries after the Closing);

(xi) shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money or issuances or sales of any such securities, calls, options, warrants or other rights among Parent and its wholly owned Subsidiaries (unless such transaction would be reasonably expected to have a material adverse Tax consequence on Parent and its Subsidiaries after the Closing), (B) guarantees of indebtedness for borrowed money of Parent Subsidiaries or guarantees by Parent Subsidiaries of indebtedness for borrowed money of Parent or any Parent Subsidiary, which indebtedness is incurred in connection with this Section 5.2(b)(xi), (C) issuances of commercial paper by Parent or any of its Subsidiaries backed by the existing credit facilities of Parent or the Parent Subsidiaries as in effect on the date of this Agreement, (D) borrowings under existing credit facilities of Parent or its Subsidiaries as in effect on the date of this Agreement solely to fund operating expenses in the ordinary course of business, (E) (1) repayments of indebtedness at the stated maturity of such indebtedness and required amortization or mandatory prepayments or (2) repayments or redemption of indebtedness as may be necessary, in the discretion of Parent (acting reasonably), in order to maintain the investment grade rating of the outstanding indebtedness of Parent and the Parent Subsidiaries, (F) indebtedness for borrowed money incurred to replace, renew, extend or refinance any existing indebtedness for borrowed money of Parent or any of its Subsidiaries maturing on or prior to the six (6) month anniversary of the date of such refinancing, in each case in an amount not to exceed the amount of the indebtedness replaced, renewed, extended or refinanced and on terms that are no less favorable to Parent or such Subsidiary than the terms of the indebtedness replaced, renewed, extended or refinanced, (G) any indebtedness incurred prior to the Pending Parent Transaction Closing in connection with any acquisitions, mergers, business consolidations or other similar transactions permitted pursuant to Section 5.2(b)(vi) in an aggregate amount not to exceed $1 billion (which amounts shall be prepaid or repaid as promptly as reasonably practicable following the Pending Parent Transaction Closing), or (H) indebtedness for borrowed money not to exceed $250 million in aggregate principal amount that may be incurred or repaid by Parent or any of its Subsidiaries other than in accordance with subclauses (A) – (G), inclusive; provided that nothing contained herein shall prohibit Parent and its Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

(xii) shall not, and shall not permit any of its Subsidiaries to, make any loans to any other Person involving in excess of $10 million individually or $30 million in the aggregate, except for (A) loans permitted by Section 5.2(b)(iii)(I) and (B) loans among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries (provided that subject to the provisions of the existing indebtedness or other agreements of Parent and its Subsidiaries, as they may be amended in accordance with the terms of this Agreement, Parent and its Subsidiaries shall not make any such loan if it would (or structure any such loan in a manner that would) be reasonably expected to have material adverse Tax consequences to Parent and its Subsidiaries after the Closing);

(xiii) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange, swap, let lapse (with respect to Intellectual Property only) or otherwise dispose of, or subject to any Lien (other than Parent Permitted Liens), any of its material properties or assets (including shares in the capital of its or their Subsidiaries), except

(A) in the case of Liens, as required in connection with any indebtedness permitted to be incurred pursuant to Section 5.2(b)(xi) hereof, but only to the extent such indebtedness is incurred to replace, renew, extend, refinance or refund any existing indebtedness currently subject to a Lien of no greater amount, (B) for (1) dispositions of inventory and obsolete equipment in the ordinary course of business and (2) sales of goods and services in the ordinary course of business consistent with past practice, (C) for transactions involving less than $120 million in the aggregate, (D) for non-exclusive licenses to contractors of the Company or its Subsidiaries for purposes of enabling such contractors to provide services to the Company or its Subsidiaries, as applicable, or non-exclusive licenses or the allowance of lapsing of non-material Intellectual Property, in each case in the ordinary course of business consistent with past practice, or (E) for any non-exclusive license of non-material Intellectual Property granted in connection with a settlement of a claim of litigation entered into by Parent or any of its Subsidiaries in the ordinary course of business consistent with past practice and in accordance with Section 5.2(b)(xiv), or (F) for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries (provided, in the case of this clause (F) that, subject to the provisions of the existing indebtedness or other agreements of Parent or the Parent Subsidiaries as such provisions may be amended from time to time, Parent and the Parent Subsidiaries shall not engage in any transaction that would be reasonably expected to have a material adverse Tax consequence on Parent and its Subsidiaries after the Closing);

(xiv) shall not, and shall not permit any of its Subsidiaries to, compromise or settle any material claim, litigation, investigation or proceeding (other than any audit or other proceeding in respect of Taxes), in each case made or pending (A) against Parent or any of its Subsidiaries (for the avoidance of doubt, not including any compromise or settlement (without limiting the obligations with respect to such compromises or settlements covered under clause (B) below) with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of any such material claim, litigation, investigation or proceeding that: (1) is for an amount not to exceed for any such compromise or settlement $20 million individually or $100 million in the aggregate, (2) does not impose any injunctive relief on Parent and its Subsidiaries or otherwise encumber or restrict their operations, (3) does not include any admission of guilt or wrongdoing by Parent or its Subsidiaries and (4) if related to Intellectual Property of Parent or its Subsidiaries, such compromise or settlement is made in the ordinary course of business and does not contain any admission of invalidity of any Intellectual Property of Parent or its Subsidiaries or of validity or infringement of any Intellectual Property of another Person or (B) by Parent or any of its Subsidiaries as plaintiff with respect to material Intellectual Property of Parent and its Subsidiaries;

(xv) shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election (except in the ordinary course of business and consistent with past practice, unless such election would reasonably be expected to have a material adverse Tax consequence to Parent and its subsidiaries after the Closing), change any material method of accounting for Tax purposes or any annual accounting period for a material Tax, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (except in the ordinary course of business), enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to a material amount of Taxes or surrender any right to claim a material amount of Tax refunds;

(xvi) shall not, and shall not permit any of its Subsidiaries to, make any new capital expenditure, or commit to do so, in excess of the amounts set forth in Section 5.2(b)(xvi) of the Parent Disclosure Letter;

(xvii) except in the ordinary course of business consistent with past practice or in connection with any matter to the extent specifically permitted by any other subclause of this Section 5.2(b) or by Section 5.2 of the Parent Disclosure Letter, shall not, and shall not permit any of its Subsidiaries to, enter into any contract that would, if entered into prior to the date hereof, be a Parent Material Contract, or materially modify, materially amend or terminate any Parent Material Contract or waive, release or assign any material rights or claims thereunder (other than Parent Material Contracts of the type set forth in Section 4.20(a)(ii), which shall be governed solely by Section 5.2(b)(vii));

(xviii) shall not, and shall not permit any of its Subsidiaries to, except in accordance with the Parent Investment Policy, dated May 1, 2014, (A) purchase financial instruments, (B) change in a material manner the average duration of Parent’s investment portfolio or the average credit quality of such portfolio, (C) materially change investment guidelines with respect to Parent’s investment portfolio, (D) hypothecate, repo, encumber or otherwise pledge assets in the Parent’s investment portfolio or (E) invest new surplus cash from operations in securities;

(xix) shall not, and shall not permit any of its Subsidiaries to, other than with respect to bona fide foreign exchange swaps, foreign exchange options and foreign exchange forwards in the ordinary course of business consistent with past practice, enter into, amend or terminate, directly or indirectly, or take any action that has a similar effect with respect to, any interest rate, currency, commodity, equity, credit or other derivative or any other “Specified Transaction” (as defined in the 2002 ISDA Master Agreement);

(xx) shall not, and shall not permit any of its Subsidiaries to, alter any intercompany arrangements or agreements or the ownership structure among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries if such alteration would be reasonably expected to have a material adverse Tax consequence on Parent and its Subsidiaries after the Closing; and

(xxi) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) Nothing contained in this Agreement shall give the Company, directly or indirectly, any right to control or direct the operations of Parent or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Parent Board of Directors and management of Parent and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over Parent and its Subsidiaries.

(d) In the event the Outside Date is extended past October 31, 2016 pursuant to Section 8.1(c), the Parties shall amend in good faith the terms of Section 5.2(b) and Section 5.2(b) of the Parent Disclosure Letter to permit Parent and the Parent Subsidiaries a substantially equivalent degree of operating flexibility for periods in 2017.

Section 5.3 Solicitation by the Company.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company agrees that it shall not (and shall not permit any Company Subsidiary to), and that it shall direct and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making or submission of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) which constitutes or would be reasonably expected to lead to, a Company Competing Proposal, (ii) participate in any discussions or negotiations regarding a Company Competing Proposal with, or furnish any nonpublic information in furtherance of a Company Competing Proposal to, any Person that has made or, to the Company’s knowledge, is considering making a Company Competing Proposal (except to notify such Person as to the existence of the provisions of this Section 5.3), (iii) waive, terminate, modify or release any Person (other than Parent, Merger Sub and their respective Affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation (provided that the Company shall not be required to take, or be prohibited from taking, any action otherwise prohibited or required under this subclause (iii) if the Company Board of Directors determines in good faith (after consultation with the Company’s outside legal advisors) that such action or inaction would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law). The Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Competing Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Company Competing Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

(b) Notwithstanding the limitations set forth in Section 5.3(a), if the Company receives a written Company Competing Proposal or inquiry or proposal from a Person who is intending to make a Company Competing Proposal and the Company Board of Directors determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that (i) such Company Competing Proposal, inquiry or proposal either constitutes a Company Superior Proposal or could reasonably be expected to result in a Company Superior Proposal and (ii) the failure to take the actions described in clauses (A) and (B) below would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, and which Company Competing Proposal, inquiry or proposal was made after the date of this Agreement and did not otherwise result from a breach of this Section 5.3, the Company may take any or all of the following actions: (A) furnish nonpublic information to the third party making or intending to make such Company Competing Proposal (provided that all such information has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such Person(s)), if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms

(including any “standstill” terms, which, for the avoidance of doubt, shall not include the “fall away” provisions to the “standstill” terms set forth in the Confidentiality Agreement) no less restrictive of such Person than the Confidentiality Agreement and (B) engage in discussions or negotiations with the third party with respect to such Company Competing Proposal. The Company will (1) promptly (and in any event within 24 hours of receipt) notify Parent orally and in writing of the receipt of any Company Competing Proposal or any initial communication or proposal that may reasonably be expected to lead to a Company Competing Proposal and shall, in the case of any such notice to Parent as to receipt of a Company Competing Proposal or such a proposal, set forth the material terms and conditions of such Company Competing Proposal or such proposal (including any changes to such material terms and conditions) and the identity of the Person making any such Company Competing Proposal and (2) thereafter shall promptly keep Parent reasonably informed on a reasonably current basis of any material change to the terms and status of any such Company Competing Proposal. Without limiting the generality of clause (2) of the preceding sentence, the Company shall provide to Parent as soon as reasonably practicable after receipt or delivery thereof (and in any event within 24 hours of receipt or delivery) copies of all written material received by the Company or any Company Subsidiary from the Person making a Company Competing Proposal (or such Person’s Representatives) that is material to understanding such Company Competing Proposal and of all written material provided by the Company or any Company Subsidiary to the Person making a Company Competing Proposal (or such Person’s Representatives) that is material to understanding any counterproposal or other material substantive response by the Company to such Company Competing Proposal, including draft agreements or term sheets received in connection therewith. The Company shall not, and shall cause the Company Subsidiaries not to, enter into any confidentiality or other agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.

(c) Except as set forth in Sections 5.3(d), (e) and (f) below, neither the Company Board of Directors nor any committee thereof shall (i) (A) withdraw or fail to make when required pursuant to this Agreement (or qualify or modify in any manner adverse to Parent), or propose publicly to withdraw or fail to make when required pursuant to this Agreement (or qualify or modify in any manner adverse to Parent), the Company Board Recommendation, or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Competing Proposal (any action in this subclause (i) being referred to as a “Company Change of Recommendation”) (it being agreed that (x) no “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act in and of itself shall constitute a Company Change of Recommendation and (y) the provision by the Company to Parent of notice or information in connection with a Company Competing Proposal or Company Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute a Company Change of Recommendation) or (ii) cause or allow the Company or any Company Subsidiary to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Company Competing Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate the Merger (other than a confidentiality agreement as contemplated by Section 5.3(b)).

(d) Nothing in this Agreement shall prohibit or restrict the Company Board of Directors, at any time prior to obtaining the Company Stockholder Approval, from making a Company Change of Recommendation if the Company Board of Directors has concluded in good faith (after consultation with the Company’s financial advisors and outside legal counsel) (i) that a Company Competing Proposal constitutes a Company Superior Proposal and (ii) that the failure to make a Company Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the Company shall have provided prior written notice to Parent, at least three (3) business days in advance, of the Company Board of Directors’ intention to make such Company Change of Recommendation, and provided, further, that the Company Board of Directors shall take into account any changes to the terms of this Agreement proposed by Parent in response to such prior written notice or otherwise, and during such three (3) business day period the Company shall engage in good faith negotiations with Parent regarding any changes to the terms of this Agreement proposed by Parent.

(e) Nothing in this Agreement shall prohibit or restrict the Company Board of Directors, in response to a Company Intervening Event, from making a Company Change of Recommendation at any time prior to obtaining the Company Stockholder Approval if the Company Board of Directors has concluded in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the Company shall have provided prior written notice to Parent, at least three (3) business days in advance, of the Company Board of Directors’ intention to make such Company Change of Recommendation and the reasons therefor, and provided, further, that the Company Board of Directors shall take into account any changes to the terms of this Agreement proposed by Parent in response to such prior written notice or otherwise, and during such three (3) business day period the Company shall engage in good faith negotiations with Parent regarding any changes to the terms of this Agreement proposed by Parent. Notwithstanding any Company Change of Recommendation, unless this Agreement has been terminated in accordance with Article VIII, the Company shall hold the Company Special Meeting in accordance with Section 5.5 for purposes of obtaining the Company Stockholder Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation.

(f) Nothing contained in this Agreement shall prohibit or restrict the Company or the Company Board of Directors from (i) taking and disclosing to the Company stockholders a position or making a statement contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, or (ii) making any disclosure to the Company stockholders if in the good faith judgment of the Company Board of Directors (after consultation with the Company’s outside legal counsel), failure to so disclose and/or take would give rise to a violation of applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act that relates to the approval, recommendation or declaration of advisability by the Company Board of Directors with respect to a Company Competing Proposal shall be deemed to be a Company Change of Recommendation unless the Company, in connection with such disclosure, (A) publicly states that the Company Board of Directors expressly rejects the applicable Company Competing Proposal or expressly reaffirms the Company Board Recommendation or (B) does not publicly state that the Company Board of

Directors recommends acceptance of the applicable Company Competing Proposal (provided that this clause (B) shall apply only if such disclosure is made at a time when the Company has provided notice to Parent of its intention to make a Company Change of Recommendation and the Company Board of Directors is not yet permitted to effect such Company Change of Recommendation, provided, further, that if, within two (2) business days following the date on which the Company Board of Directors is permitted to effect such Company Change of Recommendation, the Company Board of Directors does not expressly reaffirm the Company Board Recommendation, the Company Board of Directors shall thereupon be deemed to make a Company Change of Recommendation).

(g) For purposes of this Section 5.3, (i) the term “Person” means any Person or “group,” as used in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiaries, and (ii) references to the “Company Board of Directors” shall mean the Company Board of Directors or, to the extent applicable, a duly authorized committee thereof.

Section 5.4 Solicitation by Parent.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent agrees that it shall not (and shall not permit any Parent Subsidiary to), and that it shall direct and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making or submission of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to, a Parent Competing Proposal, (ii) participate in any discussions or negotiations regarding a Parent Competing Proposal with, or furnish any nonpublic information in furtherance of a Parent Competing Proposal to, any Person that has made or, to Parent’s knowledge, is considering making a Parent Competing Proposal (except to notify such Person as to the existence of the provisions of this Section 5.4) (iii) waive, terminate, modify or release any Person (other than the Company and its Affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation (provided that Parent shall not be required to take, or be prohibited from taking, any action otherwise prohibited or required under this subclause (iii) if the Parent Board of Directors determines in good faith (after consultation with Parent’s outside legal advisors) that such action or inaction would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law). Parent shall, and shall cause the Parent Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Parent Competing Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Parent Competing Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

(b) Notwithstanding the limitations set forth in Section 5.4(a), if Parent receives a written Parent Competing Proposal or inquiry or proposal from a Person who is intending to make a Parent Competing Proposal and the Parent Board of Directors determines in good faith (after consultation with Parent’s financial advisors and outside legal counsel) that (i) such Parent Competing Proposal, inquiry or proposal either constitutes a Parent Superior Proposal or could reasonably be expected to result in a Parent Superior Proposal and (ii) the failure to take the actions described in clauses (A) and (B) below would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, and which Parent Competing Proposal, inquiry or proposal was made after the date of this Agreement and did not otherwise result from a breach of this Section 5.4, Parent may take any or all of the following actions: (A) furnish nonpublic information to the third party making or intending to make such Parent Competing Proposal (provided that all such information has previously been provided to the Company or is provided to the Company substantially concurrently with the time it is provided to such Person(s)), if, and only if, prior to so furnishing such information, Parent receives from the third party an executed confidentiality agreement on terms (including any “standstill” terms, which, for the avoidance of doubt, shall not include the “fall away” provisions to the “standstill” terms set forth in the Confidentiality Agreement) no less restrictive of such Person than the Confidentiality Agreement and (B) engage in discussions or negotiations with the third party with respect to such Parent Competing Proposal. Parent will (1) promptly (and in any event within 24 hours of receipt) notify the Company orally and in writing of the receipt of any Parent Competing Proposal or any initial communication or proposal that may reasonably be expected to lead to a Parent Competing Proposal and shall, in the case of any such notice to the Company as to receipt of a Parent Competing Proposal or such a proposal, set forth the material terms and conditions of such Parent Competing Proposal or such proposal (including any changes to such material terms and conditions) and the identity of the Person making any such Parent Competing Proposal and (2) thereafter shall promptly keep the Company reasonably informed on a reasonably current basis of any material change to the terms and status of any such Parent Competing Proposal. Without limiting the generality of clause (2) of the preceding sentence, Parent shall provide to the Company as soon as reasonably practicable after receipt or delivery thereof (and in any event within 24 hours of receipt or delivery) copies of all written material received by Parent or any Parent Subsidiaries from the Person making a Parent Competing Proposal (or such Person’s Representatives) that is material to understanding such Parent Competing Proposal and of all written material provided by Parent or any Parent Subsidiary to the Person making a Parent Competing Proposal (or such Person’s Representatives) that is material to understanding any counterproposal or other material substantive response by Parent to such Parent Competing Proposal, including draft agreements or term sheets received in connection therewith. Parent shall not, and shall cause the Parent Subsidiaries not to, enter into any confidentiality or other agreement with any Person subsequent to the date of this Agreement that prohibits Parent from providing such information to the Company.

(c) Except as set forth in Sections 5.4(d), (e) and (f) below, neither the Parent Board of Directors nor any committee thereof shall (i) (A) withdraw or fail to make when required pursuant to this Agreement (or qualify or modify in any manner adverse to the Company), or propose publicly to withdraw or fail to make when required pursuant to this Agreement (or qualify or modify in any manner adverse to the Company), the Parent Board Recommendation, or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Parent Competing Proposal (any action in this subclause (i) being referred to as a “Parent Change of Recommendation”) (it being agreed that (x) no “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act in and of itself shall constitute a Parent Change of Recommendation and, (y) the provision by Parent to the Company of notice or information in connection with a Parent Competing Proposal or Parent Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute a Parent Change of Recommendation) or (ii) cause or allow Parent or any Parent Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Parent Competing Proposal, or requiring, or reasonably expected to cause, Parent to abandon, terminate, delay or fail to consummate the Merger (other than a confidentiality agreement as contemplated by Section 5.4(b)).

(d) Nothing in this Agreement shall prohibit or restrict the Parent Board of Directors, at any time prior to obtaining the Parent Shareholder Required Approvals, from making a Parent Change of Recommendation if the Parent Board of Directors has concluded in good faith (after consultation with Parent’s financial advisors and outside legal counsel) (i) that a Parent Competing Proposal constitutes a Parent Superior Proposal and (ii) that the failure to make a Parent Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Parent shall have provided prior written notice to the Company, at least three (3) business days in advance, of the Parent Board of Directors’ intention to make such Parent Change of Recommendation, and provided, further, that the Parent Board of Directors shall take into account any changes to the terms of this Agreement proposed by the Company in response to such prior written notice or otherwise, and during such three (3) business day period, Parent shall engage in good faith negotiations with the Company regarding any changes to the terms of this Agreement proposed by the Company.

(e) Nothing in this Agreement shall prohibit or restrict the Parent Board of Directors, in response to a Parent Intervening Event, from making a Parent Change of Recommendation at any time prior to obtaining the Parent Shareholder Required Approvals if the Parent Board of Directors has concluded in good faith (after consultation with Parent’s financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Parent shall have provided prior written notice to the Company, at least three (3) business days in advance, of the Parent Board of Directors’ intention to make such Parent Change of Recommendation and the reasons therefor, and provided, further, that the Parent Board of Directors shall take into account any changes to the terms of this Agreement proposed by the Company in response to such prior written notice or otherwise, and during such three (3) business day period, Parent shall engage in good faith negotiations with the Company regarding any changes to the terms of this Agreement proposed by the Company. Notwithstanding any Parent Change of Recommendation, unless this Agreement has been terminated in accordance with Article VIII, Parent shall hold the Parent Special Meeting in accordance with Section 5.5 for purposes of obtaining the Parent Shareholder Approvals, and nothing contained herein shall be deemed to relieve Parent of such obligation.

(f) Nothing contained in this Agreement shall prohibit or restrict Parent or the Parent Board of Directors from (i) taking and disclosing to the Parent shareholders a position or making a statement contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, or (ii) making any disclosure to the Parent shareholders if in the good faith judgment of the Parent Board of Directors (after consultation with Parent’s outside legal counsel), failure to so disclose and/or take would give rise to a violation of applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act that relates to the approval, recommendation or declaration of advisability by the Parent Board of Directors with respect to a Parent Competing Proposal shall be deemed to be a Parent Change of Recommendation unless Parent, in connection with such disclosure, (A) publicly states that the Parent Board of Directors expressly rejects the applicable Parent Competing Proposal or expressly reaffirms the Parent Board Recommendation or (B) does not publicly state that the Parent Board of Directors recommends acceptance of the applicable Parent Competing Proposal (provided that this clause (B) shall apply only if such disclosure is made at a time when Parent has provided notice to the Company of its intention to make a Parent Change of Recommendation and the Parent Board of Directors is not yet permitted to effect such Parent Change of Recommendation, provided, further, that if, within two (2) business days following the date on which the Parent Board of Directors is permitted to effect such Parent Change of Recommendation, the Parent Board of Directors does not expressly reaffirm the Parent Board Recommendation, the Parent Board of Directors shall thereupon be deemed to make a Parent Change of Recommendation).

(g) For purposes of this Section 5.4, (i) the term “Person” means any Person or “group,” as used in Section 13(d) of the Exchange Act, other than, with respect to Parent, the Company or any Company Subsidiaries, and (ii) references to the “Parent Board of Directors” shall mean the Parent Board of Directors or, to the extent applicable, a duly authorized committee thereof.

(h) Nothing contained in this Agreement shall require the Parent Board of Directors to take any action that it is prohibited from taking, or refrain from taking any action that it is required to take, under the Irish Takeover Rules or by the Irish Takeover Panel.

Section 5.5 Preparation of the Form S-4 and the Joint Proxy Statement/Prospectus; Stockholders’ and Shareholders’ Meetings.

(a) Following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4 with respect to the Parent Shares issuable in the Merger, which will include the Joint Proxy Statement/Prospectus with respect to the Company Special Meeting and Parent Special Meeting, with such filings to be made as mutually agreed by Parent and the Company, in good faith. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, (C) include in the Form S-4 any information required to be included by the Irish Takeover Rules and (D) keep the Form S-4 effective for so long as is necessary to complete the Transactions. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement/Prospectus. The Form S-4 and Joint Proxy Statement/Prospectus shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of Parent Shares in connection with the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Shareholder Required Approvals, any information relating to the Company or Parent, or any of their respective Affiliates is discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Form S-4 and/or the Joint Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement/Prospectus or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the shareholders of Parent. Nothing in this Section 5.5(b) shall limit the obligations of any Party under Section 5.5(a). For purposes of this Section 5.5, any information concerning or related to the Company, its Affiliates or the Company Special Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its Affiliates or the Parent Special Meeting will be deemed to have been provided by Parent.

(c) The Company and Parent agree to cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders and shareholders entitled to vote at the Company Special Meeting or the Parent Special Meeting, as applicable, on the same day, which mailing shall be, unless otherwise mutually agreed, the third (3rd) business day following the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than the conditions set forth in Section 7.1(a), Section 7.1(e), Section 7.1(f), Section 7.1(g) and any such conditions that by their nature are to be satisfied at the Closing) (the date of such mailing, the “Mailing Date”). The Company and Parent agree to cause the Company Special Meeting and the Parent Special Meeting to be held on the same day and on the date that is the thirtieth (30th) day (or, if such date is not a business day, the first business day thereafter) following the Mailing Date (such date, the “Meeting Date”); provided that, unless otherwise mutually agreed, the Meeting Date shall be scheduled to occur one (1) business day prior to the expected Closing Date. In the event the Parties mutually agree in good faith that a delay of the Closing Date is reasonably likely to occur, the Company and Parent shall postpone the Company Special Meeting and the Parent Special Meeting so that they shall occur one (1) business day prior to the new expected Closing Date.

(d) The Company shall take all necessary actions to establish a record date for, and to duly call, give notice of, and convene the Company Special Meeting on the Meeting Date, in accordance with applicable Law and the Company Governing Documents. The Company shall, through the Company Board of Directors, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except in each case to the extent that the Company Board of Directors shall have made a Company Change of Recommendation as permitted by Section 5.3. Nothing contained in this Agreement shall be deemed to relieve the Company of its obligations to submit this Agreement to its stockholders for a vote on the approval and adoption thereof.

(e) Parent shall take all necessary actions to establish a record date for, and to duly call, give notice of, and convene the Parent Special Meeting on the Meeting Date, in accordance with applicable Law and the Parent Memorandum and Articles of Association. Parent shall, through the Parent Board of Directors, recommend to its shareholders that they give the Parent Shareholder Approvals, include such recommendations in the Joint Proxy Statement/Prospectus, and solicit and use its reasonable best efforts to obtain the Parent Shareholder Approvals, except in each case to the extent that the Parent Board of Directors shall have made a Parent Change of Recommendation as permitted by Section 5.4. Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the Parent Shareholder Approvals for a vote on the approval thereof.

Section 5.6 Irish Prospectus. If an Irish Prospectus is required under applicable Law, as promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and file with the CBI for its approval a draft copy of the Irish Prospectus (together with any application to the CBI for passporting such prospectus into any other required European Economic Area jurisdiction) and Parent shall cause the Irish Prospectus to comply as to form and substance in all material respects with the requirements of Irish Prospectus Law. The Company shall furnish all information concerning itself, its Affiliates and the stockholders of the Company to Parent and provide such other assistance as may be reasonably requested to determine whether the Irish Prospectus is required under applicable Law (including any requirement to passport such prospectus into other European Economic Area jurisdictions), and as otherwise may reasonably be required in respect of the preparation and approval of the Irish Prospectus. Parent shall use reasonable best efforts to obtain formal approval of the Irish Prospectus including supplying all such information, executing all such documents and paying all such fees as may be reasonably necessary or required by the CBI for the purposes of obtaining such approval. If any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Irish Prospectus so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party, and the Company and Parent shall cooperate in the prompt filing with the CBI of any necessary amendment of, or supplement to, the Irish Prospectus, and to the extent required by Law, in disseminating the information contained in such amendment or supplement to the stockholders of the Company. As promptly as practicable after the Irish Prospectus is approved by the CBI, Parent shall procure that the directors of Parent publish the Irish Prospectus in accordance with applicable Law. Parent shall promptly advise the Company upon becoming aware of (i) the time when the Irish Prospectus has been approved by the CBI or any supplement or amendment has been filed, (ii) any comments, responses or requests from the CBI relating to drafts of the Irish Prospectus or (iii) any matter referred to in Regulation 51 of the Irish Prospectus Regulations which arises between the time that the Irish Prospectus is formally approved and the Closing. Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the CBI relating to drafts of the Irish Prospectus. Notwithstanding the foregoing, prior to filing the Irish Prospectus or responding to any comments of the CBI with respect thereto, Parent shall cooperate with the Company and provide the Company a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Access; Confidentiality; Notice of Certain Events.

(a) From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records (in each case, whether in physical or electronic form) and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other Party any and all information (financial or otherwise) concerning its and its Subsidiaries’ business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 6.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) the disclosure of which would violate any Law or duty (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (iii) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts, including entering into a common defense or common interest, or other similar agreement, to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to external counsel for Parent to the extent reasonably required for the purpose of complying with applicable Antitrust Laws subject to prior execution of a common interest or joint defense agreement in customary form. If any material is withheld by a Party pursuant to the preceding sentence, such Party shall (subject to the preceding sentence) inform the other Party as to the general nature of what is being withheld to the extent permitted under applicable Law. Each of the Company and Parent will use commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.

(b) Each of the Company and Parent will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Relevant Authority in connection with this Agreement or the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any legal proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transaction, (iii) in the case of Parent, of any notice or other communication received by Parent from any Person requisitioning the convening of a meeting of the holders of Parent Shares, (iv) in the case of the Company, of any notice or other communication received by the Company from any Person calling for a meeting of the holders of Company Shares, and (v) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII.

(d) Other than any communications with Relevant Authorities in connection with the covenants set forth in Section 6.2 (which communications shall be governed by Section 6.2 and not this Section 6.1(d)), each of Parent and the Company shall permit the other Party a reasonable opportunity to review in advance (and include any reasonable comments of the other Party with respect to) any written, substantive communication that it or any of its Representatives makes to, and consult with the other Party in advance of and allow such other Party to participate in any substantive meeting, substantive telephone call or substantive conference with, any Relevant Authority (i) regarding any of the Transactions (other than ordinary course communications with the FDA that are not primarily related to the Transaction) or (ii) that would reasonably be expected to materially impact the Transactions or the expected benefits thereof.

Section 6.2 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and make effective the Transactions, as soon as reasonably practicable after the date hereof, including (i) preparing and filing, in consultation with the other Party and as promptly as advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Relevant Authority in order to consummate the Merger or any of the other Transactions (including those set forth in Section 7.1(d)(ii) of the Company Disclosure Letter or Section 7.1(d)(ii) of the Parent Disclosure Letter) and (ii) taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and advisable. Each Party agrees to supply, as promptly as practicable and advisable, any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law. In furtherance of and not in limitation of the foregoing, at the Company’s reasonable request and subject to applicable Law, Parent and its Subsidiaries will use their reasonable best efforts to enter into supplemental indentures with respect to certain notes issued by a Subsidiary of Parent to the extent reasonably necessary to permit Parent and its Subsidiaries to remain in compliance with the passive holding company covenant applicable to such notes after giving effect to the consummation of the Transactions (including by approving resolutions to approve such supplemental indenture), provided that the foregoing shall not require Parent or any of its Subsidiaries to enter into any agreement or instrument that would be effective prior to the Closing.

(b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other Party of any substantive or material communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Relevant Authority, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; provided, however, that materials may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements in effect as of the date hereof and (C) as necessary to address reasonable privilege or confidentiality concerns; and (iii) permit the other Party to review in advance any written communication that it gives to, and consult with each other in advance of any substantive or material meeting, substantive or material telephone call or substantive or material conference with, the DOJ, the FTC or any other Relevant Authority, or, in connection with any proceeding by a private party, with any other Person regarding any of the Transactions (provided, however, that materials may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements in effect as of the date hereof and (C) as necessary to address reasonable privilege or confidentiality concerns), and to the extent permitted by the DOJ, the FTC or any other applicable Relevant Authority or other Person, give the other Party the opportunity to attend and participate in any in-person meetings with the DOJ, the FTC or any other Relevant Authority or other Person. With respect to any materials required to be given by either Party to the other Party pursuant to this Section 6.2(b), such first Party may give such materials to such second Party’s outside counsel, instead of directly to such second Party. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.2(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the Party providing such materials or its counsel. In furtherance and not in limitation of the covenants of the Parties contained in Section 6.2(a) and this Section 6.2(b), each Party shall take any and all actions as may be necessary or advisable to obtain the expiration or termination of any waiting period or any consents, permits, waivers, approvals, authorizations or orders required under any Antitrust Law in connection with the consummation of the Transactions as promptly as reasonably practicable and to resolve objections, if any, as may be asserted with respect to the Transactions under any Antitrust Law as promptly as reasonably practicable including, in each case, agreeing to any terms, conditions or modifications (including Parent, the Company or any of their respective Subsidiaries having to cease operating, license, sell or otherwise dispose of any assets or businesses (including the requirement that any such assets or businesses be held separate) or limiting their respective freedom of action); provided, however, neither the Company nor Parent shall be required to take, and neither the Company nor Parent shall take without prior written consent of the other Party, such actions under this Section 6.2 that would result in, or would be reasonably likely to result in, either individually or in the aggregate, a one-year loss of net sales revenues (as measured by net 2015 sales revenue) in excess of $2.5 billion for Parent and its Subsidiaries, taken as a whole (including for purposes of such determination, the Surviving Corporation and its Subsidiaries but excluding (I) any assets or lines of business being sold pursuant to the Pending Parent Transaction Agreement and (II) any assets or lines of business which are not held or operated by the Parties as of the date hereof), after giving effect to the Merger. Nothing in this Section 6.2(b) shall require Parent, the Company or their respective Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing. The Parties shall jointly develop the strategy relating to the Antitrust Laws and consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission; provided, however, that the Company shall ultimately control the strategy relating to the Antitrust Laws and shall have final decision-making authority on any action or decision required to insure that the Company can meet its obligations in this Section 6.2 and its ability to consummate the Transaction (provided that the Company shall have consulted with Parent with respect to such strategy and decision and considered Parent’s views in good faith).

(c) Each of Parent and the Company shall use its reasonable best efforts to obtain the expiration or termination of all waiting periods and all consents, waivers, authorizations and approvals of all Relevant Authorities and other third parties necessary, proper or advisable for the consummation of the Transactions and to provide any notices to third parties required to be provided prior to the Effective Time; provided that, without the prior written consent of the other Party, neither Party shall pay any material fee, penalty or other consideration (other than customary filing or application fees), incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement in connection with such waiting periods, consents, waivers, authorizations or approvals.

Section 6.3 Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to the Transactions or this Agreement without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required by this Section 6.3 to provide any such review or comment to Parent in connection with the receipt and existence of a Company Competing Proposal or a Company Change of Recommendation and matters related thereto; provided, further, however, that Parent shall not be required by this Section 6.3 to provide any such review or comment to the Company in connection with the receipt and existence of a Parent Competing Proposal or a Parent Change of Recommendation and matters related thereto; provided further that each Party and their respective Affiliates may make statements that are substantially similar to previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.3.

Section 6.4 Directors’ and Officers’ Insurance and Indemnification. For not less than six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless all individuals who at or prior to the Effective Time are past or present directors, officers or employees of the Company or the Company Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of the Company or the Company Subsidiaries (collectively, the “Company Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Company Indemnified Party to the fullest extent permitted by Law; provided that, solely in the case of indemnification by Parent, such Company Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Company Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director, employee or other fiduciary of the Company or any of the Company Subsidiaries or of any Person if such service was at the request or for the benefit of the Company or any of the Company Subsidiaries, to the fullest extent permitted by Law or provided pursuant to the Company Governing Documents or the organizational documents of any Company Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement. For not less than six (6) years from and after the Effective Time, Parent shall and shall also cause the Surviving Corporation to indemnify and hold harmless all individuals who at or prior to the Effective Time are past or present directors, officers or employees of Parent or the Parent Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Parent or the Parent Subsidiaries (collectively, the “Parent Indemnified Parties” and, together with the Company Indemnified Parties, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Parent Indemnified Party to the fullest extent permitted by Law; provided that, solely in the case of indemnification by Parent, such Parent Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Parent Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director, employee or other fiduciary of Parent or any of the Parent Subsidiaries or of any Person if such service was at the request or for the benefit of Parent or any of the Parent Subsidiaries, to the fullest extent permitted by Law or provided pursuant to the Parent Memorandum and Articles of Association or the organizational documents of any Parent Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) or in any agreement shall survive the Merger and shall continue in full force and effect. For six (6) years after the Effective Time, the Surviving Corporation to the fullest extent permitted by Law shall cause to be maintained in effect the provisions in (a) the Company Governing Documents and the organizational documents of any Company Subsidiary and (b) any other agreements of the Company and the Company Subsidiaries with any Company Indemnified Party, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Company Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions). For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (A) the Parent Memorandum and Articles of Association and the organizational documents of any Parent Subsidiary and (B) any other agreements of Parent and the Parent Subsidiaries with any Parent Indemnified Party, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Parent Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions). Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, for the benefit of the current or former directors, officers, fiduciaries, agents and employees of the Company and the Company Subsidiaries an insurance and indemnification policy covering each such Person covered by the officers’ and directors’ liability policies of the Company or the Company Subsidiaries that provides coverage for events occurring prior to the Effective Time (the “Company D&O Insurance”) that is no less favorable than the Company’s existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the Company D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement (it being understood that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 300% amount); provided further that either the Surviving Corporation or the Company may prior to the Effective Time substitute therefor a single premium tail coverage with respect to the Company D&O Insurance with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement. Parent shall provide, for an aggregate period of not less than six (6) years from the Effective Time, for the benefit of the current or former directors, officers, fiduciaries, agents and employees of Parent and the Parent Subsidiaries an insurance and indemnification policy covering each such Person covered by the officers’ and directors’ liability policies of Parent or the Parent Subsidiaries that provides coverage for events occurring prior to the Effective Time (the “Parent D&O Insurance”) that is no less favorable than the Parent’s existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that Parent shall not be required to pay an annual premium for the Parent D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement (it being understood that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 300% amount). Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.4, the provisions of this Section 6.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4. The rights and obligations under this Section 6.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The provisions of this Section 6.4 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

Section 6.5 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Transactions.

Section 6.6 Obligations of Merger Sub and the Surviving Corporation. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.

Section 6.7 Rule 16b-3. Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.8 Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from each of the NYSE, the London Stock Exchange, NYSE Euronext Brussels and the Swiss SIX Stock Exchange and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.9 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.10 Post-Merger Governance Matters.

(a) Parent shall take all such actions as are necessary to ensure that, as of the Effective Time, the following individuals shall become officers of Parent from the Effective Time, serving in the respective offices set forth beside each individual’s name, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified:

Name	Position
Ian C. Read	Chairman and Chief Executive Officer
Brenton L. Saunders	President and Chief Operating Officer

(b) Parent shall take all such actions as are necessary to cause, effective as of the Effective Time, the Parent Board of Directors to be comprised of a total of fifteen (15) directors, eleven (11) of which will be directors from the Company Board of Directors prior to the Closing and four (4) of which will be directors from the Parent Board of Directors prior to the Closing. Of such four (4) directors from the Parent Board of Directors, one shall be the Executive Chairman of Parent prior to the Closing, one shall be the Chief Executive Officer of Parent prior to the Closing and the remaining two (2) directors shall be mutually agreed between Parent and the Company. The Chairman and Chief Executive Officer of the Company shall become the Chairman and Chief Executive Officer of Parent as of the Closing. The new members appointed to the Parent Board of Directors shall be ratified by the Nominating and Governance Committee of the Parent Board of Directors and the Parent Board of Directors in accordance with the Parent Memorandum and Articles of Association.

(c) Subject to receipt of the Parent Shareholder Name Change Approval, Parent shall take such actions to effect the Parent Name Change. In the event that Parent shall not receive the Parent Shareholder Name Change Approval prior to the Effective Time, then, to the extent permitted by applicable Law, Parent shall do business as “Pfizer” and shall seek shareholder approval as soon as practicable after the Closing to effect the Parent Name Change.

(d) Parent shall take all action as is reasonably necessary to change its NYSE ticker symbol to “PFE”, to be effective from and after the Closing.

(e) The Company and Parent shall cooperate and, subject to the receipt of the Parent Shareholder Distributable Reserves Approval, Parent shall as promptly as reasonably practicable following (i) its next annual general meeting of the holders of Parent Shares following the date of this Agreement, in respect of the reduction of the share premium of Parent referred to in clause (i) of the definition of Parent Distributable Reserves Creation, and (ii) the completion of the Transactions, in respect of the reduction of the share premium of Parent referred to in clause (ii) of the definition of Parent Distributable Reserves Creation, prepare and file an application to the High Court for an order pursuant to the Companies Acts approving such Parent Distributable Reserves Creation, and take all action as is reasonably necessary to cause such Parent Distributable Reserves Creation to become effective.

Section 6.11 Employment and Benefit Matters.

(a) Compensation and Benefit Continuation.

(i) Company Employees. For the period commencing on the Effective Time and ending on December 31, 2017 (the “Continuation Period”), Parent shall provide, or shall cause to be provided, to each Company Employee (A) base compensation that is no less favorable to such Company Employee than the base compensation provided to such Company Employee immediately prior to the Effective Time; (B) a short-term incentive opportunity that is no less favorable than such Company Employee’s short-term incentive opportunity in effect immediately prior to the Effective Time; (C) an annual long-term incentive compensation award with an annual target grant value that is no less favorable than the annual target grant value of such Company Employee’s long-term compensation opportunity in effect immediately prior to the Effective Time; and (D) employee benefits (excluding severance benefits, defined benefit pension plans and retiree medical plans) that are no less favorable in the aggregate than those provided to the Company Employee immediately prior to the Effective Time; provided, however, that nothing contained herein shall prevent Parent from amending compensation and benefit arrangements to the extent required by applicable law or to implement changes to such arrangements that are announced prior to the Effective Time. For the Continuation Period or such longer period as provided by any Company Benefit Plan that is a severance plan, policy, program, agreement or arrangement as of the Effective Time, Parent shall provide, or shall cause to be provided, to each Company Employee who experiences a termination of employment during the Continuation Period, severance benefits that are no less favorable than the severance benefits such Company Employee would be entitled to receive upon such a termination of employment under the severance plan, policy, agreement or arrangement such Company Employee was eligible to participate in as of immediately prior to the Effective Time (subject to any modifications to such severance plan, policy, agreement or arrangement contemplated by Section 5.2 of the Company Disclosure Letter).

(ii) Parent Employees. For the Continuation Period, Parent shall provide, or shall cause to be provided, to each Parent Employee (A) base compensation that is no less favorable to such Parent Employee than the base compensation provided to such Parent Employee immediately prior to the Effective Time; (B) a short-term incentive opportunity that is no less favorable than such Parent Employee’s short-term incentive opportunity in effect immediately prior to the Effective Time; (C) an annual long-term incentive compensation award with an annual target grant value that is no less favorable than the annual target grant value of such Parent Employee’s long-term compensation opportunity in effect immediately prior to the Effective Time (which award in respect of the 2017 calendar year shall be reduced to the extent that any prior long-term equity incentive award made to such Parent Employee was front-loaded in respect of the 2017 calendar year); and (D) employee benefits (excluding severance benefits, defined benefit pension plans and retiree medical plans) that are no less favorable in the aggregate than those provided to the Parent Employee immediately prior to the Effective Time; provided, however, that nothing contained herein shall prevent Parent from amending compensation and benefit arrangements to the extent required by applicable law or to implement changes to such arrangements that are announced prior to the Effective Time. For the Continuation Period, or such longer period as provided by any Parent Benefit Plan that is a severance plan, policy, program, agreement or arrangement as of the Effective Time, Parent shall provide, or shall cause to be provided, to each Parent Employee who experiences a termination of employment during the Continuation Period, severance benefits that are no less favorable than the severance benefits such Parent Employee would be entitled to receive upon such a termination of employment under the severance plan, policy, program, agreement or arrangement such Parent Employee was eligible to participate in as of immediately prior to the Effective Time (subject to any modifications to such severance plan, policy, agreement or arrangement contemplated by Section 5.2 of the Parent Disclosure Letter).

(iii) Assumption of Benefit Plans. Further, and notwithstanding any other provision of this Agreement to the contrary, Parent shall, or shall cause the Surviving Corporation to, assume honor and fulfill all Company Benefit Plans and Parent Benefit Plans, in each case in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended as permitted pursuant to the terms of such Company Benefit Plans or Parent Benefit Plans, respectively, or as permitted pursuant to Section 5.1(b)(iii) or Section 5.2(b)(iii).

(b) Service Credit.

(i) Following the Effective Time, Parent shall assume the Company Benefit Plans, and the Parent Employees shall commence participation in the Company Benefit Plans at such time or times as are determined by Parent following the Effective Time; provided that Parent Employees shall be eligible to participate in any Company Benefit Plan that provides retiree medical benefits to the same extent as similarly situated Company Employees who are newly hired after the Effective Time (for the avoidance of doubt, excluding any such Company Benefit Plan that has been frozen to new participants or for which participation is limited to a grandfathered population), subject to the service crediting provisions set forth in Section 6.11(b)(ii).

(ii) For purposes of vesting, eligibility to participate and level of benefits under the Company Benefit Plans providing benefits to any Parent Employees after the Effective Time (the “New Plans”), each Parent Employee shall be credited with his or her years of service with (x) Parent and its Subsidiaries and their respective predecessors before the Effective Time to the extent such service was recognized by Parent for similar purposes prior to the Effective Time (or, if there is not a similar purpose under the Parent Benefit Plans as in effect prior to the Effective Time or no similar Parent Benefit Plan, to the same extent the Company would recognize such service for similarly situated Company Employees under the Company

Benefit Plans), and (y) with the Company and its Subsidiaries and their respective predecessors prior to the Effective Time to the extent such service was recognized by the Company for similar purposes prior to the Effective Time, provided that service with any predecessor entity prior to the date on which such entity became an Affiliate of the Company shall only be credited to the extent such Parent Employee was employed by such predecessor entity on the date such predecessor entity became an Affiliate of the Company; provided further that the foregoing shall not apply with respect to (A) any defined benefit pension plan, (B) the level of the retirement savings contribution under any tax-qualified or non-qualified defined contribution plans, (C) the determination of the level of benefits, including any employer subsidy, applicable to a Parent Employee under any New Plan that provides retiree medical benefits, (D) any benefit plan that is frozen or for which participation is limited to a grandfathered population, (E) if the Parent or the Company, respectively, recognized such service for similar purposes prior to the Effective Time, to the extent that its application would result in a Parent Employee or Company Employee, respectively, receiving service credit in excess of the maximum service credit that such Parent Employee or Company Employee, respectively, could be credited for such similar purpose or (F) to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Parent Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Parent Benefit Plan in which such Parent Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical and/or vision benefits to any Parent Employee, Parent shall use its commercially reasonable efforts to cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Plans, and (2) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(iii) Each Company Employee shall continue to participate in the Company Benefit Plans following the Effective Time and shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time for all purposes to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under each Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time. To the extent a Parent Employee continues to participate in any Parent Benefit Plan following the Effective Time, such Parent Employee shall be credited with his or her years of service with Parent and its Subsidiaries and their respective predecessors before the Effective Time for all purposes to the same extent as such Parent Employee was entitled, before the Effective Time, to credit for such service under such Parent Benefit Plan immediately prior to the Effective Time.

(iv) If following the Effective Time, Parent and its Subsidiaries adopt new compensation or benefit plans or arrangements not contemplated by Sections 6.11(b)(i)-(iii) (a “Post-Closing Benefit Plan”), each Company Employee and Parent Employee shall be credited with his or her years of service with the Company and its Subsidiaries, or Parent and its Subsidiaries, as applicable, and their respective predecessors before the Effective Time, for all purposes to the same extent as such Company Employee or Parent Employee is entitled to credit for such service under Section 6.11(b)(ii) and Section 6.11(b)(iii) if such Post-Closing Benefit Plan was a Company Benefit Plan; provided, however, that with respect to any Post-Closing Benefit Plan that is a defined benefit pension plan or retiree medical plan, each Parent Employee shall be credited with his or her years of service with the Company and its Subsidiaries, or Parent and its Subsidiaries, as applicable, and their respective predecessors before the Effective Time for all purposes to the same extent similarly situated Company Employees are entitled to credit for such service under this Section 6.11(b)(iv), it being understood that the service crediting limitations set out in (ii) will not apply to such Post-Closing Benefit Plan.

(c) Employee Consultation. Parent and the Company shall cooperate in respect of consultation obligations and similar notice and bargaining obligations owed to any employees or consultants of Parent or the Company and their respective Subsidiaries in accordance with all applicable Laws and works council or other bargaining agreements, if any.

(d) Written Communications. The Parties shall provide each other with copies of any material written communication intended for broad-based and general distribution to any current or former Company Employees or Parent Employees if such communications relate to the Transactions and will provide each other with a reasonable opportunity to review such communications prior to distribution.

(e) 2016 Bonuses. Without limiting the generality of Section 6.11(a)(ii):

(i) As soon as reasonably practicable following the Effective Time Parent shall, or shall cause the appropriate Affiliate of Parent to, pay to each Parent Employee who is employed by Parent or its Affiliates as of the Effective Time and who is eligible for an annual cash bonus pursuant to the Parent’s 2016 annual incentive program, an annual cash bonus for the period commencing on January 1, 2016 and ending on the Effective Time as determined in accordance with, and pursuant to, the terms and conditions of the Parent’s 2016 annual incentive program; it being understood and agreed by the Parties that such annual cash bonus shall be (A) based on performance in relation to the 2016 plan year, (B) prorated to the Effective Time, and (C) determined based on Parent financial performance deemed to have been achieved at the greater of (1) 100% of the applicable financial target(s) and (2) actual year-to-date financial performance, adjusted as necessary and appropriate to reflect the shortened performance period with the performance targets or goals adjusted and measured based on the truncated performance period, as disclosed to the Company prior to payment; and

(ii) Each Parent Employee who remains employed by Parent or its Affiliates following the Effective Time shall be eligible for an annual cash bonus for the period commencing on the Effective Time and ending on December 31, 2016 (the “2016 Stub Period”), it being understood and agreed by the Parties that any such annual cash bonus shall have terms and conditions consistent with the terms and conditions of the Parent’s 2016 annual incentive program terms and conditions and shall (1) be based on performance in relation to the 2016 Stub Period, (2) have a target bonus opportunity at least equal to such Parent Employee’s target bonus opportunity for the 2016 plan year under Parent’s 2016 annual incentive program, prorated to reflect the 2016 Stub Period, and (3) have Parent financial performance measures and targets mutually agreed to by Parent and the Company as soon as reasonably practicable prior to the Effective Time.

(f) No Third-Party Beneficiaries. Nothing in this Agreement shall confer upon any Company Employee or Parent Employee any right to continue in the employ or service of Parent or any of its Affiliates, or shall interfere with or restrict in any way the rights of Parent or any of its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee or Parent Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.11 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or Parent Benefit Plan, or (ii) create any third-party rights in any current or former service provider or employee of Parent, the Company or any of their respective Affiliates (or any beneficiaries or dependents thereof).

Section 6.12 Pending Parent Transaction. Notwithstanding anything to the contrary in this Agreement, but subject to Section 6.12(b) in the case of Section 6.12(a):

(a) the Company agrees that Parent and the Parent Subsidiaries shall be entitled to take or refrain from taking any and all actions (i) required to be taken or prohibited from being taken under the Pending Parent Transaction Agreement or any Ancillary Agreement, including entrance into any such Ancillary Agreement or (ii) reasonably necessary or advisable to perform their respective obligations under the Pending Parent Transaction Agreement or any Ancillary Agreement or to consummate the Pending Parent Transaction pursuant to the terms of the Pending Parent Transaction Agreement or any Ancillary Agreement.

(b) the Company agrees that Parent and each Parent Subsidiary may enter into any amendment to, or grant any waiver under, the Pending Parent Transaction Agreement; provided that such amendment or waiver does not (i) reduce, change the payment date of, or alter the form of consideration comprising, the Global Purchase Price, (ii) include as a Transferred Asset any branded product or other material asset of Parent or any Parent Subsidiary that is not a Transferred Asset as of the date hereof, (iii) provide for the retention or assumption by Parent or any Parent Subsidiary of any additional material liability (whether or not contingent) or (iv) otherwise materially expand or extend any continuing obligation of, or impose any additional material obligation on, Parent or any of its Affiliates under the Pending Parent Transaction Agreement or any Ancillary Agreement, following the Pending Parent Transaction Closing (in each case, other than as contemplated by the Pending Parent Transaction Agreement or any Ancillary Agreement); provided further that this Section 6.12(b) shall not prohibit or restrict Parent or any Parent Subsidiary from taking the actions contemplated by Section 5.2(b)(iii) of the Parent Disclosure Letter.

(c) Parent shall, and shall cause the Parent Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Pending Parent Transaction pursuant to the terms of the Pending Parent Transaction Agreement; provided, however, this Section 6.12(c) shall not limit Parent’s rights under Section 6.12(a) and (b).

Section 6.13 Integration Planning.

(a) From and after the execution of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by Law (including Antitrust Laws), each Party hereto shall (and shall cause its Representatives to) use reasonable best efforts (i) to cooperate in planning the restructuring and integration of the Company, the Company Subsidiaries and their respective businesses, on the one hand, with Parent, the Parent Subsidiaries and their respective businesses, on the other hand (the “Integration Transactions”); and (ii) notwithstanding anything to the contrary in Section 5.1 or Section 5.2 (including the actions set forth in Section 5.1 of the Company Disclosure Letter or Section 5.2 of the Parent Disclosure Letter), to refrain from taking any actions that would reasonably be expected to cause any Integration Transaction to fail to achieve, in any material respect, any material element of its intended operational, financial and other synergies; provided, however, that Parent and the Parent Subsidiaries and their respective businesses shall not be required to take any action with respect to the implementation of any Integration Transaction that would be reasonably likely to materially and adversely affect the business, operations and structure of Parent and the Parent Subsidiaries considered on a standalone basis without regard to the Transactions. Notwithstanding anything to the contrary set forth in this Section 6.13, the Parties may, designate any competitively sensitive materials provided to the other under this this Section 6.13 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the Party providing such materials or its counsel.

(b) If this Agreement is terminated pursuant to Section 8.1, the Company shall upon request by Parent promptly reimburse Parent and the Parent Subsidiaries for all reasonable out-of-pocket fees and expenses (including any professional fees and expenses) and Taxes (but excluding any VAT for which Parent (or any member of a VAT Group of which Parent is a member) is entitled to a refund, repayment or credit from any relevant Tax authority) incurred by Parent and the Parent Subsidiaries, in each case, in connection with any actions taken by Parent or any Parent Subsidiaries pursuant to Section 6.13(a).

Section 6.14 Tax Matters. From and after the execution of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by Law, (a) notwithstanding anything to the contrary in Section 5.1 or Section 5.2 (including the actions set forth in Section 5.1 of the Company Disclosure Letter or Section 5.2 of the Parent Disclosure Letter), each Party hereto shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and none of Parent, Merger Sub or the Company shall, and they shall not permit any of their respective Subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to so qualify; (b) notwithstanding anything to the contrary in Section 5.1 or Section 5.2 (including the actions set forth in Section 5.1 of the Company Disclosure Letter or Section 5.2 of the Parent Disclosure Letter), none of Parent, Merger Sub or the Company shall, and they shall not permit any of their respective Subsidiaries to, other than as required by this Agreement, take any action that, in combination with the Merger, causes, or could reasonably be expected to cause, the ownership threshold of Section 7874(a)(2)(B)(ii) of the Code to be met; and (c) each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall use reasonable best efforts to execute certificates containing appropriate representations at such time or times as may be reasonably requested by Tax counsel to the Company that are in form and substance acceptable to such counsel, in connection with such counsel’s delivery to the Company of an opinion or opinions rendered in connection with the Transactions.

Section 6.15 Security Holder Litigation. Each Party shall provide the other Party prompt oral notice of any litigation brought by any stockholder or shareholder of that Party, as applicable, against such Party, any of its Subsidiaries and/or any of their respective directors relating to the Merger, this Agreement or any of the Transactions. Unless (a) in the case of such litigation with respect to the Company, the Company Board of Directors has made or is considering making a Company Change of Recommendation or (b) in the case of such litigation with respect to Parent, the Parent Board of Directors has made or is considering making a Parent Change of Recommendation, each Party shall give the other Party the opportunity to participate (at such other Party’s expense) in the defense or settlement of any such litigation, and no such settlement shall be agreed to without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, except that the other Party shall not be obligated to consent to any settlement which does not include a full release of such other Party and its Affiliates or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its Affiliates. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.15 and Section 5.1, Section 5.2 or Section 6.2, the provisions of this Section 6.15 shall prevail.

Section 6.16 Proceeds Relating to the Pending Parent Transaction. In connection with the Pending Parent Transaction Closing, Parent shall (or shall cause the Parent Subsidiaries to) use a portion of the cash proceeds received from the Pending Parent Transaction Closing to prepay in full all amounts outstanding under the agreements set forth on Section 6.16 of the Parent Disclosure Letter to the extent, in Parent’s reasonable commercial judgment, it would be advisable to prepay such amounts taking into account the needs of the business and operations of Parent and the Parent Subsidiaries.

Section 6.17 Parent Share Split. Subject to Parent Shareholder Share Split Approval, Parent shall take such actions as are reasonably necessary to effect the Parent Share Split, effective as of immediately prior to the Effective Time.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by mutual agreement of Parent, Merger Sub and the Company, to the extent permitted by applicable Law:

(a) Shareholder Approval. Each of the Company Stockholder Approval and the Parent Shareholder Required Approvals shall have been obtained;

(b) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened;

(c) No Illegality or Injunction. No (i) Law, (ii) injunction, restraint or prohibition by any court of competent jurisdiction or (iii) injunction, order or prohibition under any Antitrust Law by any Relevant Authority of competent jurisdiction, in each case, which prohibits consummation of the Merger shall have been enacted or entered and shall continue to be in effect to prohibit consummation of the Merger;

(d) Regulatory Approvals. (i) Any applicable waiting period (or extension thereof) relating to the Merger under the HSR Act shall have expired or been terminated, and (ii) all consents of, or filings with, the Relevant Authorities set forth in Section 7.1(d)(ii) of the Company Disclosure Letter and Section 7.1(d)(ii) of the Parent Disclosure Letter shall have been obtained and shall be in full force and effect at the Closing and any applicable waiting period with respect thereto shall have expired or been terminated, as the case may be;

(e) Irish Prospectus. An Irish Prospectus in relation to the Parent Shares shall, if required by Irish Prospectus Law, have been approved by the CBI, and made available to the public in accordance with Irish Prospectus Law;

(f) Parent Share Split. The Parent Share Split shall have occurred; and

(g) Listing. The Parent Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver in writing by Parent) on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the first two sentences of Section 3.2(a), the penultimate sentence of Section 3.10 and Section 3.24 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except for breaches of representations and warranties which are de minimis in the aggregate; (ii) the representations and warranties of the Company set forth in Section 3.1(a), Section 3.3(a), Section 3.19 and Section 3.22 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” or similar qualifiers contained therein (other than in the term “Company Material Contract”)) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect; and

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction (or waiver in writing by the Company) on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in the first two sentences of Section 4.2(a) and the penultimate sentence of Section 4.10 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except for breaches of representations and warranties which are de minimis in the aggregate; (ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.1(a), Section 4.3(a), Section 4.19 and Section 4.22 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct other than as would not materially impede or prevent the consummation of the Merger as of such date) and (iii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to “materiality” or “Parent Material Adverse Effect” or similar qualifiers contained therein (other than in the term “Parent Material Contract”)) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect;

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time; and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect; and

(c) Pending Parent Transaction Closing. The Pending Parent Transaction Closing shall have occurred in accordance with the terms of the Pending Parent Transaction Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Company Stockholder Approval or the Parent Shareholder Required Approvals, if applicable) as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, prior to the Effective Time, if there has been a breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would result in the conditions in Article VII not being satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) calendar days following delivery of notice thereof to the defaulting Party by the non-defaulting Party or (ii) three (3) business days before the Outside Date); provided, however, that this Agreement may not be terminated pursuant to this Section 8.1(b) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(c) by either Parent or the Company, if the Effective Time shall not have occurred by 5:00 pm, New York City time, on October 31, 2016 (the “Outside Date”); provided that if on such date all of the conditions set forth in Article VII have been satisfied or waived (other than the conditions set forth in Section 7.1(a), Section 7.1(b), Section 7.1(d), Section 7.1(e) and Section 7.1(f) and those conditions that by their nature can only be satisfied at the Closing), then the Outside Date shall be automatically extended to 5:00 pm, New York City time on March 31, 2017; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Effective Time not occurring prior to the Outside Date;

(d) by Parent, if, prior to receipt of the Company Stockholder Approval, (i) the Company Board of Directors shall have effected a Company Change of Recommendation in response to a Company Superior Proposal or (ii) the Company Board of Directors shall have effected a Company Change of Recommendation other than in response to a Company Superior Proposal;

(e) by the Company, if, prior to receipt of the Parent Shareholder Required Approvals, (i) the Parent Board of Directors shall have effected a Parent Change of Recommendation in response to a Parent Superior Proposal or (ii) the Parent Board of Directors shall have effected a Parent Change of Recommendation other than in response to a Parent Superior Proposal;

(f) by either the Company or Parent if a Relevant Authority of competent jurisdiction, that is in a jurisdiction that is material to the business and operations of the Company and Parent, taken together, shall have issued a final, non-appealable order, injunction, decree, ruling or Law in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(g) by either the Company or Parent, if the Company Special Meeting (as it may be adjourned or postponed) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(h) by either Parent or the Company, if the Parent Special Meeting (as it may be adjourned or postponed) shall have concluded and the Parent Shareholder Required Approvals shall not have been obtained; or

(i) by either Parent or the Company, if following the date hereof, there shall have occurred an Adverse Tax Law Change.

Section 8.2 Effect of Termination.

(a) In the event of the valid termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall terminate (except that the Confidentiality Agreement, this Section 8.2 and Section 9.3 through Section 9.14 shall survive such termination) and there shall be no liability on the part of Parent, Merger Sub or Allergan Medical Sàrl (“Allergan Medical”), on the one hand, or the Company, on the other hand, to the other except (i) as provided in Section 8.2(b) or Section 8.2(c), as applicable, or (ii) liability arising out of or resulting from fraud or a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

(b) Reimbursement of Parent Expenses; Company Termination Fee.

(i) If (A) the Company terminates this Agreement pursuant to Section 8.1(i), (B) either the Company or Parent terminates this Agreement pursuant to Section 8.1(g) and the Parent Shareholder Required Approvals have been obtained or (C) Parent terminates this Agreement pursuant to Section 8.1(d) and the Parent Board of Directors has not made a Parent Change of Recommendation, and Parent confirms to the Company in writing that the Parent Board of Directors has determined in good faith (after consultation with Parent’s financial advisors and outside legal counsel) that it continues to make the Parent Board Recommendation and does not intend to make a Parent Change of Recommendation, then, in each case, within three (3) business days after such termination, the Company shall pay or cause to be paid to

Parent (i) any and all documented fees and expenses of third parties (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives) and (ii) the costs, fees and expenses set forth on Section 8.2(b)(i) of the Parent Disclosure Letter, but excluding any VAT for which Parent (or any member of a VAT Group of which Parent is a member) is entitled to a refund, repayment or credit from any relevant Tax authority, actually incurred, paid or payable by or on behalf of Parent or any of its Subsidiaries in connection with the authorization, preparation, negotiation, execution, performance, termination or abandonment of this Agreement and the Transactions (the “Parent Expenses”), in an aggregate amount not to exceed $400 million in cash; provided that the payment by the Company of the Parent Expenses pursuant to this Section 8.2(b)(i) shall not relieve the Company of any obligation to pay the Company No Vote Fee, the Company Termination Fee or the Company Intervening Event Termination Fee pursuant to Section 8.2(b)(ii), Section 8.2(b)(iii), Section 8.2(b)(iv) or Section 8.2(b)(v), as applicable, except to the extent indicated in Section 8.2(b)(ii), Section 8.2(b)(iii), Section 8.2(b)(iv) or Section 8.2(b)(v), as applicable.

(ii) If either the Company or Parent terminates this Agreement pursuant to Section 8.1(g) and the Parent Shareholder Required Approvals have been obtained and there has not been a Parent Change of Recommendation, then within three (3) business days after such termination, the Company shall pay or cause to be paid to Allergan Medical a termination fee equal to $1.5 billion in cash (the “Company No Vote Fee”); provided that (A) any Parent Expenses paid by the Company to Parent pursuant to Section 8.2(b)(i) shall be credited against, and shall thereby reduce, the amount of the Company No Vote Fee that otherwise would be required to be paid by the Company to Allergan Medical, and (B) the payment by the Company of the Company No Vote Fee pursuant to this Section 8.2(b)(ii) shall not relieve the Company of any obligation to pay the Company Termination Fee or the Company Intervening Event Termination Fee pursuant to Section 8.2(b)(iii) or Section 8.2(b)(v), as applicable, except to the extent indicated in Section 8.2(b)(iii) or Section 8.2(b)(v), as applicable.

(iii) If (A) either Parent or the Company terminates this Agreement pursuant to Section 8.1(g), (B) after the date hereof, a Company Competing Proposal shall have been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Company Special Meeting, and (C) (1) any Company Competing Proposal is consummated within twelve (12) months of such termination or (2) the Company enters into a definitive agreement providing for a Company Competing Proposal within twelve (12) months of such termination and such Company Competing Proposal is consummated, then within one (1) business day after the date on which such Company Competing Proposal is consummated, the Company shall pay or cause to be paid to Allergan Medical a fee of $3.5 billion in cash (the “Company Termination Fee”); provided that (x) any Parent Expenses paid by the Company to Parent pursuant to Section 8.2(b)(i) and the Company No Vote Fee paid by the Company pursuant to Section 8.2(b)(ii) shall be credited against, and shall thereby reduce, the amount of the Company Termination Fee that otherwise would be required to be paid by the Company to Allergan Medical. Solely for purposes of this Section 8.2(b)(iii), the term “Company Competing Proposal” shall have the meaning assigned to such term in Section 9.5, except that all references to “20%” and “80%” being deemed to be replaced with references to “50%”.

(iv) If (A) Parent terminates this Agreement pursuant to Section 8.1(d)(i) and (B) the Parent Board of Directors has not made a Parent Change of

Recommendation, and Parent confirms to the Company in writing that the Parent Board of Directors has determined in good faith (after consultation with Parent’s financial advisors and outside legal counsel) that it continues to make the Parent Board Recommendation and does not intend to make a Parent Change of Recommendation, then within three (3) business days after such termination, the Company shall pay or cause to be paid to Allergan Medical the Company Termination Fee; provided that any Parent Expenses paid by the Company to Parent pursuant to Section 8.2(b)(i) shall be credited against, and shall thereby reduce, the amount of the Company Termination Fee that otherwise would be required to be paid by the Company to Allergan Medical.

(v) If (A) (i) Parent terminates this Agreement pursuant to Section 8.1(d)(ii) and (ii) the Parent Board of Directors has not made a Parent Change of Recommendation, and Parent confirms to the Company in writing that the Parent Board of Directors has determined in good faith (after consultation with Parent’s financial advisors and outside legal counsel) that it continues to make the Parent Board Recommendation and does not intend to make a Parent Change of Recommendation or (B) either Parent or the Company terminates this Agreement pursuant to Section 8.1(g) and there has been a Company Change of Recommendation other than in response to a Company Superior Proposal, then within three (3) business days after such termination, the Company shall pay or cause to be paid to Allergan Medical the Company Intervening Event Termination Fee; provided that any Parent Expenses paid by the Company to Parent pursuant to Section 8.2(b)(i) and any Company No Vote Fee paid by the Company to Allergan Medical pursuant to Section 8.2(b)(ii) shall be credited against, and shall thereby reduce, such Company Intervening Event Termination Fee.

(vi) In the event any amount is payable by the Company pursuant to the preceding clause (i), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. In the event any amount is payable by the Company pursuant to the preceding clauses (ii), (iii), (iv) or (v), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Allergan Medical. In no event shall the Company be obligated to reimburse the Parent Expenses or pay the Company No Vote Fee, the Company Termination Fee or the Company Intervening Event Termination Fee on more than one (1) occasion each, and in no event shall the aggregate payments pursuant to this Section 8.2(b) exceed the Company Termination Fee.

(vii) Any payment made pursuant to this Section 8.2(b) shall be made free and clear of any United States federal withholding Tax; provided that (A) Parent has delivered to the Company, in advance of the payment, an opinion of nationally recognized Tax counsel, which counsel is reasonably acceptable to the Company, that concludes that United States federal withholding Tax should not be required to be withheld by the Company in respect of such payment and (B) Parent and Allergan Medical shall have provided to the Company, in advance of the payment, a properly completed original IRS Form W-8 and/or such other documentation required under the Code to establish that Allergan Medical is not subject to deduction or withholding of United States federal withholding Tax with respect to the payment. Parent hereby agrees to indemnify the Company for any liability with respect to any United States federal withholding Tax imposed on any payment made pursuant to this Section 8.2(b), and further agrees to indemnify and hold the Company harmless (on an “after Tax basis”) against any losses, damages, or reasonable expenses (including attorney’s and accountant’s fees) for which the Company has not otherwise been reimbursed arising out of or related to the Company’s agreement not to withhold United States federal withholding Taxes from such payment, such indemnity obligations to remain in effect until thirty (30) days following the expiration of the statute of limitations with respect to the collection of such Taxes. For these purposes, “after-Tax basis” means that to the extent that the amount payable pursuant to this Section 8.2(b)(vii) is subject to a deduction or withholding required by law in respect of Tax or is subject to any Tax in the hands of the Company, it shall be increased as necessary so as to ensure that, after taking into account the amount in respect of Tax required to be deducted or withheld from, and the Tax imposed on, such amount, the Company receives an amount equal to the amount it would have received had no such Tax been deducted, withheld or imposed. In connection with any proceeding commenced against the Company by a U.S. Tax authority with respect to having not withheld on a payment made to Parent or Allergan Medical pursuant to this Section 8.2(b), the Parties shall reasonably cooperate to resolve any such proceeding.

(viii) The Company confirms that it is established outside of the European Union for VAT purposes.

(ix) “Company Intervening Event Termination Fee” means: (A) if the Company Change of Recommendation (other than in response to a Company Superior Proposal) shall occur on or prior to March 1, 2016, then $3.0 billion; and (B) if the Company Change of Recommendation (other than in response to a Company Superior Proposal) shall occur after March 1, 2016, then $3.5 billion.

(c) Reimbursement of Company Expenses; Parent Termination Fee.

(i) If (A) Parent terminates this Agreement pursuant to Section 8.1(i), (B) either the Company or Parent terminates this Agreement pursuant to Section 8.1(h) and the Company Stockholder Approval has been obtained or (C) the Company terminates this Agreement pursuant to Section 8.1(e) and the Company Board of Directors has not made a Company Change of Recommendation, and the Company confirms to Parent in writing that the Company Board of Directors has determined in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that it continues to make the Company Board Recommendation and does not intend to make a Company Change of Recommendation, then, in each case, within three (3) business days after such termination, Parent shall pay or cause to be paid to the Company (i) any and all documented fees and expenses of third parties (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives) and (ii) the costs, fees and expenses set forth on Section 8.2(c)(i) of the Company Disclosure Letter, actually incurred, paid or payable by or on behalf of the Company or any of its Subsidiaries in connection with the authorization, preparation, negotiation, execution, performance, termination or abandonment of this Agreement and the Transactions (the “Company Expenses”), in an aggregate amount not to exceed $400 million in cash; provided that the payment by Parent of the Company Expenses pursuant to this Section 8.2(c)(i) shall not relieve Allergan Medical of any obligation to pay the Parent No Vote Fee, the Parent Termination Fee or the Parent Intervening Event Termination Fee pursuant to Section 8.2(c)(ii), Section 8.2(c)(iii), Section 8.2(c)(iv) or Section 8.2(c)(v), as applicable, except to the extent indicated in Section 8.2(c)(ii), Section 8.2(c)(iii), Section 8.2(c)(iv) or Section 8.2(c)(v), as applicable.

(ii) If either the Company or Parent terminates this Agreement pursuant to Section 8.1(h) and the Company Stockholder Approval has been obtained and there has not been a Company Change of Recommendation, then, within three (3) business days after such termination, Allergan Medical shall pay or cause to be paid to the Company a termination fee equal to $1.5 billion in cash (the “Parent No Vote Fee”); provided that (A) any Company Expenses paid by Parent to the Company pursuant to Section 8.2(c)(i) shall be credited against, and shall thereby reduce, the amount of the Parent No Vote Fee that otherwise would be required to be paid by Allergan Medical to the Company and (B) the payment by Allergan Medical of the Parent No Vote Fee pursuant to this Section 8.2(c)(ii) shall not relieve Allergan Medical of any obligation to pay the Parent Termination Fee or the Parent Intervening Event Termination Fee pursuant to Section 8.2(c)(iii) or Section 8.2(c)(v), as applicable, except to the extent indicated in Section 8.2(c)(iii) or Section 8.2(c)(v), as applicable.

(iii) If (A) either Parent or the Company terminates this Agreement pursuant to Section 8.1(h), (B) after the date hereof, a Parent Competing Proposal shall have been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Parent Special Meeting, and (C) (1) any Parent Competing Proposal is consummated within twelve (12) months of such termination or (2) Parent enters into a definitive agreement providing for a Parent Competing Proposal within twelve (12) months of such termination and such Parent Competing Proposal is consummated, then, within one (1) business day following the date on which such Parent Competing Proposal is consummated, Allergan Medical shall pay or cause to be paid to the Company a fee of $3.5 billion in cash (the “Parent Termination Fee”); provided that any Company Expenses paid by Parent to the Company pursuant to Section 8.2(c)(i) and any Parent No Vote Fee paid by Allergan Medical to the Company pursuant to Section 8.2(c)(ii) shall be credited against, and shall thereby reduce, the amount of the Parent Termination Fee that otherwise would be required to be paid by Allergan Medical to the Company. Solely for purposes of this Section 8.2(c)(iii), the term “Parent Competing Proposal” shall have the meaning assigned to such term in Section 9.5, except that all references to “20%” and “80%” being deemed to be replaced with references to “50%”.

(iv) If (A) the Company terminates this Agreement pursuant to Section 8.1(e)(i) and (B) the Company Board of Directors has not made a Company Change of Recommendation, and the Company confirms to Parent in writing that the Company Board of Directors has determined in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that it continues to make the Company Board Recommendation and does not intend to make a Company Change of Recommendation, then within three (3) business days after such termination, Allergan Medical shall pay or cause to be paid to the Company the Parent Termination Fee; provided that any Company Expenses paid by Parent to the Company pursuant to Section 8.2(c)(i) shall be credited against, and shall thereby reduce, the amount of the Parent Termination Fee that otherwise would be required to be paid by Allergan Medical to the Company.

(v) If (A) (i) the Company terminates this Agreement pursuant to Section 8.1(e)(ii) and (ii) the Company Board of Directors has not made a Company Change of Recommendation, and the Company confirms to Parent in writing that the Company Board of Directors has determined in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that it continues to make the Company Board Recommendation and does not intend to make a Company Change of Recommendation or (B) either Parent or the Company terminates this Agreement pursuant to Section 8.1(h) and there has been a Parent Change of Recommendation other than in response to a Parent Superior Proposal, then within three (3) business days after such termination, Allergan Medical shall pay or cause to be paid to the Company the Parent Intervening Event Termination Fee; provided that any Company Expenses paid by Parent to the Company pursuant to Section 8.2(c)(i) and the Parent No Vote Fee paid by Parent to the Company pursuant to Section 8.2(c)(ii) shall be credited against, and shall thereby reduce, such Parent Intervening Event Termination Fee.

(vi) In the event any amount is payable pursuant to the preceding clauses (i), (ii), (iii), (iv) or (v) such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company. In no event shall Parent be obligated to reimburse the Company Expenses or Allergan Medical be obligated to pay the Parent No Vote Fee, the Parent Termination Fee or the Parent Intervening Event Termination Fee on more than one (1) occasion each, and in no event shall the aggregate payments pursuant to this Section 8.2(c) exceed the Parent Termination Fee. In no event shall Parent be obligated to pay the Parent No Vote Fee, the Parent Termination Fee or the Parent Intervening Event Termination Fee, except in the limited circumstances set forth in Section 9.14.

(vii) “Parent Intervening Event Termination Fee” means: (a) if the Parent Change of Recommendation (other than in response to a Parent Superior Proposal) shall occur on or prior to March 1, 2016, then $3.0 billion; and (b) if the Parent Change of Recommendation (other than in response to a Parent Superior Proposal) shall occur after March 1, 2016, then $3.5 billion.

(d) Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement. In addition, if the Company or Parent or Allergan Medical, as applicable, shall fail to pay any amounts due pursuant to Section 8.2(b) or Section 8.2(c), as applicable, and, in order to obtain such payment, the Company or Parent or Allergan Medical, as applicable, commences a suit that results in a judgment against the other Party for the amounts set forth in this Section 8.2, the Company or Parent or Allergan Medical, as applicable shall also pay to the other Party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.2 from the date such payment was required to be made until the date of payment at the prime lending rate as published The Wall Street Journal in effect on the date such payment was required to be made. Except with respect to liability or damage resulting from fraud or a Willful Breach by the Company, Parent or Allergan Medical, as applicable, of any of their respective representations, warranties, covenants or agreements set forth in this Agreement, if this Agreement is terminated in accordance with its terms and such termination gives rise to the obligation of (i) the Company to pay the Company Termination Fee or the Company Intervening Event Termination Fee pursuant to, and such fee is paid to Allergan Medical pursuant to, Section 8.2(b)(iii), Section 8.2(b)(iv) or Section 8.2(b)(v), or (ii) Allergan Medical to pay the Parent Termination Fee or the Parent Intervening Event Termination Fee pursuant to, and such fee is paid to the Company pursuant, to Section 8.2(c)(iii), Section 8.2(c)(iv) or Section 8.2(c)(v), then in each such case, the payment of such fee shall be considered Parent’s and Allergan Medical’s sole and exclusive remedy against the Company or the Company’s sole and exclusive remedy against Allergan Medical and Parent, respectively, for any liability or damage relating to or arising out of this Agreement or the Transactions.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approval or the Parent Shareholder Required Approvals, as applicable, by written agreement of the Parties (by action taken by their respective boards of directors); provided, however, that after the receipt of the Company Stockholder Approval and the Parent Shareholder Required Approvals, as applicable, no amendment shall be made which by Law requires further approval by the holders of Company Shares or the holders of Parent Shares, as applicable, without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b) At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent or Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of any of Parent, Merger Sub, Allergan Medical or the Company, as applicable, (ii) waive any inaccuracies in the representations and warranties made to Parent or the Company contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of Parent, Merger Sub, Allergan Medical or the Company, as applicable, contained herein. Any agreement on the part of Parent, Merger Sub, Allergan Medical or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent, Merger Sub, Allergan Medical or the Company, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 9.3 Expenses. Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except that Parent and the Company shall share equally all Expenses incurred in connection with printing, filing and mailing the Joint Proxy Statement/Prospectus and Form S-4, and all SEC and other regulatory filing fees incurred in connection with the Joint Proxy Statement/Prospectus and Form S-4.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified; (b) when sent if sent by facsimile to the Party to be notified; provided, however, that notice given by facsimile shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 9.4 and either (ii) (A) a duplicate copy of such facsimile notice is promptly given by one of the other methods described in this Section 9.4or (B) the receiving Party delivers a written confirmation of receipt for such notice by facsimile or any other method described in this Section 9.4, or (c) when delivered if sent by a courier (with confirmation of delivery) to the Party to be notified; in each case at the following address:

and if to the Company, to:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Attention:      Douglas M. Lankler

                      Bryan A. Supran

Facsimile:     212-573-0768

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:      Edward D. Herlihy

                      David K. Lam

Facsimile:     (212) 403-2000

and

A & L Goodbody

1 North Wall Quay

International Financial Services Centre

Dublin 1, Ireland

Attention:     Alan Casey

                     Mark Ward

Facsimile:    +353 (0) 1 649 2649

if to Parent, Merger Sub or Allergan Medical, to:

Allergan plc

Clonshaugh Business and Technology Park

Coolock, Dublin, D17 E400, Ireland

Attention:     Chief Legal Officer and Secretary

Facsimile:     862-261-8223

with a copy to:

Allergan plc

Morris Corporate Center III

400 Interspace Parkway

Parsippany, New Jersey 07054

Attention:     Chief Legal Officer and Corporate Secretary

Facsimile:     862-261-8223

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:     Paul J. Shim

                     James E. Langston

Facsimile:    (212) 225-3999

and

Arthur Cox

Earlsfort Centre

Earlsfort Terrace

Dublin, Ireland D02 CK83

Attention:  Geoff Moore

                  Christopher McLaughlin

Facsimile: +353 1 618 0618

or to such other address as any Party shall specify by written notice so given. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.5 Certain Definitions. For the purposes of this Agreement, the term:

“Adverse Tax Law Change” shall mean (x) any change in applicable Law (whether or not such change in Law is yet effective) with respect to Section 7874 of the Code (or any other U.S. Tax Law), (y) the issuance of an official interpretation of applicable Law, as set forth in published guidance by the IRS (other than News Releases) (whether or not such change in official interpretation is yet effective), or (z) the passage of a bill or bills that would implement such a change in identical (or substantially identical such that a conference committee is not required prior to submission of such legislation for the President’s approval or veto) form by both the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed, in each case, that, once effective, in the opinion of a nationally recognized U.S. Tax counsel, would cause Parent to be treated as a United States domestic corporation for United States federal income Tax purposes following completion of the Transactions (it being agreed that, for this purpose, U.S. Tax counsel shall be entitled to make such reasonable assumptions as to the relevant facts and, with respect to notices described in Section 7805(b) of the Code published in the Internal Revenue Bulletin that announce the intention to issue future regulations, the most likely form that such regulations will take).

“Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Antitrust Laws” mean any antitrust, competition, trade regulation or foreign investment Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, or to prohibit, restrict or regulate foreign investment.

“Bribery Act” means the United Kingdom Bribery Act 2010.

“Bribery Legislation” means all and any of the following if and as they may be applicable to the Company, Parent and/or their respective Subsidiaries by their terms: the FCPA; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which Parent or the Company or any of their respective Subsidiaries operates.

“business days” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York and Dublin, Ireland are authorized or required by applicable Law to be closed.

“CBI” means the Central Bank of Ireland.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Acts” means the Irish Companies Act 2014 and every statutory modification, reenactment, or replacement thereof for the time being in force.

“Company Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or other material fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute.

“Company Bylaws” means the Amended and Restated Bylaws of the Company in effect on the date hereof.

“Company Certificate” means the Amended and Restated Certificate of Incorporation of the Company in effect on the date hereof.

“Company Competing Proposal” means any bona fide proposal or bona fide offer made by a Person or group (other than a proposal or offer by Parent or any of the Parent Subsidiaries) for (a) the acquisition by any Person of 20% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of the Company’s Subsidiaries); (b) the acquisition by any Person (or the stockholders of any Person) of 20% or more of the outstanding capital stock, other equity securities or voting power of the Company; or (c) any merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving the Company as a result of which the holders of the Company Common Stock immediately prior to such transaction do not, in the aggregate, own at least 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof, in each case other than the Merger.

“Company Deferred Compensation Plans” means the Pfizer Inc. Deferred Compensation Plan, the Pfizer Inc. Nonfunded Deferred Compensation and Supplemental Savings Plan, the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors, the Wyeth Supplemental Employee Savings Plan, the Wyeth 2005 (409A) Deferred Compensation Plan, the Wyeth Management Incentive Plan, the Wyeth Directors’ Deferral Plan and the Pharmacia & Upjohn Inc. Long-Term Incentive Plan.

“Company Employees” means employees of the Company and its Subsidiaries.

“Company Equity Plans” means the Pfizer Inc. 2014 Stock Plan, the Pfizer Inc. 2004 Stock Plan, as amended and restated, the Pfizer Inc. 2001 Stock and Incentive Plan, the Warner-Lambert 1996 Stock Plan, the Pfizer Inc. Annual Retainer Unit Award Plan, the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors, the Wyeth Management Incentive Plan and the Pharmacia & Upjohn, Inc. Long-Term Incentive Plan.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Intervening Event” means any Effect that occurs after the date of this Agreement, including any change in or issuance or interpretation of, or proposed change in or issuance or interpretation of, applicable Law (whether or not yet approved or effective); provided, however, that in no event shall the receipt, existence of or terms of any Company Competing Proposal or any inquiry relating thereto or the consequences thereof constitute a Company Intervening Event.

“Company Material Adverse Effect” means any Effect that has a material adverse effect on the assets, business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, but shall not include (i) Effects to the extent arising from (A) changes generally affecting the pharmaceuticals industry or the segments thereof in which the Company and the Company Subsidiaries operate in the United States or elsewhere, (B) changes generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (C) changes in any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (D) changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or GAAP or other accounting standards (or interpretations thereof), including changes or proposed changes in Law or interpretation thereof of the type described in Section 8.1(i) (irrespective of whether such change or proposed change would give rise to the right to terminate this Agreement under Section 8.1(i)) (provided that in each of the foregoing clauses (A)-(D), such events may be taken into account to the extent the Company is disproportionately affected relative to other similarly situated companies) or (E) actions of the Company or any Company Subsidiary which Parent has expressly requested in writing; or (ii) any decline in the stock price of the Company Shares on the NYSE or change in the credit rating of the Company or any Company Subsidiary or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline, change or failure may, to the extent not otherwise excluded, be considered in determining whether there is a Company Material Adverse Effect); or (iii) any Effect resulting from the announcement or the existence of this Agreement or the Transactions or the consummation of the Transactions, including any litigation resulting or arising therefrom or with respect thereto (except that this clause (iii) shall not apply with respect to the Company’s representations and warranties in Section 3.3(c)).

“Company Products” means all Products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by or behalf of the Company or any Company Subsidiaries and all Products (if any) with respect to which the Company or any Company Subsidiaries has the right to receive payment.

“Company Special Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding stock of the Company entitled to vote upon the approval and adoption of the agreement of merger comprising this Agreement at the Company Special Meeting.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Superior Proposal” means a bona fide proposal or offer constituting a Company Competing Proposal (with references to 20% and 80% being deemed to be replaced with references to 50%), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors to be (a) more favorable to the stockholders of the Company from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal or offer.

“Company VWAP” means the volume-weighted average price per Company Share on the NYSE based upon all NYSE trades in Company Shares during the primary trading session on the NYSE beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the NYSE) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NYSE), taking into account any adjustments made to reported trades at or prior to 4:10 p.m., New York City time but excluding any after-market trades, as reported by Bloomberg L.P. as displayed under the heading “Bloomberg VWAP” on the Bloomberg page “Pfizer UN<Equity>AQR” (or any other recognized quotation source selected by the Company in its sole discretion if such page is not available or is manifestly erroneous).

“Confidentiality Agreement” means the Confidentiality Agreement, dated August 12, 2014, between Parent and the Company, as the same may be amended from time to time.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense or other commitment or undertaking of any nature that is intended to be legally binding, as in effect as of the date hereof or as may hereinafter be in effect; provided, however, that Contracts shall not include any Company Benefit Plan or Parent Benefit Plan.

“DSOS” means the Secretary of State of the State of Delaware.

“Effect” means any event, development, occurrence, circumstance, state of facts or change.

“EMA” means the European Medicines Agency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business (whether or not incorporated) that, together with, any other entity, trade or business is treated as a single employer under Section 414 of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, financing sources, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus, the solicitation of equityholders and equityholder approvals, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means United States Food and Drug Administration, as amended.

“Global Trade Laws” means any U.S. or applicable non-U.S. law, regulation or order governing (a) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the United States or another country; (b) any release of technology or software, controlled for export from the United States, in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (c) economic sanctions or embargoes; or (d) compliance with unsanctioned foreign boycotts. This definition includes, but is not limited to, the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, trade sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, U.S. customs laws, and export, sanctions, and customs laws administered by other countries.

“Government Official” means any official, officer, employee, or representative of any Relevant Authority, any political party or official thereof, any candidate for public office, any official or employee of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured and (b) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property” means all industrial and intellectual property rights under the laws of the United States or any foreign jurisdiction, including proprietary rights in and to: (a) patents and patent applications, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, and other source or business identifiers, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and any registrations, renewals, recordations, and applications for registration thereof, (d) trade secrets and confidential information, including know-how, concepts, methods, processes, schematics, drawings, formulae, technical data, techniques, protocols, business plans, specifications, research and development information, technology, and business plans to the extent protected as trade secrets or otherwise non-public, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), (f) designs and (g) domain name registrations.

“Irish Prospectus” means the prospectus and any supplementary prospectus to be published, if required by Irish Prospectus Law, by Parent in relation to the Parent Share Issuance, together with the documents and information incorporated by reference therein.

“Irish Prospectus Law” means Part 23 of the Companies Acts, the Irish Prospectus Regulations and the Prospectus Rules.

“Irish Prospectus Regulations” means the Prospectus (Directive 2003/71/EC) Regulations 2005 (S.I. No. 324 of 2005) of Ireland (as amended from time to time).

“Irish Takeover Rules” means the Irish Takeover Panel Act, 1997, Takeover Rules, 2013, as amended.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be, as the case may be, the actual knowledge after reasonable inquiry of (a) the Persons listed in Section 9.5(a) of the Parent Disclosure Letter with respect to Parent or Merger Sub, or (b) the Persons listed in Section 9.5(b) of the Company Disclosure Letter with respect to the Company.

“Law” means any federal, state, local, foreign or supranational law, statute, code, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license, notice, guidance, guideline, treaty, ruling or permit or other requirements of any Relevant Authority having the force of law or any legal requirements arising under common law principles of law or equity (which, for the avoidance of doubt, shall include notices described in Section 7805(b) of the Code and proposed regulations published in the Internal Revenue Bulletin).

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Mandatory Convertible Preferred” means the 5.500% Mandatory Convertible Preferred Shares, Series A, par value $0.0001 per share of Parent.

“NYSE” means the New York Stock Exchange.

“Parent Authorized Share Capital Increase” means an increase, effective as of or prior to the Effective Time, to the authorized share capital of Parent in an amount sufficient to enable the Parent Share Issuance and the Parent Share Split to be effected or such other amount as the Parties shall agree.

“Parent Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or other material fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is obligated to sponsor, maintain or contribute.

“Parent Board Increase” means an increase to the maximum number of persons who may serve on the Parent Board of Directors, by ordinary resolution pursuant to Article 121 of the Parent Memorandum and Articles of Association so that, effective as of or prior to the Effective Time, fifteen (or such other number as the Company and Parent may mutually agree) persons can serve on the Parent Board of Directors.

“Parent Closing Price” means the average, rounded to the nearest one ten thousandth, of the closing prices of the Parent Shares on the NYSE as reported by The Wall Street Journal for the five (5) full trading days ending on (and including) the last day preceding the Closing Date.

“Parent Competing Proposal” means any bona fide proposal or bona fide offer made by a Person or group (other than (i) a proposal or offer by the Company or any of the Company Subsidiaries and (ii) the Pending Parent Transaction) for (a) the acquisition by any Person of 20% or more of the assets of Parent and the Parent Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of the Parent Subsidiaries); (b) the acquisition by any Person (or the stockholders of any Person) of 20% or more of the outstanding Parent Shares; or (c) any merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving Parent as a result of which the holders of Parent Shares immediately prior to such transaction do not, in the aggregate, own at least 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof, in each case other than the Merger.

“Parent Corporate Amendments” means the Parent Share Split, the Parent Board Increase, the Parent Name Change, the Parent Authorized Share Capital Increase and the Parent Distributable Reserves Creation.

“Parent Corporate Amendments Approvals” means the Parent Shareholder Share Split Approval, the Parent Shareholder Board Increase Approval, the Parent Shareholder Name Change Approval, the Parent Shareholder Authorized Share Capital Increase Approval and the Parent Shareholder Distributable Reserves Approval.

“Parent Distributable Reserves Creation” means the reduction of the share premium of Parent resulting from (i) the Prior Transactions and (ii) the Transaction, to allow the creation of distributable reserves of Parent in an amount and form that the Parties shall agree.

“Parent Employees” means employees of Parent and its Subsidiaries.

“Parent Equity Award” means any equity award granted under a Parent Equity Plan that is denominated with respect to, or may be paid or settled in, Parent Shares.

“Parent Equity Plans” means the Amended and Restated 2013 Incentive Award Plan of Actavis plc, the Amended and Restated Allergan, Inc. 2011 Incentive Award Plan, the Allergan, Inc. 2008 Incentive Award Plan, the Forest Laboratories, Inc. 2007 Equity Incentive Plan, the 2004 Stock Option Plan of Forest Laboratories, Inc., the 2000 Stock Option Plan of Forest Laboratories, Inc., the Allergan Inc. 1989 Incentive Compensation Plan (Restated November 2000), the Warner Chilcott Equity Incentive Plan, the KYTHERA Biopharmaceuticals, Inc. 2004 Stock Plan, the KYTHERA Biopharmaceuticals, Inc. 2012 Equity Incentive Award Plan, the KYTHERA Biopharmaceuticals, Inc. 2014 Employment Commencement Incentive Plan and the Allergan, Inc. 2003 Nonemployee Director Equity Incentive Plan.

“Parent Intervening Event” means any Effect that occurs after the date of this Agreement, including any change in or issuance or interpretation of, or proposed change in or issuance or interpretation of, applicable Law (whether or not yet approved or effective); provided, however, that in no event shall the receipt, existence of or terms of any Parent Competing Proposal or any inquiry relating thereto or the consequences thereof constitute a Parent Intervening Event.

“Parent Material Adverse Effect” means any Effect that has a material adverse effect on the assets, business, results of operations or financial condition of Parent and the Parent Subsidiaries, taken as a whole, but shall not include (i) Effects to the extent arising from (A) changes generally affecting the pharmaceuticals industry or the segments thereof in which Parent and Parent Subsidiaries operate in the United States or elsewhere, (B) changes generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (C) changes in any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (D) changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or GAAP or other accounting standards (or interpretations thereof), including changes or proposed changes in Law or interpretation thereof of the type described in Section 8.1(i) (irrespective of whether such change or proposed change would give rise to the right to terminate this Agreement under Section 8.1(i)) (provided that in each of the foregoing clauses (A)-(D), such events may be taken into account to the extent Parent is disproportionately affected relative to other similarly situated companies) or (E) actions of Parent or any Parent Subsidiary which the Company has expressly requested in writing; or (ii) any decline in the stock price of the Parent Shares on the NYSE or change in the credit rating of Parent or any Parent Subsidiary or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline, change or failure may, to the extent not otherwise excluded, be considered in determining whether there is a Parent Material Adverse Effect); or (iii) any Effect resulting from the announcement or the existence of the Pending Parent Transaction Agreement, this Agreement, the Pending Parent Transaction or the Transactions or the consummation of the Pending Parent Transactions or the Transactions, including any litigation resulting or arising therefrom or with respect thereto (except that this clause (iii) shall not apply with respect to Parent’s representations and warranties in Section 4.3(c)) or (iv) any Effect to the extent solely relating to any of the Pending Parent Transaction Matters (except to the extent that such Effect would impose or relate to any liabilities or obligations of Parent or the Parent Subsidiaries after the completion of the Pending Parent Transaction).

“Parent Name Change” means the issuance of a Certificate of Incorporation on Change of Name by the Irish Companies Registration Office so that, effective as of the Effective Time or as promptly as reasonably practicable thereafter, the name of Parent shall be “Pfizer plc”.

“Parent Products” means all Products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by or behalf of Parent or any Parent Subsidiaries and all Products (if any) with respect to which Parent or any Parent Subsidiaries has the right to receive payment.

“Parent Share Issuance” means the issuance of Parent Shares in connection with the Merger as contemplated by this Agreement.

“Parent Share Split” means a sub-division under the Parent Articles of Association of the Parent Shares whereby, immediately prior to the Effective Time, every issued and unissued Parent Share of nominal value $0.0001 each will be sub-divided into 11.3 Parent Shares.

“Parent Shareholder Approvals” means the Parent Shareholder Issuance Approval and the Parent Corporate Amendments Approvals.

“Parent Shareholder Authorized Share Capital Increase Approval” means the passing of an ordinary resolution by the affirmative vote of holders of Parent Shares representing a majority of the votes cast on the proposal at the Parent Special Meeting approving the Parent Authorized Share Capital Increase.

“Parent Shareholder Board Increase Approval” means the passing of an ordinary resolution by the affirmative vote of holders of Parent Shares representing a majority of the votes cast on the proposal at the Parent Special Meeting approving the Parent Board Increase.

“Parent Shareholder Distributable Reserves Approval” means the passing of a special resolution at the next annual general meeting of the holders of Parent Shares following the date of this Agreement or, if such approval is not obtained at such meeting, the Parent Special Meeting, in either case by the affirmative vote of holders of Parent Shares representing at least 75% of the votes cast on the proposal at such meeting approving the Parent Distributable Reserves Creation.

“Parent Shareholder Issuance Approval” means the passing of an ordinary resolution by the affirmative vote of holders of Parent Shares representing a majority of the votes cast on the proposal at the Parent Special Meeting approving the Parent Share Issuance.

“Parent Shareholder Name Change Approval” means the passing of a special resolution by the affirmative vote of holders of Parent Shares representing at least 75% of the votes cast on the proposal at the Parent Special Meeting approving the Parent Name Change.

“Parent Shareholder Required Approvals” means the Parent Shareholder Issuance Approval, the Parent Shareholder Share Split Approval, the Parent Shareholder Board Increase Approval and the Parent Shareholder Authorized Share Capital Increase Approval. The Parties agree that neither the receipt of the Parent Shareholder Name Change Approval nor the receipt of the Parent Shareholder Distributable Reserves Approval shall be a condition to the consummation of the Merger.

“Parent Shareholder Share Split Approval” means the passing of an ordinary resolution by the affirmative vote of holders of Parent Shares representing a majority of the votes cast on the proposal at the Parent Special Meeting approving the Parent Share Split.

“Parent Special Meeting” means the extraordinary general meeting of the holders of Parent Shares for the purpose of seeking the Parent Shareholder Approvals, including any postponement or adjournment thereof.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Superior Proposal” means a bona fide proposal or offer constituting a Parent Competing Proposal (with references to 20% and 80% being deemed to be replaced with references to 50%), which the Parent Board of Directors determines in good faith after consultation with Parent’s financial advisors and outside legal to be (a) more favorable to the shareholders of Parent from a financial point of view than the Transactions, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed by the Company in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal or offer.

“Pending Parent Transaction” means the transactions contemplated by the Pending Parent Transaction Agreement.

“Pending Parent Transaction Agreement” means the Master Purchase Agreement, dated as of July 26, 2015, by and between Parent and Teva Pharmaceutical Industries Ltd., amended as of the date hereof pursuant to the letter agreement dated November 11, 2015 by and between Parent and Teva Pharmaceutical Industries Ltd. and as may be further amended in accordance with the terms of this Agreement.

“Pending Parent Transaction Closing” means the “Closing” (as such term is defined in the Pending Parent Transaction Agreement). “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Relevant Authority or other entity or organization.

“Prior Transactions” means the acquisitions by Parent or its Subsidiaries of Allergan, Inc. and Forest Laboratories, Inc..

“Products” means all “drugs,” “devices” and “biological products” (as those terms are defined in Section 201 of the FDCA and Section 351 of the PHSA) and all generics, biosimilars and over-the-counter products subject to the FDCA, PHSA or any similar Law in any foreign jurisdiction.

“Prospectus Rules” means the Prospectus Rules issued by the CBI pursuant to Section 1363 of the Companies Acts (as amended from time to time).

“Relevant Authority” means any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, division, legislative body (including any congressional committee), political subdivision, bureau or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank, public international organization or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including the Takeover Panel, the SEC, and the United States Department of the Treasury and the IRS.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent, Merger Sub or the Company, as applicable, and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary of the Company or Parent, as applicable, that is material or constitutes a “significant subsidiary” of the Company or Parent, as applicable, within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or antitakeover statute or similar Law.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Relevant Authority or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, escheat, unclaimed property, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Relevant Authority or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Transaction Documents” means this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement.

“VAT” means any Tax imposed by any member state of the European Community in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC) and any tax similar or replacing the same.

“VAT Group” means a “group” as defined in Section 15 of the Value Added Tax Consolidation Act 2010 and any similar VAT grouping arrangement in any other jurisdiction.

“Willful Breach” means a material breach or failure to perform that is the consequence of an act or omission of a Party, or a Representative or a Subsidiary of such Party, with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

Section 9.6 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

2016 Stub Period	Section 6.11(e)(ii)
Agreement	Preamble
Allergan Medical	Section 8.2(a)
Book-Entry Shares	Section 2.2(b)
Cash Cap Number	Section 2.8(a)
Cash Consideration	Section 2.1(a)
Cash Electing Share	Section 2.1(a)
Cash Election	Section 2.1(a)
Cash Election Number	Section 2.8(b)
Cash Minimum Number	Section 2.8(a)
CERCLA	Section 3.8
Certificate of Merger	Section 1.3
Certificates	Section 2.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 3.9(b)
Common Stock Merger Consideration	Section 2.1(a)
Company	Preamble
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	Section 3.2(a)
Company Change of Recommendation	Section 5.3(c)
Company Common Stock	Recitals
Company D&O Insurance	Section 6.4
Company Deferred Awards	Section 2.3(e)
Company Disclosure Letter	Article III
Company Equity Awards	Section 2.3(f)
Company Expenses	Section 8.2(c)(i)
Company Foreign Plan	Section 3.9(e)
Company Healthcare Laws	Section 3.13(b)
Company Indemnified Parties	Section 6.4
Company Intervening Event Termination Fee	Section 8.2(b)(ix)
Company Leased Real Property	Section 3.17(b)
Company Material Contracts	Section 3.20(a)
Company No Vote Fee	Section 8.2(b)(ii)
Company Owned Real Property	Section 3.17(a)

Company Permits	Section 3.7(c)
Company Permitted Lien	Section 3.17(a)
Company Preferred Shares	Section 3.2(a)
Company PSU Award	Section 2.3(d)
Company Regulatory Agency	Section 3.13(a)
Company Regulatory Permits	Section 3.13(a)
Company Restricted Shares	Section 3.9(f)
Company RSU Award	Section 2.3(c)
Company SEC Documents	Section 3.4(a)
Company Shares	Recitals
Company Stock Option	Section 2.3(a)
Company Termination Fee	Section 8.2(b)(iii)
Company TSRU Award	Section 2.3(b)
Continuation Period	Section 6.11(a)(i)
DGCL	Recitals
Dissenting Shares	Section 2.6
DOJ	Section 6.2(b)
Effective Time	Section 1.3
Election	Section 2.7(a)
Election Deadline	Section 2.7(d)
Environmental Laws	Section 3.8
Environmental Liability	Section 3.8
Environmental Permits	Section 3.8
Excess Shares	Section 2.5(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(a)
Existing Parent Holder	Section 2.5(c)
FDCA	Section 3.13(a)
Form of Election	Section 2.7(b)
Form S-4	Section 3.12
Fractional Share Consideration	Section 2.5(b)
FTC	Section 6.2(b)
GAAP	Section 3.4(b)
Guaranteed Obligations	Section 9.14
Hazardous Substance	Section 3.8
Holder	Section 2.7
Indemnified Parties	Section 6.4
Integration Transactions	Section 6.13(a)
Joint Proxy Statement/Prospectus	Section 3.12
Mailing Date	Section 5.5(c)
Maximum Cash Amount	Section 2.8(a)
Meeting Date	Section 5.5(c)
Merger	Recitals
Merger Consideration	Section 2.1(b)
Merger Sub	Preamble

Minimum Cash Amount	Section 2.8(a)
New Plans	Section 6.11(b)(ii)
Old Plans	Section 6.11(b)(ii)
Outside Date	Section 8.1(c)
Parent	Preamble
Parent Board of Directors	Recitals
Parent Board Recommendation	Recitals
Parent Capitalization Date	Section 4.2(a)
Parent Change of Recommendation	Section 5.4(c)
Parent D&O Insurance	Section 6.4
Parent Disclosure Letter	Article IV
Parent Euro-Denominated Shares	Section 4.2(a)
Parent Expenses	Section 8.2(b)(i)
Parent Foreign Plan	Section 4.9(e)
Parent Healthcare Laws	Section 4.13(b)
Parent Indemnified Parties	Section 6.4
Parent Intervening Event Termination Fee	Section 8.2(c)(vii)
Parent Leased Real Property	Section 4.17(b)
Parent Material Contracts	Section 4.20(a)
Parent Memorandum and Articles of Association	Section 4.1(a)
Parent No Vote Fee	Section 8.2(c)(ii)
Parent Owned Real Property	Section 4.17(a)
Parent Permits	Section 4.7(c)
Parent Permitted Lien	Section 4.17(a)
Parent Predecessor Entity	Section 4.4(a)
Parent Preferred Shares	Section 4.2(a)
Parent PSU Award	Section 2.3(d)
Parent Regulatory Agency	Section 4.13(a)
Parent Regulatory Permits	Section 4.13(a)
Parent RSU Award	Section 2.3(c)
Parent SEC Documents	Section 4.4(a)
Parent Shares	Section 4.2(a)
Parent Stock Option	Section 2.3(a)
Parent Termination Fee	Section 8.2(c)(iii)
Parent TSRU Award	Section 2.3(b)
Parties	Preamble
Party	Preamble
Pending Parent Transaction Matters	Article IV
Per Share Cash Amount	Section 2.1(a)
Person	Section 5.3(g)
PHSA	Section 3.13(a)
Post-Closing Benefit Plan	Section 6.11(b)(iv)
Preferred Stock Merger Consideration	Section 2.1(b)
RCRA	Section 3.8
Release	Section 3.8
Removal, Remedial or Response	Section 3.8

Sarbanes-Oxley Act	Section 3.5
Share Consideration	Section 2.1(a)
Share Electing Share	Section 2.1(a)
Share Election	Section 2.1(a)
Share Split Ratio	Section 2.5(c)
Shortfall Number	Section 2.8(d)
Surviving Corporation	Section 1.1
Transactions	Recitals
Transfer Agent	Section 2.5(c)

Section 9.7 Interpretation. When a reference is made in this Agreement to Sections, clauses, schedules or paragraphs, such reference shall be to a Section, clause, schedule or paragraph of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The words “hereof”, “herein” and “hereunder” and word of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context requires otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The phrase “ordinary course of business” as used in this Agreement shall be deemed to mean “the ordinary course of business consistent with past practice”. The term “dollars” and character “$” shall mean United States dollars. Capitalized terms used in Section 6.12 and the proviso to the preamble to Article IV and not otherwise defined herein shall have the meaning set forth in the Pending Parent Transaction Agreement.

Section 9.8 Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.9 Entire Agreement; Third-Party Beneficiaries.

(a) The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1, the Parties shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except as provided in Section 6.4 (but only following the Effective Time), no provision of this Agreement (including Section 8.2(a) and including the Company Disclosure Letter and the Parent Disclosure Letter) or the Confidentiality Agreement is intended to confer upon any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.1 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

Section 9.11 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction.

(b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.11(b) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 9.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER, AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided that either Party may assign its rights or interests hereunder, in whole or in part, to any of its wholly owned Subsidiaries, provided that no such assignment shall relieve such Party of its obligations hereunder. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.14 Guaranty. Parent irrevocably and unconditionally guarantees to the Company the due and punctual performance of the obligations of Allergan Medical under Section 8.2 of this Agreement (the “Guaranteed Obligations”) subject to the conditions hereunder. If, for any reason whatsoever, Allergan Medical shall fail or be unable to duly, punctually and fully pay or perform the Guaranteed Obligations, Parent will forthwith pay and cause to be paid in lawful currency of the United States, or perform or cause to be performed, the Guaranteed Obligations. Parent hereby waives diligence, presentment, demand of payment, filing objections with a court, any right to require proceeding first against Allergan Medical, any right to require the prior disposition of the assets of Allergan Medical to meet their respective obligations, notice, protest and all demands whatsoever.

Section 9.15 Enforcement; Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article VIII (other than with respect to the provisions of this Agreement that survive termination), each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance to specifically enforce the terms and provisions of this Agreement and to any further equitable relief.

(c) The Parties’ rights in this Section 9.15 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.15 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.15, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

(Remainder of Page Intentionally Left Blank)

PFIZER INC.

By:	/s/ Ian C. Read
Name: Ian C. Read Title: Chairman and Chief Executive Officer

[Signature Page to Merger Agreement]

ALLERGAN PLC

By:	/s/ Brenton L. Saunders
Name: Brenton L. Saunders Title: Chief Executive Officer and President

[Signature Page to Merger Agreement]

WATSON MERGER SUB INC.

By:	/s/ A. Robert D. Bailey
Name: A. Robert D. Bailey Title: Director

[Signature Page to Merger Agreement]

ALLERGAN MEDICAL S.À R.L, solely for purposes of Section 8.2 and, to the extent related thereto, Article IX

By:	/s/ Maria Teresa Hilado
Name: Maria Teresa Hilado Title: Authorized Signatory

[Signature Page to Merger Agreement]

Exhibit A1

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WATSON MERGER SUB INC.

Watson Merger Sub Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), hereby certifies as follows:

ARTICLE ONE

The name of the Company is Watson Merger Sub Inc. (the “Company”).

ARTICLE TWO

The address of the registered office of the Company in the State of Delaware is Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the Company’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE FOUR

The total number of shares of stock which the Company is authorized to issue is [ ] shares of stock, of which [ ] shares shall be designated common stock (the “Common Stock”) and [ ] shares shall be designated preferred stock (the “Preferred Stock”), all of which shares of Preferred Stock are presently undesignated to a series. The board of directors (the “Board of Directors”) of the Company is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (this “Certificate”), as amended from time to time, and to determine with respect to each such series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto (including, without limiting the generality of the foregoing, (i) the voting rights relating to shares of Preferred Stock of any series, which may be one or more votes per share or a fraction of a vote per share, which may vary over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions, (ii) the rate of dividend to which holders of Preferred Stock of any series may be entitled, which may be cumulative or noncumulative, (iii) the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Company, (iv) the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property or assets of the Company or any subsidiary of the Company (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable), (v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and (vi) the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation).

Each share of Preferred Stock shall have a par value of $[    ] and each share of Common Stock shall have a par value of $[    ].

ARTICLE FIVE

The number of directors of the Company shall be such as from time to time fixed by, or in the manner provided in, the Bylaws of the Company (the “Bylaws”). Unless, and except to the extent that, the Bylaws so require, the election of directors need not be by written ballot.

ARTICLE SIX

The Board of Directors of the Company may from time to time adopt, amend or repeal the Bylaws, subject to the power of the stockholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors.

ARTICLE SEVEN

The directors shall have powers without the assent or vote of the stockholders to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Company; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

ARTICLE EIGHT

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Company which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Company and upon all the stockholders as though it had been approved or ratified by every stockholder of the Company, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest or for any other reason.

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ARTICLE NINE

In addition to the powers and authorities herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this Certificate and of any Bylaws from time to time made by the stockholders; provided, however, that no Bylaws so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

ARTICLE TEN

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

ARTICLE ELEVEN

(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, nonprofit entity, or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors of the Company.

(b) The Company shall pay the expenses (including attorneys’ fees) incurred by an officer or director of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts advanced if it shall ultimately be determined that the director or officer is not entitled to be indemnified. Payment of such expenses incurred by former directors and officers, or by any other employees and agents of the Company, may be made by the Company, subject to such terms and conditions as the General Counsel in his or her discretion deems appropriate.

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(c) If a claim for indemnification or payment of expenses (including attorneys’ fees) under this Article Eleven is not paid in full within sixty days after a written claim therefor has been received by the Company the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d) The right conferred on any person by this Article Eleven shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(e) The Company’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another company, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other company, partnership, joint venture, trust, nonprofit entity, or other enterprise.

(f) Any repeal or modification of the foregoing provisions of this Article Eleven shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE TWELVE

Section 203 of the Delaware General Corporation Law of shall not apply to the Company.

ARTICLE THIRTEEN

The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

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IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned officer on [    ].

Name:	[ ]
Title:	Secretary

[Signature Page to Certificate of Incorporation of Watson Merger Sub Inc.]

Exhibit A2

FORM OF BYLAWS

OF

WATSON MERGER SUB, INC.

ARTICLE I

OFFICES

SECTION 1. REGISTERED OFFICE. The registered office shall be established and maintained at the office of The Corporation Trust Company, in the City of Wilmington, in the County of New Castle, in the State of Delaware 19801, and said corporation shall be the registered agent of this corporation in charge thereof.

SECTION 2. OTHER OFFICES. The corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time appoint or the business of the corporation may require.

ARTICLE II

MEETING OF STOCKHOLDERS

SECTION 1. ANNUAL MEETINGS. Annual meetings of stockholders for the election of directors, and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting.

If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next business day. At each annual meeting, the stockholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.

SECTION 2. SPECIAL MEETINGS. Meetings of stockholders for any purpose other than the election of directors may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of meeting.

SECTION 3. VOTING. Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation and in accordance with the provisions of these Bylaws shall be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such stockholder, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. Upon the demand of any stockholder, the vote for directors and the vote upon any question before the meeting shall be by ballot. All elections for directors shall be decided by plurality vote; all questions shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation or the laws of the State of Delaware.

A complete list of the stockholders entitled to vote at the ensuing election, arranged in alphabetical order, with the address of each and the number of shares held by each, shall be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours, for a period of at least ten days beginning on the tenth day prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the meeting and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

SECTION 4. QUORUM. Except as otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the presence, in person or by proxy, of stockholders holding a majority of the stock of the corporation entitled to vote shall constitute a quorum at all meetings of the stockholders. In case a quorum shall not be present at any meeting, a majority in interest of the stockholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted which might have been transacted at the meeting as originally noticed; provided, however, that only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.

SECTION 5. SPECIAL MEETINGS. Special meetings of the stockholders for any purpose or purposes may be called by the President or Secretary of the corporation or by resolution of the Board of Directors.

SECTION 6. NOTICE OF MEETINGS. Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat at his, her or its address as it appears on the records of the corporation not less than ten nor more than sixty days before the date of the meeting. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the stockholders entitled to vote thereat.

SECTION 7. ACTION WITHOUT MEETING. Unless otherwise provided by the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting, may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

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ARTICLE III

DIRECTORS

SECTION 1. NUMBER AND TERM. The number of directors shall be determined by the Board of Directors. The directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve until his successor shall be elected and takes office. Directors need not be stockholders.

SECTION 2. RESIGNATIONS. Any director or member of a committee of the Board of Directors may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the President or Secretary of the corporation. The acceptance of a resignation shall not be necessary to make it effective.

SECTION 3. VACANCIES. If the office of any director or member of a committee of the Board of Directors becomes vacant, the remaining directors in office, though less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy and such person shall hold office for the unexpired term and until his successor shall be duly chosen.

SECTION 4. REMOVAL. Except as hereinafter provided, any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of all the shares of stock outstanding and entitled to vote at a special meeting of the stockholders called for the purpose and the vacancies thus created may be filled at the meeting held for the purpose of removal by the affirmative vote of a majority in interest of the stockholders entitled to vote.

SECTION 5. INCREASE OF NUMBER. The number of directors may be increased by amendment of these Bylaws by the affirmative vote of a majority of the directors, though less than a quorum, or by the affirmative vote of a majority interest of the stockholders at the annual meeting or at a special meeting called for that purpose, and by like vote the additional directors may be chosen at such meeting to hold office until the next annual election and until their successors are elected and qualify.

SECTION 6. POWERS. The Board of Directors shall exercise all of the powers of the corporation, except such as are by law, by the Certificate of Incorporation or by these Bylaws conferred upon or reserved to the stockholders.

SECTION 7. COMMITTEES. The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more committees consisting of one or more directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

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Any such committee, to the extent provided in the resolution of the Board of Directors creating such committee or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution or amending the Bylaws of the corporation; and, unless the resolution, these Bylaws or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

SECTION 8. MEETINGS. The newly elected directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the stockholders or, alternatively, the time and place of such meeting may be fixed by consent in writing of all the directors.

Regular meetings of the directors may be held without notice at such places and times as shall be determined from time to time by resolution of the directors.

Special meetings of the Board of Directors may be called by the President or by the Secretary of the corporation on the written request of any two directors on at least two days’ prior written notice to each director and shall be held at such place or places as may be determined by the director or as may be stated in the notice of the meeting.

Unless otherwise restricted by the Certificate of Incorporation or by these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any such committee, by means of telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 9. QUORUM. A majority of the directors shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned.

SECTION 10. COMPENSATION. Directors shall not receive any stated salary for their services as directors or as members of committees; provided, however, that, by resolution of the Board of Directors, a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity, as an officer, agent or otherwise, and receiving compensation therefor.

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SECTION 11. ACTION WITHOUT MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if prior to such action a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or committee.

ARTICLE IV

OFFICERS

SECTION 1. OFFICERS. The officers of the corporation shall be a President, a Treasurer and a Secretary, all of whom shall be elected by the Board of Directors from time to time and who shall hold office until their successors are elected and qualified. In addition, the Board of Directors may elect a Chairman, one or more Vice Presidents and one or more Assistant Secretaries and Assistant Treasurers as they may deem proper. None of the officers of the corporation need be directors. The officers shall be elected at the first meeting of the Board of Directors after each annual meeting. More than two offices may be held by the same person.

SECTION 2. RESIGNATIONS. Any officer may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the President, Secretary or Chairman of the Board of Directors of the corporation. The acceptance of a resignation shall not be necessary to make it effective.

SECTION 3. REMOVAL. Except as hereinafter provided, any officer or officers may be removed either for or without cause at any time by the Board of Directors.

SECTION 4. OTHER OFFICERS AND AGENTS. The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

SECTION 5. CHAIRMAN. The Chairman of the Board of Directors, if one is elected, shall preside at all meetings of the Board of Directors and he or she shall have and perform such other duties as from time to time may be assigned to him or her by the Board of Directors.

SECTION 6. PRESIDENT. The President shall be the chief executive officer of the corporation and shall have the general powers and duties of supervision and management usually vested in the office of President of a corporation. He or she shall preside at all meetings of the stockholders if present thereat and, in the absence or nonelection of the Chairman of the Board of Directors, at all meetings of the Board of Directors, and shall have general supervision, direction and control of the business of the corporation. Except as the Board of Directors shall authorize the execution thereof in some other manner, he or she shall execute bonds, mortgages and other contracts on behalf of the corporation and shall cause the seal to be affixed to any instrument requiring it and when so affixed the seal shall be attested by the signature of the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer.

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SECTION 7. VICE PRESIDENT. Each Vice President shall have such powers and shall perform such duties as shall be assigned to him or her by the directors.

SECTION 8. TREASURER. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the corporation. He or she shall deposit all moneys and other valuables in the name and to the credit of the corporation in such depositaries as may be designated by the Board of Directors.

The Treasurer shall disburse the funds of the corporation as may be ordered by the Board of Directors or the President, taking proper vouchers for such disbursements. He or she shall render to the President and the Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all of his or her transactions as Treasurer and of the financial condition of the corporation. If required by the Board of Directors, he or she shall give the corporation a bond for the faithful discharge of his duties in such amount and with such surety as the Board of Directors shall prescribe.

SECTION 9. SECRETARY. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors and all other notices required by law or by these Bylaws. In case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the President. He or she shall record all the proceedings of the meetings of the corporation and of the directors in a book to be kept for that purpose and shall perform such other duties as may be assigned to him or her by the directors or the President. He or she shall have the custody of the seal of the corporation and shall affix the same to all instruments requiring it, when authorized by the directors or the President, and attest the same.

SECTION 10. ASSISTANT TREASURERS AND ASSISTANT SECRETARIES. Assistant Treasurers and Assistant Secretaries, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the directors.

ARTICLE V

INDEMNIFICATION

SECTION 1. RIGHT TO INDEMNIFICATION. The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer,

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employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity, or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the corporation.

SECTION 2. PREPAYMENT OF EXPENSES. The corporation shall pay the expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts advanced if it shall ultimately be determined that the director or officer is not entitled to be indemnified. Payment of such expenses incurred by former directors and officers, or by any other employees and agents of the corporation, may be made by the corporation, subject to such terms and conditions as the General Counsel in his or her discretion deems appropriate.

SECTION 3. CLAIMS. If a claim for indemnification or payment of expenses (including attorneys’ fees) under this Article V is not paid in full within sixty days after a written claim therefor has been received by the corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

SECTION 4. NONEXCLUSIVITY OF RIGHTS. The right conferred on any person by this Article V shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 5. OTHER INDEMNIFICATION. The corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non profit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, non profit entity, or other enterprise.

SECTION 6. AMENDMENT OR REPEAL. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

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ARTICLE VI

MISCELLANEOUS

SECTION 1. UNCERTIFICATED SHARES. Shares of the corporation’s stock shall be issued in uncertificated form.

SECTION 2. TRANSFER OF SHARES. The shares of stock of the corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives. A record shall be made of each transfer and, whenever a transfer shall be made for collateral security and not absolutely, it shall be so expressed in the entry of the transfer.

SECTION 3. STOCKHOLDERS RECORD DATE. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting or more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 4. DIVIDENDS. Subject to the provisions of the Certificate of Incorporation, the Board of Directors may, out of funds legally available therefor declare dividends upon the capital stock of the corporation as and when they deem expedient. Before declaring any dividend, there may be set apart out of any funds of the corporation available for dividends such sum or sums as the directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the directors shall deem conducive to the interests of the corporation.

SECTION 5. SEAL. The corporate seal shall be circular in form and shall contain the name of the corporation, the year of its creation and the words “CORPORATE SEAL DELAWARE”. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

SECTION 6. FISCAL YEAR. The fiscal year of the corporation shall be determined by resolution of the Board of Directors.

SECTION 7. CHECKS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers or agent or agents of the corporation and in such manner as shall be determined from time to time by resolutions of the Board of Directors.

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SECTION 8. NOTICE AND WAIVER OF NOTICE. Whenever any notice is required by these Bylaws to be given, personal notice is not meant unless expressly so stated and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his address as it appears on the records of the corporation and such notice shall be deemed to have been given on the day of such mailing. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by statute.

Whenever any notice whatsoever is required to be given under the provisions of any law or under the provisions of the Certificate of Incorporation or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE VII

AMENDMENTS

These Bylaws may be altered or repealed and Bylaws may be made (i) at any annual meeting of the stockholders (or at any special meeting thereof if notice of the proposed alteration or repeal or Bylaw or Bylaws to be made is contained in the notice of such special meeting) by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote thereat or (ii) by the affirmative vote of a majority of the Board of Directors, at any regular meeting of the Board of Directors (or at any special meeting of the Board of Directors if notice of the proposed alteration or repeal or Bylaw or Bylaws to be made is contained in the notice of such special meeting) or (iii) by action of the stockholders or the Board of Directors without a meeting as permitted by the laws of the State of Delaware, the Certificate of Incorporation and these Bylaws.

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